Exhibit 10. 17

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

BUSINESS COMBINATION AGREEMENT

by and among

HARVEST HEALTH & RECREATION INC.

VERANO HOLDINGS, LLC

1204899 B.C. LTD.

and

1204599 B.C. LTD.

dated as of April 22, 2019

ARTICLE 1 DEFINITIONS		2

ARTICLE 2 THE BUSINESS COMBINATION		21

2.01	Business Combination	21
2.02	The Company Required Approvals	21
2.03	The ParentCo Required Shareholder Approvals	21
2.04	The Newco Required Shareholder Approval	22
2.05	The Harvest Required Shareholder Approval	22
2.06	The Harvest Circular	23
2.07	ParentCo Circular	24
2.08	Pre-Arrangement Transactions	25
2.09	Payment Allocation Schedule	26
2.10	Closing Deliveries	27
2.11	Escrow Shares	30
2.12	Withholding Tax	30
2.13	Exchange Ratio Adjustment	30

ARTICLE 3 THE ARRANGEMENT		31

3.01	The Arrangement	31
3.02	The Interim Order	31
3.03	The Final Order	33
3.04	Effective Date of Arrangement	33
3.05	U.S. Tax Treatment of the Arrangement	33
3.06	U.S. Securities Laws	34
3.07	Equity-Based Compensation Plans	35
3.08	ParentCo Directors and Officers	35

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		36

4.01	Organization, Qualification and Authorization of the Company	36
4.02	Organization of the Company Subsidiaries	36
4.03	Capitalization of the Companies	37
4.04	Company Subsidiaries	38
4.05	No Conflicts; Consents	38
4.06	Financial Statements	39
4.07	Undisclosed Liabilities	39
4.08	Absence of Certain Changes, Events and Conditions	39
4.09	Material Contracts	41
4.10	Title to Assets; Real Property	43
4.11	Condition and Sufficiency of Assets	44
4.12	Intellectual Property	45
4.13	Inventory	46
4.14	Accounts Receivable	46
4.15	Insurance	46
4.16	Legal Proceedings; Governmental Orders	46
4.17	Compliance With Laws; Permits	47
4.18	Environmental Matters	47
4.19	Employee Benefit Matters	48
4.20	Employment Matters	51
4.21	Taxes	52

4.22	Related Party Transactions	54
4.23	Brokers	55
4.24	Books and Records	55
4.25	Information in Harvest Circular	55
4.26	Anti-Money Laundering	55
4.27	Corrupt Practices Legislation	55
4.28	Acquisition Targets	56

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF HARVEST		64

5.01	Organization, Qualification and Authorization of Harvest	64
5.02	No Conflicts; Consents	65
5.03	Voting	65
5.04	Governmental Approvals and Consents	65
5.05	Brokers	66
5.06	Legal Proceedings; Governmental Orders	66
5.07	Tax Matters	66
5.08	Public Filings	67
5.09	Capitalization	67
5.10	Harvest Subsidiaries	68
5.11	Financial Statements	69
5.12	Undisclosed Liabilities	69
5.13	Absence of Certain Changes, Events and Conditions	69
5.14	Inventory	71
5.15	Accounts Receivable	71
5.16	Insurance	71
5.17	Compliance With Laws; Permits	72
5.18	Environmental Matters	72
5.19	Title to Assets; Real Property	73
5.20	Intellectual Property	73
5.21	Related Party Transactions	74
5.22	Books and Records	74
5.23	Anti-Money Laundering	74
5.24	Corrupt Practices Legislation	75

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PARENTCO		75

6.01	Organization and Authority of ParentCo	75
6.02	Business of ParentCo	76
6.03	Capitalization of ParentCo	76
6.04	ParentCo Shareholder Approval	77
6.05	Issuance of ParentCo Shares	77
6.06	Organization, Authorization and Capitalization of Merger Sub	77

ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF NEWCO		78

7.01	Organization and Authorization of Newco	78
7.02	Business of Newco	78
7.03	Capitalization of Newco	79

ARTICLE 8 COVENANTS AND OTHER AGREEMENTS		79

8.01	Conduct of the Company Business Prior to the Closing	79
8.02	Conduct of Harvest Business Prior to the Closing	82
8.03	Transfer of Business Permits	82
8.04	Commercial Arrangements	83
8.05	Governmental Approvals and Consents	84
8.06	Matters Relating to ParentCo and Newco	85
8.07	CSE Listing of ParentCo Shares	86
8.08	Lock-Up Agreements	86
8.09	Access to Information	86
8.10	Notice of Certain Events	86
8.11	Termination of Related Party Agreements	87
8.12	Confidentiality	88
8.13	Company Representative	88
8.14	Directors & Officers Insurance; Indemnification	89
8.15	Public Announcements	90
8.16	Employees	90
8.17	Further Assurances	91
8.18	Non-Solicitation of Employees	91
8.19	Qualified Holdco Exchange Agreements	91
8.20	Qualified Pipeline Exchange Agreements	91
8.21	Company Non-Solicitation	92
8.22	Harvest Non-Solicitation	97
8.23	Disclosure Schedules	101
8.24	Pipeline Contingent Acquisitions	101
8.25	Shareholder Approval	101
8.26	Working Capital Loan	101

ARTICLE 9 TAX MATTERS		102

9.01	Transfer Taxes	102
9.02	Termination of Existing Tax Sharing Agreements	102
9.03	Tax Indemnification By Company Arrangement Participants	102
9.04	Tax Treatment of Indemnification Payments	102
9.05	Survival	103
9.06	Overlap	103
9.07	Tax Returns	103

ARTICLE 10 CONDITIONS TO CLOSING		106

10.01	Conditions to Obligations of All Parties	106
10.02	Conditions to Obligations of Harvest	107
10.03	Conditions to Obligations of the Company	109
10.04	Conditions to Obligations of ParentCo	110
10.05	Change in Law	111

ARTICLE 11 SURVIVAL & INDEMNIFICATION		111

11.01	Survival	111
11.02	Indemnification By Company Arrangement Participants	111
11.03	Indemnification By Harvest	112
11.04	Indemnification Procedures	112
11.05	Distributions from Escrow Fund	113
11.06	Certain Limitations	114

11.07	Payments	114
11.08	Non-Recourse Parties	115
11.09	Disclaimer of Additional Representations and Warranties	115
11.10	Tax Treatment of Indemnification Payments	115
11.11	Effect of Investigation	115
11.12	Exclusive Remedies	115

ARTICLE 12 TERMINATION		116

12.01	Termination	116
12.02	Notice of Termination	118
12.03	Effect of Termination	118

ARTICLE 13 MISCELLANEOUS		118

13.01	Waiver	118
13.02	Expenses	118
13.03	Notices	118
13.04	Interpretation	119
13.05	Headings	120
13.06	Severability	120
13.07	Entire Agreement	120
13.08	Successors and Assigns	120
13.09	No Third-Party Beneficiaries	120
13.10	Amendment and Modification; Waiver	120
13.11	Severability	121
13.12	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	121
13.13	Specific Performance	121
13.14	Counterparts	121

SCHEDULES

Schedule A - Plan of Arrangement

Schedule B - Harvest Support Agreement Schedule C - Company Support Agreement

Schedule D - Harvest Arrangement Resolution

Schedule E - ParentCo Arrangement Resolution

Schedule F- Locked-Up Shareholders

Schedule G - Key Licenses

Schedule H - Acquisition Targets

Schedule I - Pipeline Contingent Acquisitions

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”), dated as of April 22, 2019, is entered into by and among Harvest Health & Recreation Inc., a British Columbia corporation (“Harvest”), 1204899 B.C. Ltd., a British Columbia corporation (“ParentCo”), 1204599 B.C. Ltd., a British Columbia corporation (“Newco”), and Verano Holdings, LLC, a Delaware limited liability company (the “Company”). Each of Harvest, ParentCo, Newco and the Company shall be referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used herein have the meanings given such terms in Article 1 or in the Section or Schedule to this Agreement cross-referenced therein.

RECITALS

WHEREAS, Harvest, through the Harvest Subsidiaries, acquires, owns and operates marijuana dispensaries, cultivation facilities and manufacturing businesses in the United States of America (the “Harvest Business”).

WHEREAS, the Company, through the Company Subsidiaries, owns and/or operates marijuana dispensaries, cultivation facilities and manufacturing businesses in the United States of America (the “Company Business”).

WHEREAS, Harvest and the Company desire to combine the Harvest Business and Company Business under a combined corporate ownership structure (the “Combination”) pursuant to which the Harvest Business and Company Business will be indirectly held by ParentCo, which has been formed for the purposes of giving effect to the transactions contemplated by this Agreement (the “Transactions”).

WHEREAS, the Parties intend that the Combination shall be consummated by the Parties and their Affiliates in accordance with and pursuant to the provisions of this Agreement and the Plan of Arrangement.

WHEREAS, the Board of Directors of Harvest (the “Harvest Board”) has unanimously: (a) determined that it is in the best interests of Harvest and the Harvest Shareholders, and has declared it advisable, for Harvest to enter into this Agreement and consummate the Transactions; (b) approved the execution and delivery of this Agreement by Harvest, and the performance by Harvest and the Harvest Subsidiaries of their respective obligations under this Agreement, the Plan of Arrangement and the Transactions; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend approval of the Transactions, including the Arrangement, by the Harvest Shareholders, in accordance with the BCBCA.

WHEREAS, the Board of Managers of the Company (the “Company Board”) has unanimously: (a) determined that it is in the best interests of the Company and the Company Unit Holders, and has declared it advisable, for the Company to enter into this Agreement and consummate the Transactions; (b) determined that the Combination is a “Reorganization” as defined in and pursuant to the Operating Agreement and requires the approval of a super-majority of the members of the Company Board as well as the requisite approval of the members of the Company; and (c) approved the execution and delivery of this Agreement by the Company, and the performance by the Company and the Company Subsidiaries of their respective obligations under this Agreement and the Transactions, in each case, in accordance with the DLLCA and the Operating Agreement.

WHEREAS, the Board of Directors of ParentCo (the “ParentCo Board”) has unanimously: (a) determined that it is in the best interests of ParentCo, and has declared it advisable, for ParentCo to enter into this Agreement and consummate the Transactions; (b) approved the execution and delivery of this Agreement by ParentCo, and the performance by ParentCo of its obligations under this Agreement, the Plan of Arrangement and the Transactions; (c) resolved, subject to the terms and conditions set forth in this Agreement and the Interim Order, to seek the approval of the Arrangement, the Transactions and the adoption of this Agreement by the Company Unit Holders and the Qualified Holdco Shareholders who would become shareholders in the Resulting Issuer as a result of the Transactions (the “Prospective Shareholders”) and recommend such approval, in each case, as applicable, in accordance with the BCBCA.

WHEREAS, the Board of Directors of Newco (the “Newco Board”) and the Newco Shareholder have unanimously: (a) determined that it is in the best interests of Newco, and has declared it advisable, for Newco to enter into this Agreement and consummate the Transactions; and (b) approved the execution and delivery of this Agreement by Newco, and the performance by Newco of its obligations under this Agreement, the Plan of Arrangement and the Transactions.

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of the Company and ParentCo to enter into this Agreement, Harvest is delivering to the Company and ParentCo a support agreement attached hereto as Schedule “B”, executed by certain Harvest Shareholders, pursuant to which such Harvest Shareholders have agreed, among other things, to vote their Harvest Shares in favour of the Harvest Arrangement Resolution and approve the Transactions.

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Harvest to enter into this Agreement, the Company is delivering to Harvest a support agreement attached hereto as Schedule “C”, executed by certain Company Unit Holders, pursuant to which such Company Unit Holders have agreed, among other things, to vote their Company Units in favour of the ParentCo Arrangement Resolution.

WHEREAS, for United States federal income tax purposes: (a) ParentCo (which, following the effective time of the ParentCo Amalgamation means the Resulting Issuer) is intended to be treated as a U.S. domestic corporation under Section 7874 of the Code; (b) the Harvest Exchange is intended to qualify as a reorganization governed by the provisions of Section 368(a) of the Code; (c) the Unit Exchange, the Qualified Holdco Exchange, the Qualified Pipeline Exchange, the Harvest Exchange and the Harvest Roll- up Exchange are intended to constitute a single integrated transaction qualifying as a tax-deferred transaction governed by the provisions of Section 351 of the Code; and (d) this Agreement is intended to constitute a “plan of reorganization” under Section 368 of the Code.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1 DEFINITIONS

The following terms have the meanings specified or referred to in this Article 1:

“280E” has the meaning set forth in Section 9.07(h).

“ACA” has the meaning set forth in Section 4.19(i).

“Acquisition Target” means a Person listed on Schedule “H” that is acquired in a Pipeline Binding Acquisition for which the definitive acquisition documents have been executed by the parties thereto on or prior to the date of this Agreement, except that the Parties agree that [***] is not an Acquisition Target.

“Acquisition Target Benefit Plan” has the meaning set forth in Section 4.28(n)(i).

“Acquisition Target Cannabis Permits” has the meaning set forth in Section 4.28(l)(ii).

“Acquisition Target Equity Interests” has the meaning set forth in Section 4.28(b).

“Acquisition Target Financial Statements” has the meaning set forth in Section 4.28(e).

“Acquisition Target Intellectual Property” has the meaning set forth in Section 4.28(j)(i).

“Acquisition Target Leased Property” has the meaning set forth in Section 4.28(i)(ii).

“Acquisition Target Leases” has the meaning set forth in Section 4.28(i)(ii).

“Acquisition Target Material Contracts” has the meaning set forth in Section 4.28(h).

“Acquisition Target Owned Real Property” has the meaning set forth in Section 4.28(i)(ii).

“Acquisition Target Real Property” has the meaning set forth in Section 4.28(i)(ii).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Actual Fraud” means an actual, knowing and intentional misrepresentation by a Person who intended that the Person claiming fraud relied on the misrepresentation to its detriment.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Threshold” has the meaning set forth in Section 11.06(a).

“Agreement” has the meaning set forth in the preamble.

“Arrangement” means the arrangement pursuant to section 288 of the BCBCA on the terms and pursuant to the conditions set forth in the Plan of Arrangement, subject to any amendments to the Plan of Arrangement made in accordance with the terms of this Agreement or made at the direction of the Court in the Final Order with the prior written consent of Harvest and the Company, each acting reasonably.

“Arrangement Consideration Shares” means the Resulting Issuer Shares to be issued by the Resulting Issuer under the Plan of Arrangement to (i) ParentCo Shareholders and Newco Shareholders pursuant to the ParentCo Amalgamation, and (ii) Harvest Shareholders pursuant to the Harvest Exchange.

“Arrangement Parties” means Harvest, ParentCo and Newco.

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations thereunder, as amended.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in any of Chicago, Illinois, Phoenix, Arizona or Vancouver, British Columbia are authorized or required by Law to be closed for business.

“Buyer Indemnitees” has the meaning set forth in Section 11.02.

“Canadian Securities Laws” means applicable Canadian provincial and territorial securities laws.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.10(a).

“Closing Date” means the date on which the Closing occurs, which date shall be two Business Days after the last of the conditions to Closing set forth in Article 10 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or such other date as Harvest and the Company may mutually agree upon in writing prior to the Closing Date, provided further that the Closing Date shall be the same date as the Effective Date.

“Closing Time” means 10:00 a.m. (Vancouver time) on the Closing Date, or such other time on the Closing Date as Harvest and the Company may agree upon in writing prior to the Closing Date.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combination” has the meaning set forth in the Recitals.

“Commercial Arrangement” has the meaning set forth in Section 8.04(a).

“commercially reasonable efforts” means efforts that are fair, moderate, equitable and suitable under the circumstances and appropriate to the end in view to be taken by a Person as promptly as practicable that would be reasonable in the circumstances for similarly situated parties, which efforts do not guarantee an outcome and do not require that Person to (a) engage in conduct that would have a materially adverse effect on such Person; (b) take illegal actions; or (c) take any action that would harm its existence or solvency.

“Companies” means the Company together with the Company Subsidiaries.

“Company” has the meaning set forth in the preamble.

“Company Acquisition Proposal” means, other than the Transactions, the Pipeline Acquisitions and any transaction among the Company and one or more of its Subsidiaries, any offer, proposal or inquiry from any Person or group of Persons, whether or not in writing and whether or not delivered to the shareholders or members, as the case may be, of the Company, after the date hereof and prior to the ParentCo Meeting relating to: (a) any acquisition or purchase, direct or indirect, of: (i) the assets of the Company and/or one or more of its Subsidiaries that, individually or in the aggregate, constitute all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or (ii) all or substantially all of any voting or equity securities or membership interests of the Company or any one or more of its Subsidiaries that, in the case of such Subsidiaries, individually or in the aggregate, contribute all or substantially all of the consolidated revenues or constitute all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole; (b) any take-over bid, tender offer or exchange offer that, if consummated, would result in such Person or group of Persons beneficially owning all or substantially all of any class of voting or equity securities or membership interests of the Company; (c) a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company and/or any of its Subsidiaries whose assets or revenues, individually or in the aggregate, constitute 100% or more of the consolidated assets or revenues, as applicable, of the Company and its Subsidiaries, taken as a whole; or (d) a public announcement or other public disclosure of an intention to do the foregoing, directly or indirectly.

“Company Anti-Money Laundering Laws” has the meaning set forth in Section 4.26.

“Company Arrangement Participant Indemnitees” has the meaning set forth in Section 11.03.

“Company Arrangement Participants” means all Company Unit Holders, Qualified Holdco Shareholders and Qualified Pipeline Equity Holders who receive Arrangement Consideration Shares pursuant to the Arrangement.

“Company Benefit Plan” has the meaning set forth in Section 4.19(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Business” has the meaning set forth in the Recitals.

“Company Cannabis Consents” means any and all consents or other requirements of any Governmental Agency or under any Company Cannabis Permit held by the Company or any Company Subsidiary or Affiliate of the Company in connection with the Company Business.

“Company Cannabis Permits” means the local and state cannabis permits issued to the Company or a Company Subsidiary, all of which are listed in Section 4.17(b) of the Company Disclosure Schedules.

“Company Change in Recommendation” has the meaning set forth in Section 12.01(f)(i).

“Company Class A Units” means the Class A common units of the Company, as established by the Operating Agreement.

“Company Class B Units” means the Class B common units of the Company, as established by the Operating Agreement.

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered by the Company concurrently with the execution and delivery of this Agreement, as may be modified, supplemented or amended in accordance with Section 8.23.

“Company Equity Instruments” has the meaning set forth in Section 4.03(d).

“Company Financial Statements” has the meaning set forth in Section 4.06.

“Company Information” has the meaning set forth in Section 2.06(c).

“Company Insurance Policies” has the meaning set forth in Section 4.15.

“Company Intellectual Property” means all Intellectual Property that is owned by the Companies.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company or a Subsidiary is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Key Employee” has the meaning set forth in Section 8.16.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Companies, taken as a whole.

“Company Proposed Agreement” has the meaning set forth in Section 8.21(e).

“Company Real Property” means the Owned Real Property and Leased Property, together with all buildings, structures and facilities located thereon.

“Company Representative” means George Archos, or any successor who is appointed by George Archos, who is designated to represent each of the Company Arrangement Participants for purposes of this Agreement, including prior to the Closing for the purposes set forth herein.

“Company Specified Representations” has the meaning set forth in Section 10.02(a).

“Company Subsidiaries” mean the Subsidiaries of the Company, but excludes in all cases any Acquisition Target and all Persons proposed to be acquired in a Pipeline Contingent Transaction.

“Company Subsidiaries Equity Interests” has the meaning set forth in Section 4.03(e).

“Company Superior Proposal” means an unsolicited bona fide Company Acquisition Proposal made by a third party to the Company or the Company Unit Holders that is communicated to the Company Board in writing prior to the ParentCo Meeting: (a) that the Company board determines in good faith (after receipt of advice from its outside legal counsel and financial advisors) is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal; (b) is not subject to any financing condition and in respect of which any required financing to complete such Company Acquisition Proposal has been demonstrated to be available to the satisfaction of the Company Board, acting in good faith (after receipt of advice from its outside legal counsel); (c) which is not subject to a due diligence and/or access condition; (d) that did not result from a breach of Section 8.21 by the Company or its Representatives; (e) is made available to the Company Unit Holders or other equity securities, as applicable, on the same terms and conditions; and (f) in respect of which the Company Board determines in good faith (after receipt of advice from its outside legal counsel and financial advisors with respect to (X) below) that (X) failure to recommend such Company Acquisition Proposal to its members or other equity holders would be inconsistent with its fiduciary duties and (Y) which would, taking into account all of the terms and conditions of such Company Acquisition Proposal, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable to the Company Unit Holders from a financial point of view than the Combination (including any adjustment to the terms and conditions of the Combination proposed by Harvest pursuant to Subsection 8.21(f) and after taking into account the impact to the Company of paying the Termination Fee).

“Company Unit Holders” means the holders of Company Units.

“Company Units” means the Company Class A Units and Company Class B Units.

“Company U.S. Merger” has the meaning set forth in Section 2.08(b)(i).

“Confidentiality Agreement” means the Confidentiality Agreement dated February 16, 2019 by and between the Company and Harvest Enterprises, Inc.

“Contingent Target” means a Person listed on Schedule “I” that is acquired in a Pipeline Contingent Acquisition for which the definitive acquisition documents have not been executed by the parties thereto on or prior to the date of this Agreement except that the Parties agree that [***] is a Contingent Target.

“Contracts” means all written contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements.

“Court” means the Supreme Court of British Columbia.

“CSA” means the Controlled Substances Act.

“CSE” means the Canadian Stock Exchange.

“D&O Indemnified Persons” has the meaning set forth in Section 8.14.

“D&O Tail Policy” has the meaning set forth in Section 8.14.

“Depositary” has the meaning ascribed thereto in the Plan of Arrangement.

“DGV” has the meaning set forth in Section 4.28(j)(iii).

“DGV Intellectual Property” has the meaning set forth in Section 4.28(j)(iii).

“Direct Claim” has the meaning set forth in Section 11.04(c).

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“Dollars” or “$” means the lawful currency of the United States.

“Effective Date” has the meaning ascribed thereto in the Plan of Arrangement.

“Effective Time of the Arrangement” has the meaning ascribed to “Effective Time” in the Plan of Arrangement.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq. (“RCRA”); the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq. (“CWA”); the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq. (“TSCA”); the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq. (“EPCRA”); the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq. (“CAA”); and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. (“OSHA”).

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Companies or any of their Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means Odyssey Trust Company, or such other escrow agent as shall be agreed to between Harvest and the Company, acting reasonably.

“Escrow Agreement” means the escrow agreement which satisfies the requirements of Section 2.02 of IRS Revenue Procedure 84-42, to be entered into among ParentCo, the Company Representative, the Qualified Holdco Shareholders and the Escrow Agent at or prior to the Closing Time, in form and substance agreed upon by all such parties, acting reasonably, pursuant to which the Escrow Shares shall be held by the Escrow Agent until released as contemplated herein and therein.

“Escrow Shares” means, collectively, 10% of the aggregate number of Resulting Issuer Subordinate Voting Shares and 10% of the aggregate number of Resulting Issuer Multiple Voting Shares to be issued by the Resulting Issuer under the Arrangement pursuant to the ParentCo Amalgamation to former Participating Company Unit Holders and former Qualified Holdco Shareholders in exchange for their ParentCo Shares.

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, in a form acceptable to Harvest and ParentCo, each acting reasonably, approving the Arrangement, as such order may be amended by the Court with the consent of Harvest and ParentCo, each acting reasonably, any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal, provided that any such amendment is acceptable to Harvest and ParentCo, each acting reasonably, and complies with the restrictions on amendment set forth in Section 13.10.

“Governmental Authority” means any federal, state, provincial, local or foreign government or political subdivision thereof, or any agency, or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi- governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Government Contracts” has the meaning set forth in Section 4.09(a)(x).

“Harvest” has the meaning set forth in the preamble.

“Harvest Acquisition Proposal” means, other than the Transactions and other than any transaction among Harvest and one or more of its Subsidiaries, any offer, proposal or inquiry from any Person or group of Persons, whether or not in writing and whether or not delivered to the Harvest Shareholders, after the date hereof and prior to the Harvest Meeting relating to: (a) any transaction or agreement that could reasonably be expected to materially impede or delay the consummation of the Transactions; or (b) a public announcement or other public disclosure of an intention to do the foregoing, directly or indirectly.

“Harvest Anti-Money Laundering Laws” has the meaning set forth in Section 5.23.

“Harvest Arrangement Resolution” means a special resolution of the Harvest Shareholders in respect of the Arrangement to be considered at the Harvest Meeting, in substantially the form of Schedule “D” hereto.

“Harvest Board” has the meaning set forth in the Recitals.

“Harvest Business” has the meaning set forth in the Recitals.

“Harvest Cannabis Permits” means the local and state cannabis permits issued to Harvest, the Harvest Subsidiaries, or another Person, which are required to conduct the Harvest Business as of the date of this Agreement, all of which are listed in Section 5.17(b) of the Harvest Disclosure Schedules.

“Harvest Change in Recommendation” has the meaning set forth in Section 12.01(g)(i).

“Harvest Circular” means the notice of the Harvest Meeting to be sent to Harvest Shareholders, and the accompanying management information circular to be prepared in connection with the Harvest Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement.

“Harvest Companies” mean Harvest together with its Subsidiaries.

“Harvest Disclosure Documents” has the meaning set forth in Section 5.08.

“Harvest Disclosure Schedules” means the disclosure schedules to this Agreement delivered by Harvest concurrently with the execution and delivery of this Agreement, as may be modified, supplemented or amended in accordance with Section 8.23.

“Harvest Dissent Rights” means any rights of dissent exercisable by the Harvest Shareholders pursuant to Section 238 of the BCBCA in respect of the Harvest Arrangement Resolution.

“Harvest Equity Incentive Plan” means the Harvest Health & Recreation, Inc. 2018 Stock and Incentive Plan approved by the Harvest Shareholders on November 13, 2018.

“Harvest Equity Incentive Plan Resolution” means an ordinary resolution of the Harvest Shareholders to approve the Resulting Issuer Equity Incentive Plan.

“Harvest Exchange” means the exchange by Harvest Shareholders of their Harvest Shares for Resulting Issuer Shares pursuant to the Plan of Arrangement.

“Harvest Financial Statements” has the meaning set forth in Section 5.11.

“Harvest Information” has the meaning set forth in Section 2.06(c).

“Harvest Insurance Policies” has the meaning set forth in Section 5.16.

“Harvest Intellectual Property” means all Intellectual Property that is owned by Harvest and the Harvest Subsidiaries.

“Harvest IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which Harvest and/or the Harvest Subsidiaries are a party, beneficiary or otherwise bound.

“Harvest IP Registrations” means all Harvest Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Harvest Letters of Transmittal” means the letter of transmittal in a form to be agreed to by the Parties, to be delivered to each of the Harvest Shareholders in connection with the Harvest Meeting.

“Harvest Lock-Up Agreements” has the meaning set forth in Section 8.08(b).

“Harvest Material Adverse Effect” means a Material Adverse Effect with respect to Harvest and the Harvest Subsidiaries, taken as a whole.

“Harvest Meeting” means the meeting of Harvest Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed advisable approve, the Harvest Arrangement Resolution and the Harvest Equity Incentive Plan Resolution.

“Harvest Multiple Voting Shares” means the shares in the capital of Harvest designated as Multiple Voting Shares.

“Harvest Optionholders” means the holders of Harvest Options.

“Harvest Options” means the options to purchase Harvest Subordinate Voting Shares awarded under the Harvest Equity Incentive Plan.

“Harvest Proposed Agreement” has the meaning set forth in Section 8.22(e).

“Harvest Public Reports” means all documents filed by or on behalf of Harvest on SEDAR as at the date of this Agreement.

“Harvest Real Property” means the real property owned or leased by Harvest as at the date of this Agreement, together with all buildings, structures and facilities located thereon.

“Harvest Required Shareholder Approval” has the meaning set forth in Section 3.02(c).

“Harvest Roll-up Entity” means a Person that: (i) carries on a business that is related to or ancillary to the Harvest Business; and (ii) is acquired by Harvest or a Harvest Subsidiary, or in respect of which a definitive acquisition agreement is entered into by Harvest or a Harvest Subsidiary, prior to the Effective Date.

“Harvest Roll-up Entity Interests” means shares or equity ownership interests in any Harvest Roll-up Entity.

“Harvest Roll-up Exchange” means the exchange of Harvest Roll-up Entity Interests for Harvest Shares or ParentCo Shares in conjunction with the Closing.

“Harvest Shareholders” means the holders of Harvest Shares.

“Harvest Shares” means the Harvest Super Voting Shares, the Harvest Multiple Voting Shares and the Harvest Subordinate Voting Shares.

“Harvest Specified Representations” has the meaning set forth in Section 10.03(a).

“Harvest Subordinate Voting Shares” means the shares in the capital of Harvest designated as Subordinate Voting Shares.

“Harvest Subsidiaries Equity Interests” has the meaning set forth in Section 5.10(d).

“Harvest Subsidiary” has the meaning set forth in Section 5.10(a).

“Harvest Super Voting Shares” means the shares in the capital of Harvest designated as Super Voting Shares.

“Harvest Superior Proposal” means an unsolicited bona fide Harvest Acquisition Proposal made by a third party to Harvest or to the Harvest Shareholders that is communicated to the Harvest Board in writing prior to the Harvest Meeting: (a) that is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal; (b) is not subject to any financing condition and in respect of which any required financing to complete such Harvest Acquisition Proposal has been demonstrated to be available to the satisfaction of the Harvest Board, acting in good faith (after receipt of advice from its outside legal counsel); (c) which is not subject to a due diligence and/or access condition; (d) that did not result from a breach of Section 8.22 by Harvest or its Representatives; and (e) in respect of which the Harvest Board determines in good faith (after receipt of advice from its outside legal counsel with respect to (X) below) that (X) failure to recommend such Harvest Acquisition Proposal to the Harvest Shareholders or other equity holders would be inconsistent with its fiduciary duties and (Y) which would, taking into account all of the terms and conditions of such Harvest Acquisition Proposal, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable to the Harvest Shareholders from a financial point of view than the Combination (including any adjustment to the terms and conditions of the Combination proposed by the Company pursuant to Subsection 8.22(f) and after taking into account the impact to Harvest of paying the Termination Fee).

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is defined under Environmental Law as hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Approval” has the meaning set forth in Section 8.05(c).

“IFRS” means International Financial Reporting Standards in effect as of the applicable date of determination.

“Income Tax Return” means a Tax Return (including, without limitation, IRS Form 1065) filed or required to be filed in connection with the determination, assessment or collection of any Income Tax of any Person or the administration of any Laws or administrative requirements relating to any Income Tax.

“Income Taxes” means Taxes (a) imposed on, or with reference to, net income or gross receipts, or (b) imposed on, or with reference to, multiple bases including net income or gross receipts.

“Indemnified Party” has the meaning set forth in Section 11.04.

“Indemnifying Party” has the meaning set forth in Section 11.04.

“Initial ParentCo Shares” has the meaning set forth in Section 6.03(a)(ii).

“Initial ParentCo Shareholder” means George P. Archos.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models).

“Intended U.S. Tax Treatment” has the meaning set forth in Section 3.05.

“Interim Order” means the interim order of the Court contemplated by Section 3.02 and made pursuant to Section 291 of the BCBCA providing for, among other things, the calling and holding of the Harvest Meeting and ParentCo Meeting, and the obtaining of the Harvest Required Shareholder Approval and ParentCo Required Shareholder Approval, as the same may be amended by the Court with the consent of Harvest and the Company, each acting reasonably, provided that any such amendment complies with the restrictions on amendment set forth in Section 13.10.

“IRS” means the United States Internal Revenue Service.

“Key Licenses” means the Company Cannabis Permits held by the Companies set forth in Schedule “G” hereto.

“Knowledge of Harvest” or “Harvest’s Knowledge”, or any other similar knowledge qualification related to any Harvest Companies, means the actual knowledge of Jason Vedadi and Steve White after due inquiry.

“Knowledge of the Company” or the “Company’s Knowledge”, or any other similar knowledge qualification related to any Companies, means the actual knowledge of George Archos, Sam Dorf and Darren Weiss after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority applicable to a Party, including its business and operations, except for any federal statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, or other rule of law related to the federal illegality of cannabis, including, but not limited to, the manufacture, sale, and/or distribution of cannabis or cannabis infused products or financial, banking or other services related thereto.

“Leased Property” has the meaning set forth in Section 4.10(b).

“Leases” has the meaning set forth in Section 4.10(b).

“Liability” means any liability, obligation or commitment of any nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lock-Up Agreements” means the lock-up agreements in form and substance agreed upon by the Company and Harvest, acting reasonably, between the Resulting Issuer and the Locked-Up Shareholders setting forth the terms and conditions upon which they have agreed, among other things, to certain transfer restrictions on their Resulting Issuer Shares issued in the Arrangement.

“Locked-Up Shareholders” means certain Company Arrangement Participants as specified in Schedule “F” hereto, who have entered into the Lock-Up Agreements.

“Locked-Up Shares” has the meaning set forth in Section 8.08.

“Losses” means losses, damages, liabilities, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include indirect or punitive damages, except in the case of Actual Fraud or to the extent actually awarded to a Governmental Authority or other third-party.

“Material Adverse Effect” means for any Party, any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of such Party and its Subsidiaries, taken as a whole, or (b) the ability of such Party to consummate the Transactions to which it is a party on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) any changes in financial or securities markets in general; (iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) any action required or permitted by this Agreement; (v) any changes in applicable Laws or accounting rules, including IFRS, and Laws governing the ownership, transfer, and/or management of Permits, the Harvest Business or the Company Business; (vi) the public announcement, pendency or completion of the Transactions; (vii) Harvest or a Harvest Subsidiary completing the acquisition of one or more Permits and its failure or inability to divest, transfer, or otherwise dispose of such Permit prior to the Closing Date which has the effect of requiring, whether by Law or Contract, any of the Companies to divest, transfer, or otherwise dispose of any Company Cannabis Permit(s); (viii) Harvest or a Harvest Subsidiary completing the acquisition of any Permits and its failure or inability to divest, transfer or otherwise dispose of such Permit prior to the Closing Date which materially impedes the ability of the Company to transfer any Company Cannabis Permit or enter into a Commercial Arrangement with respect to any Company Cannabis Permit including, any Key License; (ix) the public announcement, pendency or completion of the Transactions or (x) any matter disclosed in any of the Company Disclosure Schedules, or the Harvest Disclosures Schedules; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iii) above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent (and only to the extent) that such event, occurrence, fact, condition or change has a disproportionate effect on such Party and its Subsidiaries, taken as a whole.

“Material Contract” has the meaning set forth in Section 4.09(a).

“Merger Sub” means the Delaware limited liability company to be formed by ParentCo as contemplated by Section 2.08(a).

“Merger Sub Units” has the meaning set forth in Section 6.06(f).

“Meeting Deadline” means July 31, 2019.

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special

Transactions.

“MVS Conversion Ratio” means the “Conversion Ratio” as defined in the rights and restrictions attached to the Harvest Multiple Voting Shares in Harvest’s articles and notice of articles, as such Conversion Ratio may be adjusted from time to time in accordance with the rights and restrictions attached to the Harvest Multiple Voting Shares, which Conversion Ratio at the date hereof is equal to 100.

“MVS Exchange Ratio” means the quotient (rounded to six decimal places) obtained when (a) the SVS Exchange Ratio, is divided by (b) the MVS Conversion Ratio, as such MVS Exchange Ratio may be adjusted in accordance with Section 2.13.

“Newco” has the meaning set forth in the preamble.

“Newco Arrangement Resolution” means a special resolution of the Newco Shareholder approving the Arrangement.

“Newco Board” has the meaning set forth in the Recitals.

“Newco Permitted Activities” has the meaning set forth in Section 7.02(a)(i).

“Newco Share” has the meaning set forth in Section 7.03(b).

“Newco Shareholder” means Jason Vedadi.

“Non-Key Licenses” has the meaning set forth in Section 8.03(c).

“Non-Recourse Party” has the meaning set forth in Section 11.08.

“Off-the-Shelf Software” means license, subscription, and/or other services agreements relating to the license and/or use of software, software-as-a-service and/or other cloud computing services and/or IT hardware generally publicly available for an annual or one-time license fee of no more than $[***] in the aggregate.

“Operating Agreement” means the Limited Liability Operating Agreement of the Company dated as of August 16, 2018.

“Owned Real Property” has the meaning set forth in Section 4.10(b).

“Outside Date” means June 30, 2020.

“ParentCo” has the meaning set forth in the preamble, provided that following the effective time of the ParentCo Amalgamation pursuant to the Plan of Arrangement, “ParentCo” shall mean the Resulting Issuer.

“ParentCo Amalgamation” has the meaning ascribed thereto in the Plan of Arrangement.

“ParentCo Arrangement Resolution” means a special resolution of the ParentCo Shareholders in respect of the Arrangement to be considered at the ParentCo Meeting, in substantially the form of Schedule “E” hereto.

“ParentCo Articles Amendment” has the meaning set forth in Section 2.07(e).

“ParentCo Board” has the meaning in the Recitals.

“ParentCo Circular” means the notice of the ParentCo Meeting to be sent to Prospective Shareholders, and the accompanying information circular to be prepared in connection with the ParentCo Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement.

“ParentCo Common Shares” means the shares in the capital of ParentCo designated as Common Shares.

“ParentCo Dissent Rights” has the meaning set forth in Section 2.03(b)(iii).

“ParentCo Equity Incentive Plan Resolution” means an ordinary resolution of the ParentCo Shareholders to approve the Resulting Issuer Equity Incentive Plan.

“ParentCo Letters of Transmittal” means the letter of transmittal in a form to be agreed to by the Parties, to be delivered to each of the ParentCo Shareholders in connection with the ParentCo Meeting.

“ParentCo Meeting” means the meeting of the Initial ParentCo Shareholder and the Prospective Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed advisable approve, the ParentCo Arrangement Resolution and the ParentCo Equity Incentive Plan Resolution.

“ParentCo Multiple Voting Shares” means the shares in the capital of ParentCo designated as Multiple Voting Shares, which ParentCo Multiple Voting Shares shall have substantially the same rights and restrictions as the Harvest Multiple Voting Shares.

“ParentCo Permitted Activities” has the meaning set forth in Section 6.02(a)(i).

“ParentCo Required Shareholder Approval” has the meaning set forth in Section 3.02(g).

“ParentCo Shareholders” means the holders of ParentCo Shares.

“ParentCo Shares” means the shares in the capital of ParentCo, consisting of the ParentCo Common Shares and, following the ParentCo Articles Amendment, the ParentCo Subordinate Voting Shares, the ParentCo Multiple Voting Shares and the ParentCo Super Voting Shares.

“ParentCo Subordinate Voting Shares” means the shares in the capital of ParentCo designated as Subordinate Voting Shares, which ParentCo Subordinate Voting Shares shall have substantially the same rights and restrictions as the Harvest Subordinate Voting Shares.

“ParentCo Super Voting Shares” means the shares in the capital of ParentCo designated as Super Voting Shares, which ParentCo Super Voting Shares shall have substantially the same rights and restrictions as the Harvest Super Voting Shares.

“Participating Company Unit Holders” means Company Unit Holders other than (i) any Company Unit Holder that exercises ParentCo Dissent Rights, and (ii) any Qualified Holdco.

“Partnership Tax Audit Rules” means Code Sections 6221 through 6241, as amended by the U.S. Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax Laws.

“Party” and “Parties” have the meanings set forth in the preamble.

“Payment Allocation Schedule” has the meaning set forth in Section 2.09.

“Per Share Value” has the meaning set forth in Section 11.06(b).

“Permits” means, with respect to a Person, all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities for the operation of that Person’s business, and includes (a) with respect to the Companies, the Company Cannabis Permits, and (b) with respect to Harvest and the Harvest Subsidiaries, the Harvest Cannabis Permits.

“Permitted Encumbrances” has the meaning set forth in Section 4.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pipeline Acquisitions” means the Pipeline Binding Acquisitions and the Pipeline Contingent Acquisitions.

“Pipeline Binding Acquisitions” means the acquisitions of the Acquisition Targets.

“Pipeline Contingent Acquisitions” means the acquisitions of the Contingent Targets.

“Plan of Arrangement” means the Plan of Arrangement of Harvest, ParentCo and Newco, substantially in the form of Schedule A hereto, and includes any amendments or variations thereto made in accordance with the Plan of Arrangement or upon the direction of the Court in the Final Order with the consent of Harvest and ParentCo, each acting reasonably.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Companies for any Post-Closing Tax Period.

“Pre-Arrangement Transactions” has the meaning set forth in Section 2.08.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Companies for any Pre-Closing Tax Period.

“Prospective Shareholders” has the meaning in the Recitals.

“Qualified Holdco” means a corporation or limited liability company (i) that is organized under the laws of a State of the United States, (ii) a majority of the shares or interests in which are owned by Persons who are residents of a country other than the United States for U.S. Income Tax purposes, (iii) that owns Company Units, (iv) that owns no other property or assets other than Company Units and cash, (v) that has not exercised or purported to exercise, and does not exercise or purport to exercise, any ParentCo Dissent Rights in respect of its Company Units, (vi) that notifies the Company in writing, not more than ten (10) Business Days and not less than five (5) Business Days prior to the Closing Date (or within such other period or in such manner as the Company and Harvest may agree), that it elects to participate in the Qualified Holdco Exchange rather than having its Company Units exchanged for ParentCo Shares pursuant to the Unit Exchange, and (vii) in which all of the holders of shares or equity ownership interests have entered into a Qualified Holdco Exchange Agreement with ParentCo in accordance with Section 8.19 with respect to the exchange of their Qualified Holdco Shares with ParentCo; provided that ParentCo may waive the requirement in clause (vi) with respect to any corporation or limited liability company that has no shareholder or member that together with any Person that does not deal at arm’s length for purposes of the Tax Act with such shareholder or member, holds 10% or more of the Company Units.

“Qualified Holdco Exchange” means the exchange contemplated by Section 2.08(c) pursuant to which the Qualified Holdco Shareholders exchange all of their Qualified Holdco Shares for ParentCo Shares in accordance with the terms and conditions of a Qualified Holdco Exchange Agreement.

“Qualified Holdco Exchange Agreement” has the meaning set forth in Section 8.19.

“Qualified Holdco Exchange Shares” means the ParentCo Subordinate Voting Shares and/or the ParentCo Multiple Voting Shares, as applicable, to be issued by ParentCo to Qualified Holdco Shareholders pursuant to the Qualified Holdco Exchange.

“Qualified Holdco Shareholder” means, with respect to a Qualified Holdco, a holder of Qualified Holdco Shares.

“Qualified Holdco Shares” means, with respect to a Qualified Holdco, shares or equity ownership interests in such Qualified Holdco.

“Qualified Pipeline Entities” means the Acquisition Targets and the Contingent Targets.

“Qualified Pipeline Equity Holder” means, with respect to a Qualified Pipeline Entity, a Person (other than the Company or any Company Subsidiary) that is a holder of Qualified Pipeline Interests in such Qualified Pipeline Entity.

“Qualified Pipeline Exchange” means the exchange contemplated by Section 2.08(d) pursuant to which the Qualified Pipeline Equity Holders exchange all of their Qualified Pipeline Interests for ParentCo Shares in accordance with the terms and conditions of a Qualified Pipeline Exchange Agreement.

“Qualified Pipeline Exchange Agreement” has the meaning set forth in Section 8.20.

“Qualified Pipeline Exchange Shares” means the ParentCo Subordinate Voting Shares and/or the ParentCo Multiple Voting Shares, as applicable, to be issued by ParentCo to Qualified Pipeline Equity Holders pursuant to the Qualified Pipeline Exchange Agreements.

“Qualified Pipeline Exchange Shares Amount” has the meaning set forth in Section 8.20(b).

“Qualified Pipeline Interests” means, with respect to a Qualified Pipeline Entity, shares or equity ownership interests in such Qualified Pipeline Entity.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Replacement Compensation Option” has the meaning set forth in the Plan of Arrangement.

“Replacement Option” has the meaning set forth in the Plan of Arrangement.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person, in each case, that have been duly authorized by such Person.

“Required Regulatory Approvals” means: HSR Approval; the approval of the Arrangement and Plan of Arrangement by the Court; the filing with the securities regulators in Canada and with the CSE of the Harvest Circular, including any applicable filings thereof with the SEC; the application for, and approval of, the listing on the CSE of the Resulting Issuer Subordinate Voting Shares to be issued under the Arrangement; and any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would have a Harvest Material Adverse Effect; and the Restricted Security Relief.

“Restricted Security Relief” means an exemptive relief order issued by the applicable securities regulators in Canada to permit the distribution of Resulting Issuer Subordinate Voting Shares and related subject securities on the same basis as is currently permitted by Harvest (under a prospectus or under an exemption from the prospectus requirement), being as if the Resulting Issuer had completed a “restricted security reorganization” under National Instrument 41-101 – General Prospectus Requirements and a restricted share “reorganization” under Ontario Securities Commission Rule 56-501 – Restricted Shares.

“Resulting Issuer” has the meaning ascribed thereto in the Plan of the Arrangement.

“Resulting Issuer Equity Incentive Plan” means the equity incentive plan of the Resulting Issuer, which shall be in a form to be agreed upon between Harvest and the Company, each acting reasonably, and acceptable to the CSE.

“Resulting Issuer Multiple Voting Shares” means the shares in the capital of the Resulting Issuer designated as Multiple Voting Shares, which shares shall have substantially the same rights and restrictions as the Harvest Multiple Voting Shares immediately prior to the Effective Time.

“Resulting Issuer Shares” means the shares in the capital of the Resulting Issuer, consisting of the Resulting Issuer Subordinate Voting Shares, the Resulting Issuer Multiple Voting Shares and the Resulting Issuer Super Voting Shares.

“Resulting Issuer Subordinate Voting Shares” means the shares in the capital of the Resulting Issuer designated as Subordinate Voting Shares, which shares shall have substantially the same rights and restrictions as the Harvest Subordinate Voting Shares immediately prior to the Effective Time.

“Resulting Issuer Super Voting Shares” means the shares in the capital of the Resulting Issuer designated as Super Voting Shares, which shares shall have substantially the same rights and restrictions as the Harvest Super Voting Shares immediately prior to the Effective Time.

“Section 3(a)(10) Exemption “ has the meaning set forth in Section 3.06(a).

“SEC” means the United States Securities and Exchange Commission.

“SEDAR” means www.sedar.com, which is the official website that provides access to public securities documents and information filed by public companies and investment funds as maintained by the Canadian Securities Administrators in the SEDAR filing system.

“Settlement Accountants” has the meaning set forth in Section 9.07(a).

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended, 15 U.S.C. §§ 1 et seq.

“Straddle Period” has the meaning set forth in Section 9.08(a).

“Subsidiary” or “Subsidiaries” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“SVS Exchange Ratio” means 4.7536, as such SVS Exchange Ratio may be adjusted in accordance with Section 2.11.

“Tax” or “Taxes” shall mean, without duplication, any (i) national, state, provincial, municipal and local income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, goods or services, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, levies, profits, real property, personal property, capital stock, social security (or similar), employment, unemployment, disability, payroll, license, employee or other withholding, unclaimed property or escheat, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of any tax sharing, allocation or indemnity agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by agreement or otherwise and (iii) any Taxes as a result of amounts required to be included in income (A) under Section 951 of the Code in respect of “subpart F income” (as defined in Section 952 of the Code), (B) under Section 951A of the Code in respect of “global intangible low taxed income,” in each case, for the taxable period in which the Closing occurs and that is attributable, based on an interim closing of the books at Closing, to the Pre- Closing Tax Period (including, for clarity, any increase in subpart F income pursuant to Section 965 of the Code), and (C) under Section 965(h) of the Code.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended.

“Termination Fee” means $100,000,000.

“Third-Party Claim” has the meaning set forth in Section 11.04(a).

“Transactions” has the meaning set forth in the Recitals.

“Transaction Documents” means this Agreement, the Plan of Arrangement, the Escrow Agreement, the Lock-Up Agreements, the Harvest Letters of Transmittal, the ParentCo Letters of Transmittal, the Qualified Holdco Exchange Agreements, the Qualified Pipeline Exchange Agreements, the Harvest Circular, the ParentCo Circular, the U.S. Merger Agreement and the other documents and agreements to be executed and delivered by a Party hereto at the Closing as contemplated hereby and thereby.

“Transfer Consent” has the meaning set forth in Section 8.03(a).

“Union” has the meaning set forth in Section 4.20(b).

“Unit Exchange” means the exchange by Company Unit Holders of their Company Units for ParentCo Shares pursuant to the Company U.S. Merger as contemplated by Section 2.08(b).

“Unit Exchange Shares” means the ParentCo Subordinate Voting Shares and/or the ParentCo Multiple Voting Shares, as applicable, to be issued by ParentCo to Company Unit Holders (other than any Qualified Holdco) pursuant to the Unit Exchange.

“Unit Holder Voting Instructions” has the meaning set forth in Section 2.03(b)(i).

“U.S. Merger Agreement” has the meaning set forth in Section 2.08(b).

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“U.S. Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“WARN Act” has the meaning set forth in Section 4.20(d).

“Working Capital Loan” has the meaning set forth in Section 8.26.

“[***] Warrant” means the Warrant to Purchase Membership Interests dated January 4, 2019, granting [***] the right to purchase up to [***] Company Class B Units.

ARTICLE 2

THE BUSINESS COMBINATION

2.01	Business Combination

The Parties agree that the Combination will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

2.02	The Company Required Approvals

(a)	As of the date hereof, the Company has obtained the approval of a super-majority of the Company Board in accordance with the Operating Agreement and DLLCA for the execution and delivery of this Agreement by the Company and the performance by the Company its obligations under this Agreement and the Transaction and recommended to the members of the Company to approve the Transactions, including the Company Merger.

(b)	In accordance with the Operating Agreement and the DLLCA, the Company Board will obtain the required Company Unit Holder approval for the Transactions and the Company U.S. Merger by written consent pursuant to the requirements of the Operating Agreement and DLLCA.

2.03	The ParentCo Required Shareholder Approvals

(a)	Subject to the terms of this Agreement and the Interim Order, ParentCo shall convene and conduct the ParentCo Meeting in accordance with its governing documents, applicable Laws and the Interim Order, such ParentCo Meeting to be held no later than the Meeting Deadline.

(b)	Prior to holding the ParentCo Meeting, ParentCo, the Initial ParentCo Shareholder and the Company shall provide the ParentCo Circular to the Prospective Shareholders, pursuant to which:

(i)	the Company will provide Prospective Shareholders with voting proxies asking them to indicate whether or not they approve of (i) the ParentCo Arrangement Resolution, and (ii) the ParentCo Equity Incentive Plan Resolution (collectively, the “Unit Holder Voting Instructions”);

(ii)	the Initial ParentCo Shareholder shall agree to vote its ParentCo Shares with respect to the approval of the ParentCo Arrangement Resolution and the ParentCo Equity Incentive Plan Resolution as directed by the Company, in accordance with the Unit Holder Voting Instructions received by the Company from the Company Unit Holders and in proportion to their ownership of Company Units; and

(iii)	ParentCo agrees to give dissent rights (the “ParentCo Dissent Rights”) to Prospective Shareholders, which ParentCo Dissent Rights shall be substantially similar to dissent rights under Section 238 of the BCBCA.

(c)	In accordance with the ParentCo Circular, the Company shall use its commercially reasonable efforts to obtain sufficient Unit Holder Voting Instructions in favor of the ParentCo Arrangement Resolution and ParentCo Equity Incentive Plan Resolution, and shall take all other action reasonably necessary or advisable, to secure the ParentCo Required Shareholder Approval.

(d)	The Company shall advise Harvest as Harvest may reasonably request, and at least on a daily basis on each of the last seven (7) Business Days prior to the date of the ParentCo Meeting, as to the aggregate tally of the Unit Holder Voting Instructions received by the Company in respect of the ParentCo Arrangement Resolution and ParentCo Equity Incentive Plan Resolution.

(e)	ParentCo will promptly advise Harvest and the Company of any written notice of dissent or purported exercise of ParentCo Dissent Rights received in relation to the ParentCo Arrangement Resolution, and provide Harvest and the Company with copies of any written communications received by ParentCo from or on behalf of any Person pertaining to the exercise, purported exercise or withdrawal of ParentCo Dissent Rights.

2.04	The Newco Required Shareholder Approval

The Newco Arrangement Resolution has been approved by the Newco Shareholder and has not been, and will not be, rescinded.

2.05	The Harvest Required Shareholder Approval

(a)	Subject to the terms of this Agreement and the Interim Order, Harvest shall convene and conduct the Harvest Meeting in accordance with its governing documents, applicable Laws and the Interim Order, such Harvest Meeting to be held no later than the Meeting Deadline. Harvest shall use its commercially reasonable efforts to obtain the Harvest Required Shareholder Approval at the Harvest Meeting, including voting any proxy obtained by it from Harvest Shareholders in favor of the Harvest Arrangement Resolution and the Harvest Equity Incentive Plan Resolution, and shall take all other action reasonably necessary or advisable to secure the Harvest Required Shareholder Approval.

(b)	Harvest shall give notice to the Company of the Harvest Meeting and allow Company Representatives to attend the Harvest Meeting.

(c)	Harvest will instruct its transfer agent and registrar to advise the Company as the Company may reasonably request, and at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Harvest Meeting, as to the aggregate tally of the proxies received by Harvest in respect of the Harvest Arrangement Resolution and the Harvest Equity Incentive Plan Resolution.

(d)	Harvest will promptly provide the Company with any reports that Harvest receives from any proxy advisory services firms in respect of the Arrangement or the Harvest Meeting.

(e)	Harvest will promptly advise ParentCo and the Company of any written notice of dissent or purported exercise of Harvest Dissent Rights received in relation to the Harvest Arrangement Resolution, and provide ParentCo and the Company with copies of any written communications received by Harvest from or on behalf of any Person pertaining to the exercise, purported exercise or withdrawal of Harvest Dissent Rights.

2.06	The Harvest Circular

(a)	Subject to the Company providing Harvest with the Company Information in accordance with Section 2.06(c), Harvest shall, in consultation with the Company, promptly prepare and complete the Harvest Circular together with any other documents required by applicable Law in connection with the Harvest Meeting and the Arrangement, and Harvest shall, promptly after obtaining the Interim Order, cause the Harvest Circular and such other documents to be filed and sent to each Harvest Shareholder and other Person as required by the Interim Order and applicable Law.

(b)	Subject to compliance by the Company with Section 2.06(c), Harvest shall ensure that the Harvest Circular complies in all material respects with all applicable Laws, and, without limiting the generality of the foregoing, that the Harvest Circular will not, at the time of mailing, contain any misrepresentation (other than with respect to any information furnished by the Company or its Affiliates) and shall provide Harvest Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Harvest Meeting, subject to compliance by the Company with Section 2.06(c). Subject to the terms of this Agreement, the Harvest Circular will include the unanimous recommendation of the Harvest Board that Harvest Shareholders vote in favor of the Harvest Arrangement Resolution (unless such recommendation has been withdrawn, modified or amended, in accordance with the terms of this Agreement). The Company and its legal counsel shall be given a reasonable opportunity to review and comment on drafts of the Harvest Circular and other documents related thereto, and reasonable consideration shall be given to any comments made by the Company and its legal counsel, provided that all information relating solely to the Companies and their Affiliates included in the Harvest Circular shall be in form and content satisfactory to the Company, acting reasonably. Harvest shall provide the Company with a final copy of the Harvest Circular prior to mailing to the Harvest Shareholders.

(c)	The Company shall use commercially reasonable efforts to obtain and furnish to Harvest the information and financial statements with respect to the Companies required to be included under Canadian Securities Law in the Harvest Circular, including, if required, the audited financial statements consisting of the combined balance sheets of the Company at December 31, 2018 and the related combined statements of income and retained earnings, members’ equity and cash flow of the Company for the year then ended, including the notes thereto and the unaudited financial statements of the Company for any quarterly period thereafter as may be required under applicable Canadian Securities Laws (the “Company Information”). The Company warrants that as of the date the Company Information is first provided to Harvest and as of the date of the Harvest Circular, the Company Information shall be complete and correct in all material respects, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and shall comply in all material respects with all applicable Canadian Securities Laws. The Company shall promptly correct any Company Information previously provided by it to Harvest for use in the Harvest Circular which to the Company’s Knowledge has become false or misleading in any material respect at any time prior to the Harvest Meeting. The Company shall also use commercially reasonable efforts to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Harvest Circular or other related filings and to the identification in such filings of each such advisor.

2.07	ParentCo Circular

(a)	Subject to Harvest providing ParentCo with the Harvest Information in accordance with Section 2.07(c), ParentCo shall, in consultation with Harvest, promptly prepare and complete the ParentCo Circular together with any other documents required by applicable Law in connection with the ParentCo Meeting and the Arrangement, and ParentCo shall, promptly after obtaining the Interim Order, cause the ParentCo Circular and such other documents to be filed and sent to each Prospective Shareholder and other Person as required by the Interim Order and applicable Law.

(b)	Subject to compliance by Harvest with Section 2.07(c), ParentCo shall ensure that the ParentCo Circular complies in all material respects with all applicable Laws, and, without limiting the generality of the foregoing, that the ParentCo Circular will not, at the time of mailing, contain any misrepresentation (other than with respect to any information furnished by Harvest or its Affiliates) and shall provide ParentCo Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the ParentCo Meeting, subject to compliance by Harvest with Section 2.07(c). Subject to the terms of this Agreement, the ParentCo Circular will include the unanimous recommendation of the ParentCo Board that ParentCo Shareholders vote in favor of the ParentCo Arrangement Resolution (unless such recommendation has been withdrawn, modified or amended, in accordance with the terms of this Agreement). Harvest and its legal counsel shall be given a reasonable opportunity to review and comment on drafts of the ParentCo Circular and other documents related thereto, and reasonable consideration shall be given to any comments made by Harvest and its legal counsel, provided that all information relating solely to the Harvest Companies and their Affiliates included in the ParentCo Circular shall be in form and content satisfactory to Harvest, acting reasonably. ParentCo shall provide Harvest with a final copy of the ParentCo Circular prior to mailing to the ParentCo Shareholders.

(c)	Harvest shall use commercially reasonable efforts to obtain and furnish to ParentCo the information and financial statements with respect to the Harvest Companies required to be included under Canadian Securities Law in the ParentCo Circular (the “Harvest Information”). Harvest warrants that as of the date the Harvest Information is first provided to ParentCo and as of the date of the ParentCo Circular, the Harvest Information shall be complete and correct in all material respects, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and shall comply in all material respects with all applicable Canadian Securities Laws. Harvest shall promptly correct any Harvest Information previously provided by it to ParentCo for use in the ParentCo Circular which to Harvest’s Knowledge has become false or misleading in any material respect at any time prior to the ParentCo Meeting. Harvest shall also use commercially reasonable efforts to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the ParentCo Circular or other related filings and to the identification in such filings of each such advisor.

2.08	Pre-Arrangement Transactions

ParentCo and the Company shall use reasonable commercial efforts to cause the following transactions or events (the “Pre-Arrangement Transactions”) to occur prior to the Closing Time:

(a)	ParentCo shall cause Merger Sub to be formed under the laws of the State of Delaware.

(b)	The Qualified Holdco Shareholders shall, pursuant to the Qualified Holdco Exchange Agreements, transfer their Qualified Holdco Shares to ParentCo in exchange for that aggregate number of ParentCo Subordinate Voting Shares equal to the product obtained when (i) the aggregate number of Company Units held by such Qualified Holdco and set out in the Payment Allocation Schedule, is multiplied by (ii) the SVS Exchange Ratio;

(c)	The Qualified Pipeline Equity Holders shall, pursuant to the Qualified Pipeline Exchange Agreements, transfer all of their Qualified Pipeline Interests to ParentCo in exchange for ParentCo Shares in accordance with Section 8.20.

(d)	The Company, Merger Sub and ParentCo shall have entered into an agreement (the “U.S. Merger Agreement”), which U.S. Merger Agreement shall be in a form acceptable to Harvest and which shall provide that:

(i)	the Company and Merger Sub shall, prior to the Closing Time, be merged pursuant to the DLLCA (the “Company U.S. Merger”), with the Company surviving and the separate existence of Merger Sub ceasing;

(ii)	each Company Unit Holder that is a Qualified Holdco shall not participate in or receive any ParentCo Shares pursuant to the Unit Exchange, and instead the Qualified Holdco Shareholders of such Qualified Holdco shall participate in the Qualified Holdco Exchange; and

(iii)	pursuant to the Unit Exchange, each Company Unit Holder (other than a Qualified Holdco) shall transfer their Company Units to ParentCo, free and clear of all Encumbrances, and in exchange therefore ParentCo shall issue to such Company Unit Holder, for each such transferred Company Unit, either:

(A)	that number of ParentCo Subordinate Voting Shares equal to the SVS Exchange Ratio; or

(B)	that number of ParentCo Multiple Voting Shares equal to the MVS Exchange Ratio, in each case as more specifically set out in the Payment Allocation Schedule.

(e)	Prior to the date of mailing of the Harvest Circular and the ParentCo Circular, the articles and notice of articles of ParentCo shall have been amended (which amended articles shall be prepared by Harvest and delivered to ParentCo) to create the ParentCo Subordinate Voting Shares, the ParentCo Multiple Voting Shares and the ParentCo Super Voting Shares (the “ParentCo Articles Amendment”).

The Parties agree to co-operate in seeking to structure the Company U.S. Merger, Unit Exchange, Qualified Holdco Exchange and Qualified Pipeline Exchange so as to minimize, to the extent reasonably possible, any Taxes payable by ParentCo, Harvest, the Company, the Company Subsidiaries, the Company Unit Holders, the Qualified Holdco Shareholders and the Qualified Pipeline Equity Holders in connection with such transactions.

2.09	Payment Allocation Schedule

At least two Business Days prior to the scheduled Closing Date, and prior to the implementation of the Company U.S. Merger, Unit Exchange, Qualified Holdco Exchange and Qualified Pipeline Exchange, the Company and Harvest shall jointly prepare an allocation statement (the “Payment Allocation Schedule”) (and not containing any fractional ParentCo Shares), setting forth:

(a)	the aggregate number of Unit Exchange Shares to be issued by ParentCo pursuant to the Unit Exchange, along with the allocation of such Unit Exchange Shares among each Person entitled to receive such Unit Exchange Shares;

(b)	the aggregate number of Qualified Holdco Exchange Shares to be issued by ParentCo pursuant to the Qualified Holdco Exchange, along with the allocation of such Qualified Holdco Exchange Shares among each Person entitled to receive such Qualified Holdco Exchange Shares;

(c)	the aggregate number of Qualified Pipeline Exchange Shares to be issued by ParentCo pursuant to the Qualified Pipeline Exchange, along with the allocation of such Qualified Pipeline Exchange Shares among each Person entitled to receive such Qualified Pipeline Exchange Shares;

(d)	the aggregate number of Arrangement Consideration Shares to be issued by the Resulting Issuer pursuant to the Arrangement;

(e)	the allocation of the Arrangement Consideration Shares among each Person receiving such Arrangement Consideration Shares (other than Arrangement Consideration Shares issued in exchange for Harvest Subordinate Voting Shares); and

(f)	the aggregate number of Escrow Shares to be delivered by the Resulting Issuer to the Escrow Agent in accordance with the Plan of Arrangement, which Escrow Shares shall be held by the Escrow Agent on behalf of the former Company Unit Holders or former Qualified Holdco Shareholders, as applicable, in accordance with the Escrow Agreement, along with the allocation of such Escrow Shares among each of the former Company Unit Holders or former Qualified Holdco Shareholders.

The Company and Harvest agree that in preparing the Payment Allocation Schedule, the allocation of Unit Exchange Shares and Pipeline Exchange Shares shall be governed by the following general principles: (i) the aggregate number of ParentCo Subordinate Voting Shares or ParentCo Multiple Voting Shares issued to any Person shall, in each case, be a whole number of such ParentCo Shares; (ii) any ParentCo Subordinate Voting Shares shall be allocated, first, to Company Unit Holders and Qualified Pipeline Equity Holders that are not residents of the United States, and thereafter to other Company Unit Holders and Qualified Pipeline Equity Holders; (iii) that any ParentCo Multiple Voting Shares shall be allocated only to Company Unit Holders and Qualified Pipeline Equity Holders that are residents of the United States, and only to the extent required so as to not (i) violate ParentCo’s (and, following the Arrangement, the Resulting Issuer’s) notice of articles, (ii) materially prejudice the ability of Harvest Shareholders who receive Resulting Issuer Multiple Voting Shares pursuant to the Arrangement to exercise the conversion rights attached to such Resulting Issuer Multiple Voting Shares, or (iii) result in a loss of ParentCo’s (and, following the Arrangement, the Resulting Issuer’s) status as a “foreign private issuer” under United States securities laws when such status is required under United States securities laws to be assessed.

2.10	Closing Deliveries

(a)	Subject to the terms and conditions of this Agreement, the deliveries contemplated by this Section 2.10 shall occur electronically at a closing (the “Closing”) to be held at the Closing Time on the Closing Date.

(b)	Harvest and the Company shall make commercially reasonable efforts to have the Closing Date occur on the final day of a month or quarter for purposes of determining the Company’s opening IFRS balance sheet as of the Closing.

(c)	At the Closing, the Company and/or ParentCo, as applicable, shall deliver or cause to be delivered to Harvest:

(i)	a true and complete copy, certified by the secretary or similar officer of the Company, of the resolutions duly and validly adopted by the Company Board and members of the Company evidencing authorization of the execution of this Agreement and the Transaction Documents to which the Company is a party, as applicable, and the consummation of the Transactions, including the Company U.S. Merger, contemplated hereby and thereby;

(ii)	a true and complete copy, certified by the secretary or similar officer of ParentCo of (A) the resolutions duly and validly adopted by the ParentCo Board evidencing authorization of the execution of this Agreement and the Transaction Documents to which ParentCo or Merger Sub is a party and the consummation of the Transactions contemplated thereby, (B) the ParentCo Arrangement Resolution duly and validly adopted evidencing the ParentCo Required Shareholder Approval, (A) the ParentCo Equity Incentive Plan Resolution duly and validly adopted evidencing the ParentCo Required Shareholder Approval, and (D) ParentCo’s articles and notice of articles as of the Closing Date, including the rights and restrictions attached to the ParentCo Shares, which rights and restrictions shall be identical to those in the ParentCo Articles Amendment;

(iii)	a certificate of the secretary or similar officer of the Company certifying the number of ParentCo Shares in respect of which any Company Unit Holder has exercised or purported to exercise ParentCo Dissent Rights, along with particulars regarding the identity of, and number of Company Units held by, any such Company Unit Holders;

(iv)	a true and complete copy, certified by the secretary or similar officer of the Company, of the U.S. Merger Agreement executed by the Company, ParentCo and Merger Sub and the certificate of merger with required exhibits attached thereto;

(v)	a certified copy of the certificate of merger issued by the Delaware Secretary of State confirming the Company U.S. Merger is effective;

(vi)	a true and complete copy, certified by the secretary or similar officer of the Company, of each Qualified Holdco Exchange Agreement entered into by ParentCo prior to the Closing Time, in each case executed by ParentCo and all of the Qualified Holdco Shareholders who are a party to such Qualified Holdco Exchange Agreement, along with certificates representing all of the Qualified Holdco Shares, duly endorsed for transfer to ParentCo, to which such Qualified Holdco Exchange Agreement relates and such other documents as are required pursuant to the terms of such Qualified Holdco Exchange Agreement to be delivered at the Closing;

(vii)	a true and complete copy, certified by the secretary or similar officer of the Company, of each Qualified Pipeline Exchange Agreement entered into by ParentCo prior to the Closing Time, in each case executed by ParentCo and all of the Qualified Pipeline Equity Holders who are a party to such Qualified Pipeline Exchange Agreement, along with certificates representing all of the Qualified Pipeline Interests, duly endorsed for transfer to ParentCo, to which such Qualified Pipeline Exchange Agreement relates and such other documents as are required pursuant to such Qualified Pipeline Exchange Agreement to be delivered at the Closing;

(viii)	the Escrow Agreement executed Harvest, the Company Representative for and on behalf of all of the Participating Company Unit Holders, all of the Qualified Holdco Shareholders, and the Escrow Agent;

(ix)	the Lock-Up Agreements executed by the Locked-Up Shareholders (or, to the extent such any such Locked-Up Shareholder is a Qualified Holdco, Lock-Up Agreements executed by all of the Qualified Holdco Shareholders of such Qualified Holdco);

(x)	a properly executed statement, dated as of the Closing Date, in accordance with U.S. Treasury Regulations Sections 1.1445-11T(d)(2), and in a form reasonably acceptable to Harvest, certifying that an interest in the Company is not a U.S. real property interest within the meaning of Section 897(c) of the Code;

(xi)	a properly executed statement, dated as of the Closing Date, in accordance with U.S. Treasury Regulations Sections 1.1445-11T(d)(2), and in a form reasonably acceptable to Harvest, with respect to each Qualified Pipeline Entity certifying that an interest in such Qualified Pipeline Entity is not a U.S. real property interest within the meaning of Section 897(c) of the Code or with respect to a Qualified Pipeline Entity, a properly executed statement, dated as of the Closing Date, in accordance with Treasury Regulations Section 1.1445-2(b)(2), and in a form reasonably acceptable to Harvest, with respect to each Qualified Pipeline Entity owner certifying that such owner is not a foreign person;

(xii)	with respect to each member of the Company, either: (a) a properly executed certificate completed in accordance with Section 1446(f) of the Code and Section 6.01 of IRS Notice 2018-29 and, in form and substance reasonably acceptable to Harvest, that satisfies the requirements of Section 1.1445-2(b)(2) of the Treasury Regulations (as modified to take into account Section 1446(f) of the Code), certifying that such member is not a foreign person or (b) a properly completed and executed IRS Form W-9 (Request for Taxpayer Identification Number and Certification) (for the avoidance of doubt, the failure of any member to provide such certificate or form shall not prevent the Closing and in such case, ParentCo shall withhold U.S. federal income tax pursuant to Section 2.12);

(xiii)	all other agreements, documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 10.02; and

(xiv)	all other agreements, documents, instruments or certificates required to be delivered by ParentCo or Merger Sub at or prior to the Closing pursuant to Section 10.02.

(d)	At the Closing, Harvest shall deliver to the Company and ParentCo:

(i)	a true and complete copy, certified by the secretary or similar officer of Harvest, of (A) the resolutions duly and validly adopted by the Harvest Board evidencing its authorization of the execution of this Agreement and the Transaction Documents to which it is a party and the consummation of the Transactions, and (B) the Harvest Arrangement Resolution duly and validly adopted evidencing the Harvest Required Shareholder Approval;

(ii)	a properly executed statement, dated as of the Closing Date, in accordance with U.S. Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) and in a form reasonably acceptable to the Company, certifying that an interest in Harvest is not a U.S. real property interest within the meaning of Section 897(c) of the Code; and

(iii)	all other agreements, documents, instruments or certificates required to be delivered by Harvest at or prior to the Closing pursuant to Section 10.03.

(e)	At the Closing, Newco shall deliver to the Company, ParentCo and Harvest:

(i)	a true and complete copy, certified by the secretary or similar officer of Newco, of (A) the resolutions duly and validly adopted by the Newco Board evidencing its authorization of the execution of this Agreement and the Transaction Documents to which it is a party and the consummation of the Transactions, and (B) the Newco Arrangement Resolution, duly and validly adopted by the Newco Shareholder; and

(ii)	all other agreements, documents, instruments or certificates required to be delivered by Newco at or prior to the Closing pursuant to Section 10.03.

(f)	At the Closing, each Arrangement Party shall deliver, in escrow, all documents contemplated under the Plan of Arrangement, to the extent such documents have not otherwise been delivered in accordance with this Section 2.10.

2.11	Escrow Shares

(a)	At the Closing, and in accordance with the Plan of Arrangement, ParentCo shall deliver the Escrow Shares to the Escrow Agent.

(b)	Following the Closing, the Escrow Shares shall be available as the sole source to satisfy the indemnification obligations of the Participating Company Unit Holders and the Qualified Holdco Shareholders pursuant to this Agreement.

(c)	Pursuant to the Escrow Agreement, on the 12-month anniversary of the Closing Date, the Escrow Agent shall release the Escrow Shares minus an amount reasonably required to satisfy any outstanding and unresolved indemnification claims of the Buyer Indemnitees. The number of Escrow Shares issued to satisfy the Buyer Indemnitees’ indemnification claims pursuant to this Agreement shall be based on the Per Share Value.

(d)	Each Participating Company Unit Holder and each Qualified Holdco Shareholder shall have the right to vote his, her or its pro-rata portion of the Escrow Shares unless and until any such shares are released to ParentCo in satisfaction of an indemnity claim pursuant to Section 11.07.

2.12	Withholding Tax

Notwithstanding any other provision of this Agreement, ParentCo, Harvest, the Company, the Depositary, the Escrow Agent, and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable in connection with any of the Transactions, the Plan of Arrangement or the other Transaction Documents such amounts as such Person determines, acting reasonably, are required to be deducted and withheld from such consideration in accordance with the Tax Act, the Code or any provision of any other applicable Law. To the extent that amounts are so withheld, ParentCo shall cause such withheld amounts to be timely paid to the applicable Governmental Authority and such withheld accounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such withholding was made. Each such withholding agent shall be authorized to sell or otherwise dispose of such portion of the ParentCo Shares (including, for the avoidance of doubt, Resulting Issuer Shares) payable hereunder in a commercially reasonable manner to the extent as is necessary to provide sufficient funds to enable it to implement such deduction or withholding. Except with respect to employment or compensatory related withholding or deduction, ParentCo shall use commercially reasonable efforts to provide notice in advance of such withholding or deduction, and shall cooperate with the Company Representative or Harvest, as applicable, to take commercially reasonable steps to minimize or eliminate such withholding or deduction.

2.13	Exchange Ratio Adjustment

Notwithstanding any other provision of this Agreement, the Plan of Arrangement or any other Transaction Document, if, between the date of this Agreement and the Closing Time, the issued and outstanding Harvest Subordinate Voting Shares shall have been changed into a different number of shares by reason of any split, consolidation or stock dividend of the issued and outstanding Harvest Subordinate Voting Shares, then the SVS Exchange Ratio and MVS Exchange Ratio shall be adjusted in such a manner and to such an extent so as to ensure that, under the Transactions, the Persons entitled to receive Arrangement Consideration Shares receive the same economic proportionate ownership interest in the Resulting Issuer following such adjustment event as they would otherwise have received under the Transactions had such adjustment event not occurred, and the number of Resulting Issuer Shares to be issued in the Transactions pursuant to the Plan of Arrangement shall be adjusted accordingly.

ARTICLE 3

THE ARRANGEMENT

3.01	The Arrangement

(a)	On the terms and subject to the conditions hereof, the Arrangement Parties shall proceed to effect the Arrangement under Section 288 of the BCBCA on the Effective Date, immediately following the Closing, on the terms and subject to the conditions contained in the Plan of Arrangement.

(b)	On the terms and subject to the conditions hereof, the Arrangement Parties shall:

(i)	make and diligently prosecute an application to the Court for the Interim Order in respect of the Arrangement;

(ii)	in accordance with the terms of and the procedures contained in the Interim Order, duly call, give notice of, convene and hold the Harvest Meeting, the ParentCo Meeting and the Newco Meeting as promptly as practicable; and

(iii)	subject to obtaining the approvals as contemplated in the Interim Order and as may be directed by the Court in the Interim Order, take all steps necessary or desirable to submit the Arrangement to the Court and apply for the Final Order as soon as reasonably practicable.

3.02	The Interim Order

As soon as reasonably practicable after the date of this Agreement, the Arrangement Parties shall apply pursuant to Section 291 of the BCBCA and prepare, file and diligently pursue an application for the Interim Order, which shall provide, among other things:

(a)	for the class of Persons to whom notice is to be provided in respect of the Arrangement, the Harvest Meeting and the ParentCo Meeting, and for the manner in which such notice is to be provided;

(b)	confirmation of the record date for the purposes of determining the Harvest Shareholders entitled to notice of and to vote at the Harvest Meeting in accordance with the Interim Order;

(c)	that the required level of approval (the “Harvest Required Shareholder Approval”):

(i)	for the Harvest Arrangement Resolution shall be not less than (A) 66.67% of the votes cast on the Harvest Arrangement Resolution by holders of Harvest Subordinate Voting Shares present in person or represented by proxy and entitled to vote at the Harvest Meeting, voting separately as a class; (B) 66.67% of the votes cast on the Harvest Arrangement Resolution by holders of Harvest Multiple Voting Shares present in person or represented by proxy and entitled to vote at the Harvest Meeting, voting separately as a class; (C) 66.67% of the votes cast on the Harvest Arrangement Resolution by holders of Harvest Super Voting Shares present in person or represented by proxy and entitled to vote at the Harvest Meeting, voting separately as a class; (D) 66.67% of the votes cast on the Harvest Arrangement Resolution by holders of Harvest Subordinate Voting Shares, Harvest Multiple Voting Shares and Harvest Super Voting Shares present in person or represented by proxy and entitled to vote at the Harvest Meeting, voting together as a single class; and (E) if required by applicable Law, a simple majority of the votes cast on the Harvest Arrangement Resolution excluding the votes for Harvest Shares held by “related parties” and “interested parties” as defined under MI 61- 101; and

(ii)	for the Harvest Equity Incentive Plan Resolution shall be a simple majority of the votes cast on the Harvest Equity Incentive Plan Resolution excluding the votes for Harvest Shares held by “related parties” and “interested parties” as defined under MI 61-101;

(d)	that the terms, restrictions and conditions of Harvest’s constating documents relating to the holding of a meeting of Harvest Shareholders, including quorum requirements and all other matters, shall, unless varied by the Interim Order, apply in respect of the Harvest Meeting;

(e)	for the grant of the Harvest Dissent Rights to those Harvest Shareholders who are registered Harvest Shareholders;

(f)	confirmation of the record date for the purposes of determining the ParentCo Shareholders entitled to notice of and to vote at the ParentCo Meeting in accordance with the Interim Order;

(g)	that the required level of approval (the “ParentCo Required Shareholder Approval”):

(i)	for the ParentCo Arrangement Resolution shall be: (A) 66.67% of the votes cast on the ParentCo Arrangement Resolution by holders of ParentCo Shares present in person or represented by proxy and entitled to vote at the ParentCo Meeting; and (B) if required by applicable Law, a simple majority of the votes cast on the ParentCo Arrangement Resolution excluding the votes for ParentCo Shares held by “related parties” and “interested parties” as defined under MI 61-101; and

(ii)	for the ParentCo Equity Incentive Plan Resolution shall be a simple majority of the votes cast on the ParentCo Equity Incentive Plan Resolution excluding the votes for ParentCo Shares held by “related parties” and “interested parties” as defined under MI 61-101;

(h)	that the terms, restrictions and conditions of ParentCo’s constating documents relating to the holding of a meeting of ParentCo Shareholders, including quorum requirements and all other matters, shall, unless varied by the Interim Order, apply in respect of the ParentCo Meeting;

(i)	for the grant of the ParentCo Dissent Rights as contemplated by the ParentCo Circular;

(j)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order; and

(k)	for such other matters as Harvest, ParentCo and the Company may consider necessary or desirable.Subject to the terms of this Agreement (including Section 13.10), the Company will use commercially reasonable efforts to cooperate with and assist the Arrangement Parties in seeking the Interim Order and the Final Order, including providing on a timely basis any information in its possession or control that is reasonably required or requested to be supplied by the Company in connection therewith.

3.03	The Final Order

Provided each of the following events shall have occurred:

(a)	the Interim Order is obtained;

(b)	the Harvest Arrangement Resolution and the Harvest Equity Incentive Plan Resolution are approved at the Harvest Meeting as provided for in the Interim Order and as required by applicable Law; and

(c)	the ParentCo Arrangement Resolution and ParentCo Equity Incentive Plan Resolution are approved at the ParentCo Meeting as provided for in the Interim Order and as required by applicable Law;

then as soon as reasonably practicable and no later than three Business Days thereafter, the Arrangement Parties shall diligently pursue and take all steps necessary or desirable to have the hearing before the Court of the application for the Final Order pursuant to the BCBCA.

3.04	Effective Date of Arrangement

Provided the conditions in Article 10 have been satisfied or waived and the Closing shall have occurred, the Arrangement Parties shall, forthwith following the completion of the Closing, cause all filings pursuant to the Arrangement to be made, such that the Arrangement shall become effective on the Closing Date in accordance with the Plan of Arrangement.

3.05	U.S. Tax Treatment of the Arrangement

The Parties intend (i) that ParentCo (which, following the effective time of the ParentCo Amalgamation means the Resulting Issuer) will be treated as a U.S. domestic corporation under Section 7874 of the Code, (ii) that the Harvest Exchange will qualify as a reorganization within the meaning of Section 368(a) of the Code and the U.S. Treasury Regulations, (iii) that the Unit Exchange, the Qualified Holdco Exchange, the Qualified Pipeline Exchange, the Harvest Exchange and the Harvest Roll-up Exchange are interdependent steps in a single transaction, to which the Parties are legally committed as provided herein, and which the Parties intend to treat as a single integrated transaction qualifying as a tax-deferred transaction within the meaning of Section 351 of the Code and (iv) this Agreement to be, and this Agreement is adopted as, a “plan of reorganization” under Section 368 of the Code (collectively, the “Intended U.S. Tax Treatment”). Each Party hereto agrees to not take any position on any Tax Return or otherwise take any Tax reporting position inconsistent with the Intended U.S. Tax Treatment set forth in this Section 3.05, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code that such treatment is not correct. Each Party agrees to act in a manner that is consistent with the Intended U.S. Tax Treatment. In the event the Parties determine that the foregoing transactions may not qualify for the Intended U.S. Tax Treatment, the Parties will cooperate in restructuring such transactions to the extent reasonably possible, to cause such transactions to so qualify. Notwithstanding the foregoing, the Parties do not make any representation, warranty or covenant to any other Party or to their shareholders or members (and including, without limitation, holders of stock options, warrants, debt instruments or other similar rights or instruments) regarding the U.S. tax treatment of the Unit Exchange, the Qualified Holdco Exchange, the Qualified Pipeline Exchange, the Harvest Exchange, the Harvest Roll-up Exchange, the Arrangement, or any other transaction contemplated by this Agreement. Harvest shall provide the Company with a copy of all agreements entered into with respect to the acquisition of a Harvest Roll-up Entity within five (5) days of signing.

3.06	U.S. Securities Laws

(a)	The Parties intend that each of the issuance of the Arrangement Consideration Shares, the Replacement Options and the Replacement Compensation Options, shall, in each case, be exempt from the registration requirements of the U.S. Securities Act pursuant to the exemption provided by Section 3(a)(10) thereof (the “Section 3(a)(10) Exemption”). Each Arrangement Party shall act in good faith, consistent with the intent of the Parties and the intended treatment of the Arrangement set forth in this Section 3.06.

(b)	In order to ensure the availability of the Section 3(a)(10) Exemption, the Arrangement Parties agree that the issuance of each of the Arrangement Consideration Shares, the Replacement Options and the Replacement Compensation Options, pursuant to the Arrangement shall be carried out on the following basis:

(i)	the Arrangement and the issuance of the Arrangement Consideration Shares, the Replacement Options and the Replacement Compensation Options shall be subject to the approval of the Court;

(ii)	the Interim Order shall specify that each Person to whom Arrangement Consideration Shares, Replacement Options or Replacement Compensation Options, as applicable, shall be issued pursuant to the Arrangement shall have the right to appear before the Court at the hearing of the Court to approve the Arrangement, so long as such securityholder enters an appearance within a reasonable time;

(iii)	the Court shall be advised as to the intention of the Arrangement Parties to rely on the Section 3(a)(10) Exemption prior to the hearing required to approve each of the Arrangement and the issuance of such Arrangement Consideration Shares, Replacement Options and Replacement Compensation Options;

(iv)	the Court shall be required to satisfy itself as to the substantive and procedural fairness of each of the Arrangement and the issuance of such Arrangement Consideration Shares, Replacement Options and Replacement Compensation Options;

(v)	the Final Order shall state that the Arrangement and the issuance of such Arrangement Consideration Shares, Replacement Options and Replacement Compensation Options are approved by the Court as being substantively and procedurally fair to the Persons to whom the Arrangement Consideration Shares, Replacement Options and Replacement Compensation Options will be issued;

(vi)	the Arrangement Parties shall ensure that the Persons entitled to receive Arrangement Consideration Shares, Replacement Options or Replacement Compensation Options, as applicable, in the Arrangement shall be given adequate and timely notice advising them of their right to attend and appear before the Court at the hearing of the Court for the Final Order and providing them with adequate information to enable such Persons to exercise such right; and

(vii)	the Final Order shall include a statement to substantially the following effect:

“This Order shall serve as the basis for reliance on the exemption provided by Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the issuance of (i) shares of the Resulting Issuer pursuant to the Plan of Arrangement, and (ii) options to purchase shares of the Resulting Issuer in exchange for currently outstanding Harvest options and Harvest compensation options, as contemplated in the Plan of Arrangement.”

(c)	Unless required to ensure that the Resulting Issuer Subordinate Voting Shares are freely tradeable on the CSE and that the Resulting Issuer Subordinate Voting Shares issued in connection with the Arrangement will not be “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act upon their issuance (other than restrictions on transfers applicable to “affiliates” (as defined in Rule 405 under the U.S. Securities Act) of the Resulting Issuer following completion of the Arrangement or who were affiliates of ParentCo within 90 days prior to completion of the Transaction), Harvest and ParentCo shall not be required to file a prospectus, registration statement or similar document or otherwise become subject to the securities Laws of any jurisdiction (other than Canadian Securities Laws) in order to complete the Arrangement. Harvest and ParentCo may elect, at their sole discretion, to make such securities and other regulatory filings in the United States or other jurisdictions as may be necessary or desirable in connection with the completion of the Arrangement.

3.07	Equity-Based Compensation Plans

Following approval of the Harvest Arrangement Resolution and the Harvest Equity Incentive Plan Resolution at the Harvest Meeting and approval of the ParentCo Arrangement Resolution and the ParentCo Equity Incentive Plan Resolution at the ParentCo Meeting, and prior to the Effective Date, Harvest shall take all steps reasonably necessary to amend the Harvest Equity Incentive Plan, including to exercise any discretion provided thereunder to the extent required, to provide that each Harvest Option outstanding immediately prior to the Effective Time of the Arrangement shall, pursuant to and in accordance with the Plan of Arrangement, be exchanged for a Replacement Option to purchase that number of Resulting Issuer Subordinate Voting Shares or Resulting Issuer Multiple Voting Shares equal to the number of Harvest Subordinate Voting Shares or Harvest Multiple Voting Shares subject to such Harvest Option immediately prior to the Effective Time of the Arrangement, at an exercise price per Resulting Issuer Subordinate Voting Share equal to the exercise price per Harvest Subordinate Voting Share subject to each such Harvest Option immediately before the Effective Time of the Arrangement, with all other terms and conditions of such Replacement Option being the same as the terms and conditions as in the Harvest Equity Incentive Plan, except that the obligations of Harvest in respect of such Replacement Options shall instead continue as obligations of the Resulting Issuer immediately following the Effective Time of the Arrangement.

3.08	ParentCo Directors and Officers

The Plan of Arrangement shall provide that, immediately following the Effective Time of the Arrangement the board of directors of the Resulting Issuer shall be comprised of five directors, each of whom shall be named in the Plan of Arrangement, with each such director to hold office until the earliest of the next annual meeting of the shareholders of the Resulting Issuer, his or her death or resignation or until his or her successor is elected or appointed, provided that all such individuals are eligible to serve as a director of the Resulting Issuer under applicable Law and are acceptable to the CSE.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the Company Disclosure Schedules, the Company represents and warrants to ParentCo and Harvest that the statements contained in this Article 4 are true and correct as of the date hereof and will be true and correct as of the Closing Date.

4.01	Organization, Qualification and Authorization of the Company

(a)	The Company is duly formed and validly existing under the Laws of the State of Delaware and has all necessary limited liability company power and authority to conduct its business in the manner in which it is currently being conducted. The Company is duly qualified or otherwise authorized to do business in each of the jurisdictions in which it is required to be so qualified or otherwise authorized, except to the extent that the failure to be so qualified or otherwise authorized would not have a Company Material Adverse Effect. The Company is not the subject of any administration, administrative receivership, insolvency, dissolution, liquidation, receivership, reorganization or similar proceeding and, to the Knowledge of the Company, no steps have been taken for the Company to become the subject of any such proceeding.

(b)	The execution, delivery and performance by the Company of this Agreement, the Transaction Documents to which the Company is a party, and the consummation of the Transactions to which the Company is a party have been duly and validly authorized and approved by all members of the Board of Managers of the Company and, other than the approval of the Company Unit Holders in accordance with Section 2.02(b), no other proceeding on the part of the Company, its managers or its members is necessary to authorize this Agreement or the Company’s performance hereunder. This Agreement has been and, upon their execution and delivery, the Transaction Documents to which the Company is or shall become a party shall have been, duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other Party of this Agreement and the applicable Transaction Documents) this Agreement constitutes and, upon their execution, the Transaction Documents shall constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with the terms hereof and thereof, in each case, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies.

4.02	Organization of the Company Subsidiaries

Each of the Company Subsidiaries is a limited liability company or corporation, as applicable, duly organized, formed or incorporated, as applicable, validly existing and in good standing under the Laws of the state of its formation or incorporation as applicable. Each of the Company Subsidiaries has full limited liability company power or corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted, except to the extent that any lack of power or authority would not result in a Company Material Adverse Effect.

4.03	Capitalization of the Companies

(a)	Section 4.03(a) of the Company Disclosure Schedules sets forth all of the equity interests authorized, issued and outstanding for the Company, consisting of the Company Units. All of the Company Units have been duly authorized, are validly issued and are owned of record by the respective Company Unit Holders as set forth in Section 4.03(a) of the Company Disclosure Schedules, free and clear of all Encumbrances. No former equity holder of the Company has made a claim or asserted a right against the Company that remains unresolved or to which the Company has or may have any Liability. Upon consummation of the Transactions, the Resulting Issuer shall own, either directly or through its ownership of one or more Qualified Holdcos, all of the Company Units, free and clear of all Encumbrances, other than any transfer restrictions in the Operating Agreement or under applicable securities Laws.

(b)	All of the Company Units were issued in compliance with applicable Laws. None of the Company Units were issued in violation of any agreement, arrangement or commitment to which the Company or any Company Subsidiary is a party or is subject to or in violation of any preemptive or similar rights of any Company Unit Holder.

(c)	There are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Company Units to which the Company is a party, except as set forth in Section 4.03(c) of the Company Disclosure Schedules.

(d)	Section 4.03(d) of the Company Disclosure Schedules sets forth all authorized, issued and outstanding options, warrants (including the [***] Warrant), convertible securities or other rights, agreements, arrangements or commitments of any character relating to the membership units of the Company, as well as all agreements or arrangements (other than this Agreement) obligating the Company to issue or sell any shares of capital stock or membership units of, or any other interest in, the Company (collectively, the “Company Equity Instruments”). As of the Closing, all of the Company Equity Instruments will have been exercised or converted for Company Units prior to the Closing, extinguished, paid in full or cancelled, with no further obligation of the Company or ParentCo with respect to the Company Equity Instruments. In particular, the [***] Warrant shall be fully exercised prior to the Closing Time, and the Company Units issued upon such exercise shall participate in the Unit Exchange to the same extent and on the same terms as other Company Units. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no outstanding options to purchase membership units or any other interest in the Company.

(e)	Section 4.03(e) of the Company Disclosure Schedules sets forth all of the outstanding issued share capital, shares or limited liability company or membership interests, other equity rights, interests in or other securities of each Company Subsidiary that are owned directly or indirectly by the Company, or Company Unit Holders who own 10% or more of the Company Units (the “Company Subsidiaries Equity Interests”). Except as set forth in Section 4.03(e) of the Company Disclosure Schedules, all of the Company Subsidiaries Equity Interests are duly and validly issued and outstanding, and are legally and beneficially owned, directly or indirectly, by the Company, free and clear of all Encumbrances, except for applicable transfer restrictions pursuant to applicable Laws or Encumbrances in the respective governing documents of the Company Subsidiaries. Each member or shareholder, as applicable, of each Company Subsidiary was duly admitted as a member or shareholder, as applicable, of such Company Subsidiary.

(f)	Except as set forth in Section 4.03(f) of the Company Disclosure Schedules or pursuant to the respective governing documents of the Company Subsidiaries, there are no outstanding warrants, grants, options, rights, agreements, convertible or exchangeable securities or other commitments or obligations pursuant to which the Company or any Company Subsidiary is or may become obligated to allot, issue, sell, transfer, purchase, return or redeem any shares or limited liability company or membership interests, other equity rights, interests or other securities of any Company Subsidiary.

(g)	Except as set forth in Section 4.03(g) of the Company Disclosure Schedules, there is no outstanding or authorized appreciation, phantom interest or similar rights with respect to any of the Companies. There are no voting trusts, proxies or other agreements or undertakings with respect to the voting of the issued equity capital of any Company Subsidiary to which a Company Subsidiary is a party.

4.04	Company Subsidiaries

(a)	Section 4.04(a) of the Company Disclosure Schedules sets forth all Company Subsidiaries, listing each Company Subsidiary’s name, type of entity, jurisdiction and date of formation or incorporation, as applicable, and the names and ownership percentages of each of the owners of its equity and the kind and percentage of the outstanding equity interest of each such Company Subsidiary owned by the Company and each other Company Subsidiary. Section 4.04(a) of the Company Disclosure Schedules sets forth each jurisdiction in which the Company Subsidiaries are licensed or qualified to do business, and each of the Company Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Company Business as currently conducted by it makes such licensing or qualification necessary.

(b)	Except for the Company Subsidiaries or as otherwise set forth in Section 4.04(b) of the Company Disclosure Schedules, there are no other corporations, limited liability companies, partnerships, joint ventures or similar arrangements in which the Company or any Company Subsidiary owns any direct or indirect equity ownership or other interest or right to acquire the same.

(c)	No Company Subsidiary is the subject of any administration, administrative receivership, insolvency, bankruptcy, dissolution, liquidation, receivership, examinership, reorganization or similar proceeding and, to the Knowledge of the Company, no actions have been taken for any Company Subsidiary to become the subject of any such proceeding.

(d)	The Company has made available to Harvest true and complete copies of the governing documents of each Company Subsidiary as in effect as of the date of this Agreement.

4.05	No Conflicts; Consents

The execution, delivery and performance by the Company of this Agreement and the applicable Transaction Documents, and the consummation of the Transactions contemplated hereunder and thereunder, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, certificate of incorporation, limited liability agreement, by-laws or other organizational documents of the Companies; (b) except as set forth in Section 4.05 of the Company Disclosure Schedules and except with respect to the illegality of cannabis under United States federal law, conflict with, or result in a violation or breach, in any material respect, of any provision of any Law or Governmental Order applicable to any of the Companies; or (c) except as set forth in Section 4.05 of the Company Disclosure Schedules, or as otherwise required by the terms of this Agreement, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any of the Companies is a party or by which any of the Companies is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Companies, except (i) where such violation, default or breach, individually or in the aggregate with any other violations, defaults or breaches, would not result in a Company Material Adverse Effect; (ii) for those consents, notices or other actions, the failure to give or obtain such consent, notice or take such other action would not result in a Company Material Adverse Effect; or (iii) that are the Company Cannabis Consents. Except as set forth in Section 4.05 of the Company Disclosure Schedules or as otherwise required by the terms of this Agreement, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by any of the Companies in connection with the execution and delivery of this Agreement and the consummation of the Transactions.

4.06	Financial Statements

Complete copies of the Company’s audited financial statements consisting of the combined statements of financial position of the Company at December 31 in each of the years 2017 and 2016 and the related combined statements of operations, combined statements of changes in members’ equity and combined statements of cash flows of the Company for the years then ended, including the notes thereto and the unaudited combined statements of financial position of the Company at December 31, 2018 (together, the “Company Financial Statements”) have been delivered to Harvest. The Company Financial Statements have been prepared in accordance with IFRS applied on a consistent basis throughout the periods involved. The Company Financial Statements are based on the books and records of the Companies, and fairly present in all material respects the combined financial condition of the Companies as of the respective dates they were prepared and the combined results of the operations of the Companies for the periods indicated. The Company maintains a standard system of accounting established and administered in accordance with IFRS.

4.07	Undisclosed Liabilities

Except as set forth in Section 4.07 of the Company Disclosure Schedules, the Companies have no Liabilities, except (a) those which are adequately reflected or reserved against in the Company Financial Statements, and (b) those which have been incurred in the ordinary course of business consistent with past practice and which are not, individually or in the aggregate, material in amount.

4.08	Absence of Certain Changes, Events and Conditions

Except as set forth in Section 4.08 of the Company Disclosure Schedules, and other than (i) in the ordinary course of business consistent with past practice, or (ii) as otherwise contemplated by this Agreement, since August 16, 2018 there has not been, with respect to any of the Companies, any:

(a)	event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)	amendment of its charter, by-laws or other organizational documents;

(c)	split, combination or reclassification of any shares of its capital stock or membership units;

(d)	issuance, sale or other disposition of any of its capital stock or membership units, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock or membership units;

(e)	declaration or payment of any dividends or distributions on or in respect of any of its capital stock or membership units or redemption, purchase or acquisition of its capital stock or membership units, other than tax distributions pursuant to the Operating Agreement or tax distributions pursuant to operating agreements of Subsidiaries for the Tax year ending December 31, 2018 and for the period from December 31, 2018 to the Closing;

(f)	material change in any method of its accounting or accounting practice, except as required by IFRS or as disclosed in the notes to the Company Financial Statements;

(g)	material change in its cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)	incurrence, assumption or guarantee of any indebtedness for borrowed money, except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(i)	transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Company Financial Statements or cancellation of any debts or entitlements;

(j)	transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(k)	material damage, destruction or loss (whether or not covered by insurance) to its property;

(l)	any capital investment in, or any loan to, any other Person;

(m)	acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which it is a party or by which it is bound;

(n)	any capital expenditures in excess of $[***];

(o)	imposition of any Encumbrance upon any of the Companies or any of their material properties, or assets, whether tangible or intangible;

(p)	(i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law or (ii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(q)	adoption, modification or termination of any (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant receiving annual compensation in excess of $[***], (ii) Company Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(r)	any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders, members or current or former directors, managers, officers and employees;

(s)	purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess $[***] individually (in the case of a lease, per annum) $[***] in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(t)	acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof (excluding any acquisition, consolidation or purchase in connection with a Pipeline Binding Acquisition); or

(u)	action by it to make, revoke or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any Tax sharing, allocation, indemnification or similar agreement, enter into any closing agreement with any taxing authority, settle any material claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, apply for or pursue any Tax ruling, change any Tax identification number, execute any powers of attorney in respect of any Tax matter, or file any amended Tax Return.

4.09	Material Contracts

(a)	Section 4.09(a) of the Company Disclosure Schedules lists each of the following Contracts of the Companies (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 4.10(b) of the Company Disclosure Schedules and all Company IP Agreements set forth in Section 4.12(a) of the Company Disclosure Schedules, being “Material Contracts”):

(i)	each Contract involving aggregate consideration in excess of $[***] and which, in each case, cannot be cancelled thereby without penalty or without more than ninety (90) days’ notice;

(ii)	all purchase agreements, merger agreements or similar acquisition or disposition agreements that provide for the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iii)	all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which any of the Companies is a party and which provide for annual compensation in excess of $[***] and are not cancellable without penalty or without more than ninety (90) days’ notice;

(iv)	all Contracts relating to indebtedness for borrowed money (including, without limitation, guarantees) of the Company or a Company Subsidiary;

(v)	any partnership, joint venture or similar agreements that could require any payment or contribution in excess of $[***];

(vi)	any agreement limiting or restraining in any material respect any of the Companies or any successor thereto from soliciting customers or engaging or competing in any manner (including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses), in any location or in any business;

(vii)	any agreement providing for the license of or settlement with respect to material Company Intellectual Property (other than any licenses of Company Intellectual Property to customers, end users, providers and/or distributors entered into in the ordinary course of business);

(viii)	any agreement that grants to any Person any right of first offer or right of first refusal to purchase, lease, sublease, use, possess or occupy all or a substantial portion of the assets of the Companies, taken as a whole;

(ix)	any agreement that would provide for any standstill arrangements;

(x)	all Contracts with any Governmental Authority to which any of the Companies is a party (“Government Contracts”);

(xi)	all Contracts that limit or purport to limit the ability of any of the Companies to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xii)	all Contracts between or among any of the Companies on the one hand and any Company Unit Holder, Qualified Pipeline Equity Holder or any Affiliate of any of the foregoing (other than the Company or a Subsidiary) on the other hand (except for the Company Benefit Plans); and

(xiii)	all collective bargaining agreements or Contracts with any Union to which any of the Companies is a party.

(b)	Each Material Contract is valid and binding on the applicable Company in accordance with its terms and is in full force and effect. None of the Companies or, to the Company’s Knowledge, any other party thereto is in material breach of or default under (or, to the Company’s Knowledge, is alleged to be in material breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default by the Companies, or to the Company’s Knowledge any other party thereto, under any Material Contract or result in a termination thereof by the Companies, or to the Company’s Knowledge any other party thereto, or would cause or permit the acceleration or other changes of any material right or obligation or the loss of any material benefit thereunder by the Companies, or to the Company’s Knowledge any other party thereto. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Harvest. As of the date of this Agreement, there exists no actual, or to the Company’s Knowledge threatened, termination, cancellation or material limitation of, or any material amendment, material modification or material change to, any Material Contract.

4.10	Title to Assets; Real Property

(a)	Except as set forth in Section 4.10(a) of the Company Disclosure Schedules, each of the Companies has good and marketable title to, or a valid leasehold interest in, all real property, personal property and other assets reflected in the Company Financial Statements, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice. All such properties and assets (including Company Real Property) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)	statutory liens for Taxes not yet due and payable;

(ii)	mechanics, carriers’, workmen’s, repairmen’s, warehousemen, laborers, materialmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Company Business; or

(iii)	easements, rights of way, zoning ordinances and other similar encumbrances affecting Company Real Property which are not, individually or in the aggregate, material to the Company Business.

(b)	Section 4.10(b) of the Company Disclosure Schedules sets forth a true, correct and complete list of (i) all real property owned by each of the Company and the Company Subsidiaries (collectively, the “Owned Real Property”), including their street addresses, and (ii) all interests in real property leased or subleased by any of the Companies as lessee (collectively, the “Leased Property”), and identifies for each lease of Leased Property (collectively, the “Leases”) the parties thereto, the street address of the property subject thereto, the base rent payable thereunder, and the renewal option date (if any). With respect to each Owned Real Property, the Company or applicable Company Subsidiary has good and marketable title to each such Owned Real Property, subject only to Permitted Encumbrances, and has delivered or made available to ParentCo and Harvest true, complete and correct copies of the deeds and other instruments (as recorded) by which it acquired such Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in its possession and relating to the Owned Real Property. With respect to the Leased Property, the Company or applicable Company Subsidiary has a valid leasehold interest in each Leased Property, subject only to Permitted Encumbrances. The Company has previously delivered to the ParentCo and Harvest correct and complete copies of each Lease, together with all amendments, modifications, supplements, waivers and side letters related thereto. With respect to each Lease: (i) the Lease is legal, valid, binding, enforceable and in full force and effect; (ii) none of the Companies or, to the Company’s Knowledge, any other party to the Lease is in breach or default thereunder, and no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under the Lease; (iii) no party to the Lease has provided the other party with notice of any repudiation of any provision thereof; (iv) there are no disputes or oral agreements in effect as to the Lease; (v) the Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to ParentCo and Harvest; and (vi) none of Company or the Company Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease.

(c)	Except as set forth in Section 4.10(c) of the Company Disclosure Schedules, with respect to each Company Real Property: (i) the current use of such Company Real Property and the operation of the Company Business thereon does not violate any instrument of record or Contract affecting such Company Real Property, or any applicable Law in any material respect (without any fines or monetary Liabilities attached); (ii) there are no leases, subleases, licenses, concessions or other Contracts, written or oral, granting to any Person the right of use or occupancy of any portion of such Company Real Property except in favor of one of the Companies; and (iii) there are no Persons in possession of such Company Real Property except the Company or one of its Subsidiaries.

(d)	To the extent necessary to run the Company Business as conducted as of the date of this Agreement, the Company or applicable Company Subsidiary has all certificates of occupancy and Permits necessary for the current use and operation, in all material respects, of each Company Real Property. Such Permits have been validly issued by the appropriate Governmental Authority in compliance with all applicable Laws, and the Company or applicable Company Subsidiary has fully complied with all conditions of the Permits applicable to it. All such Permits are in full force and effect in all material respects without requirement of further consent or approval of any Person.

(e)	To the Company’s Knowledge, no part of any Company Real Property is subject to any building or use restrictions that would, individually or in the aggregate, materially restrict or prevent the operation of the Company Business in any material respect on such Real Property, and each such Real Property is properly and duly zoned for its current use, and such current use is in all respects a conforming use. No Governmental Authority having jurisdiction over any Company Real Property has issued or, to the Knowledge of the Company, threatened to issue any notice or order, injunction, judgment, decree, ruling, writ or arbitration award that adversely affects the use or operation of such Company Real Property.

(f)	There does not exist any actual or, to the Knowledge of the Company, threatened or contemplated, condemnation or eminent domain proceedings that affect any Company Real Property or any part thereof, and none of the Company or any of the Company Subsidiaries has received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or, other than pursuant to the terms of the applicable Contract, use any Company Real Property or any part thereof.

4.11	Condition and Sufficiency of Assets

The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Companies, together with all other properties and assets of the Companies, are sufficient for the continued conduct of the Company Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Company Business as currently conducted.

4.12	Intellectual Property

(a)	The Company or a Company Subsidiary is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Company’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Section 4.12(a) of the Company Disclosure Schedules contains a true and accurate list of all Company IP Registrations.

(b)	The Companies’ rights in the Company Intellectual Property are valid and enforceable. The Companies have taken all reasonable steps to maintain, protect and enforce the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property.

(c)	Except as set forth in Section 4.12(c) of the Company Disclosure Schedules, the conduct of the Company Business as currently conducted, and the products, processes and services of the Companies, do not infringe, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. No Person is currently infringing, misappropriating, or otherwise violating, any Company Intellectual Property.

(d)	Except as set forth in Section 4.12(d) of the Company Disclosure Schedules, there are no Actions (including any oppositions, interferences or re-examinations) settled, pending or, to the Company’s Knowledge, threatened: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Companies; or (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Companies’ rights with respect to any Company Intellectual Property. The Companies are not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

(e)	Except as would not have a Company Material Adverse Effect, the business of the Companies has not experienced any incident in which sensitive, personally identifiable information or other sensitive data was accessed without authorization by the Companies.

(f)	Section 4.12(f) of the Company Disclosure Schedules accurately identifies in all material respects each Contract pursuant to which any material Intellectual Property is licensed, or otherwise conveyed or provided to the Companies, other than (A) agreements between the Companies and their employees and consultants with respect to the ownership of any Company Intellectual Property by the Companies and (B) Off-the-Shelf Software. Section 4.12(f) of the Company Disclosure Schedules accurately identifies in all material respects each Contract pursuant to which any Person is currently granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any material Company Intellectual Property, other than consumer agreements or service agreements on the Company’s standard form(s) thereof and other non-exclusive licenses granted in the ordinary course of business.

4.13	Inventory

All inventory of the Companies, whether or not reflected in the Company Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice except for obsolete, damaged, defective or slow-moving items that have been written off or down to fair market value and for which adequate reserves have been established. All such inventory is owned by the Companies free and clear of all Encumbrances, and no inventory is held on a consignment basis. As of the Closing, the Companies will have a level of inventory consistent with past practice.

4.14	Accounts Receivable

The trade accounts receivable of the Companies (a) have arisen from bona fide transactions entered into by the Companies involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of the Companies not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice or as reserved for in the Company Financial Statements.

4.15	Insurance

Section 4.15 of the Company Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Companies and relating to the Company Business (collectively, the “Company Insurance Policies”) and true and complete copies of such Company Insurance Policies have been made available to ParentCo and Harvest. Such Company Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the Transaction. All premiums due on such Company Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Company Insurance Policy. To the Knowledge of the Company, there are no circumstances which would reasonably be expected to lead to the insurers avoiding any material Liability under any of the Company Insurance Policies. Except as would not have a Company Material Adverse Effect, (a) the applicable insured parties have complied with the provisions of the applicable Company Insurance Policies, and (b) none of the Companies has received any written notice regarding (i) the cancellation or invalidation of any of the Company Insurance Policies or (ii) any refusal of coverage under or any rejection of any material claim under, any such Company Insurance Policies.

4.16	Legal Proceedings; Governmental Orders

(a)	Except as set forth in Section 4.16(a) of the Company Disclosure Schedules, there are no Actions pending or, to the Company’s Knowledge, threatened against or by the Company or any Company Subsidiary that seeks Losses, or that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

(b)	To the Company’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any Action. Except as set forth in Section 4.16(b) of the Company Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Companies or any of their properties or assets.

4.17	Compliance With Laws; Permits

(a)	Except as set forth in Section 4.17(a) of the Company Disclosure Schedules or with respect to the illegality of cannabis under United States federal law or as otherwise disclosed with respect to the Environmental Laws covered in Section 4.18, each of the Companies has complied, and is now complying in all material respects, with all Laws applicable to it or its properties, assets or the Company Business. Except as set forth in Section 4.17(a) of the Company Disclosure Schedules, none of the Companies has received any written notice of any material inquiry, investigation, violation or alleged violation of any applicable Law or Governmental Order.

(b)	(i) Except as set forth in Section 4.17(b) of the Company Disclosure Schedules, all Company Cannabis Permits and all other material Permits, including without limitation all Company Cannabis Permits and other material Permits, required for each of the Companies to conduct the Company Business have been obtained by it or by their Affiliates and are valid and in full force and effect in accordance with their terms, and each of the Companies has timely executed the relevant requirements for the renewal of such Company Cannabis Permits or other material Permits, whenever needed, and (ii) no written notice of revocation, cancellation or termination of any Company Cannabis Permit or other material Permit has been received by any of the Companies. All fees and charges with respect to such Company Cannabis Permits and other material Permits as of the date hereof have been paid in full. Section 4.17(b) of the Company Disclosure Schedules lists all current Company Cannabis Permits and all other material Permits issued to any of the Companies, including the names of the Permits and their respective dates of issuance and expiration. Except as set forth in Section 4.17(b) of the Company Disclosure Schedules or as a result of a change in Law, no event has occurred that, with or without notice or lapse of time or both (including after the Closing), would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Company Cannabis Permit or other material Permit.

4.18	Environmental Matters

(a)	Except as set forth in Section 4.18(a) of the Company Disclosure Schedules, the Companies are, and have been, in compliance in all material respects with all Environmental Laws. The Companies have not received, from any Person, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date. To the Knowledge of the Company, the Companies are not under investigation or inquiry by any Governmental Authority in relation to any breach of Environmental Law or the failure to comply with the terms and conditions of any authorization required by Environmental Law.

(b)	The Companies have obtained and are in material compliance with all Environmental Permits necessary for the Company Business. Except as would not be material to the Companies, taken as a whole, (i) the Companies have obtained each authorization required by Environmental Laws for their respective businesses as currently conducted, (ii) the Companies have complied in all material respects with the terms and conditions on which any authorization required by Environmental Laws has been given to it and (iii) the Companies have complied in all material respects with any notification or claim made within the five (5) years ending on the date of this Agreement by any relevant Governmental Authority in respect of any breach of Environmental Laws.

(c)	No real property currently or formerly owned, operated or leased by a Company is listed on, or has been proposed for listing on, the National Priorities List (or the Superfund Enterprise Management System) under CERCLA, or any similar state list.

(d)	There has been no Release of Hazardous Materials by any of the Companies or their agents in contravention of Environmental Law with respect to the business or assets of any of the Companies or any real property currently or formerly owned, operated or leased, or formerly owned by any of the Companies, and none of the Companies has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the Company Business (including soils, groundwater, surface water, buildings and other structure located on any such real property) is contaminated with any Hazardous Material which could reasonably be expected to result in either an Environmental Claim against, or non-compliance or violation of any Environmental Law or term of any Environmental Permit by any of the Companies.

(e)	The Company has provided or otherwise made available to ParentCo: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Companies or any currently or formerly owned, operated or leased real property which are in the possession or control of the Companies, Company Unit Holders or Qualified Pipeline Entity Holders related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

4.19	Employee Benefit Matters

(a)	Section 4.19(a) of the Company Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, insurance, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Companies or any ERISA Affiliate for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Companies or any spouse or dependent of such individual, or under which the Companies has or may have any Liability, or with respect to which ParentCo or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (each, a “Company Benefit Plan”).

(b)	With respect to each Company Benefit Plan, the Company has made available to ParentCo accurate, current and complete copies of each of the following: (i) where the Company Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Company Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and Contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Company Benefit Plan; (v) in the case of any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Company Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Company Benefit Plan with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence with the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Company Benefit Plan.

(c)	Each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without Liabilities to ParentCo, the Companies or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event.

(d)	No Company Benefit Plan is, nor does the Company nor any of its ERISA Affiliates have or is reasonably expected to have any Liability or obligation under (i) any employee benefit plan subject to Section 412 of the Code or Title IV of ERISA; (ii) a multi-employer plan as defined in Section 3(37) of ERISA, (iii) a multiple employer plan as described in Section 413(c) of the Code, (iv) a multiple employer welfare arrangement as described in Section 3(40)(A) of ERISA, or (v) a voluntary employees’ beneficiary association described under Section 501(c)(9) of the Code or any other welfare benefit fund described under Section 419 or 419A of the Code.

(e)	Each Company Benefit Plan is in compliance in all material respects with its terms and with ERISA, the Code and other applicable Law. All material premiums, material contributions, or material other payments required to have been made by Law or under the terms of any Company Benefit Plan or any Contract or agreement relating thereto as of the Closing Date have been timely made, and all material reports, material returns and similar material documents required to be filed with any Governmental Authority or distributed to any plan participant with respect to any Company Benefit Plan have been duly and timely filed or distributed.

(f)	No Company Benefit Plan provides, and neither the Company nor any of the Company Subsidiaries has any obligation to provide, health, medical, life insurance or death benefits to current or former employees beyond their retirement or other termination of service, other than coverage mandated by COBRA or Section 4980B of the Code, or other Law, the premiums of which are fully paid by such current or former employees or their dependents.

(g)	With respect to each Company Benefit Plan (i) no “prohibited transaction” has occurred within the meaning of Sections 406 or 407 of ERISA or Section 4975 of the Code for which any Liability remains outstanding; and (ii) there have been no acts or omissions by the Company or any ERISA Affiliate that have given or could be reasonably expected to give rise to any fines, penalties, taxes or related charges under Sections 502(c), 502(i), 502(l), 502(m) or 4071 of ERISA or Section 511 or Chapter 43 of the Code, for which the Company or any Company Subsidiary has any Liability or with respect to which ParentCo or any of its Affiliates would reasonably be expected to have any Liability.

(h)	The Company and its ERISA Affiliates have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder.

(i)	The Companies and each Company Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (i) are currently in compliance, in all material respects, with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“ACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No.111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with ACA and HCERA, the “Health Care Reform Laws”) and (ii) have been in compliance, in all material respects, with all Health Care Reform Laws since March 23, 2010, in the case of each of clauses (i) and (ii), to the extent the Health Care Reform Laws are applicable thereto.

(j)	There is no pending or, to the Company’s Knowledge, threatened Action relating to a Company Benefit Plan (other than routine claims for benefits), and no Company Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(k)	Each individual who is classified by the Companies as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Company Benefit Plan.

(l)	Except as set forth in Section 4.19(l) of the Company Disclosure Schedules, neither the Company nor any of the Company Subsidiaries has any contractual obligation to reimburse or otherwise “gross-up” any Person for Tax.

(m)	Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, manager, officer, employee, independent contractor or consultant of any of the Companies to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Companies to merge, amend or terminate any Company Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Company Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code or be subject to an excise tax under Section 4999 of the Code.

4.20	Employment Matters

(a)	Section 4.20(a) of the Company Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of any of the Companies as of the date hereof, including any such employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether classified as exempt or non-exempt for overtime purposes), the name of their respective employer and work location; (iii) hire date; (iv) employment status (including whether active or on leave; and (v) current annual base compensation rate; and (vi) commission, bonus or other incentive based compensation for directors and officers of the Company, as of the date hereof. Except as set forth in Section 4.20 of the Company Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of any of the Companies for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of any of the Companies with respect to any compensation, commissions or bonuses, except for (i) discretionary bonuses for 2018 described in Section 4.20(a) of the Company Disclosure Schedules and which will be paid in 2019; (ii) wages owed and which will be paid during the Company’s upcoming payroll cycles; and (iii) any bonuses described in Section 4.20(a) of the Company Disclosure Schedules that are payable in connection with the consummation of the transactions contemplated by this Agreement.

(b)	Except as set forth in Section 4.21(b) of the Company Disclosure Schedules, none of the Companies has ever been a party to, bound by, or negotiated any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”). None of the Company or any Company Subsidiary has been subject to a strike, work stoppage or material labor dispute since the date that is three (3) years prior to the date hereof. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the Company’s Knowledge, threatened involving employees of the Company or any Company Subsidiary. There are no pending or, to the Company’s Knowledge, threatened, and, since January 1, 2016, there have been no strikes, lockouts, or union organization activities. The Company and each of the Company Subsidiaries are not engaged in and have not engaged in any unfair labor practice that has resulted or could reasonably be expected to result, individually or in the aggregate, in any Liability to the Company or any of the Company Subsidiaries. There is no unfair labor practice charge against the Company or any of the Company Subsidiaries pending or, to the Company’s Knowledge, threatened before the National Labor Relations Board or any similar labor relations authority that could reasonably be expected to result in any Liability to the Company or any of the Company Subsidiaries.

(c)	Except as set forth in Section 4.20(c) of the Company Disclosure Schedules, all of the Companies are and have been in compliance all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance.

(d)	The Companies are in compliance with the federal Workers Adjustment and Retraining Notification Act and all similar state or local Laws (collectively, the “WARN Act”), and the Companies do not have any Liability pursuant the WARN Act. The Companies have not implemented or been involved in any “mass layoff” or “plant closing” as defined in the WARN Act within the past three (3) years.

4.21	Taxes

(a)	The Company and each of the Company Subsidiaries has duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required by Law to be filed by it and all such Tax Returns are true, correct and complete in all material respects; provided that the Company makes no representations with respect to the application of Section 280E of the Code. The Company and the Company Subsidiaries have timely and fully paid all material income and other Taxes due and owing (whether or not shown on any Tax Return); provided that the Company makes no representations regarding the possible adjustment to or recalculation of Taxes due and owing by the Company or the Company Subsidiaries for any period prior to the Closing Date from the application of Section 280E.

(b)	Except as set forth on Section 4.21(b) of the Company Disclosure Schedules, there have been no entity classification elections filed pursuant to Treasury Regulations Section 301.7701-3 (or any analogous provision of state or local income Tax Law), with respect to the Company or any of the Company Subsidiaries. Except as set forth in Section 4.21(a) of the Company Disclosure Schedules, each of the Company and the Company Subsidiaries is currently, and has been at all times since its formation, treated as a partnership or as an entity disregarded from its owner as defined in Section 301.7701-3 of the U.S. Treasury Regulations for U.S. federal, state, and where applicable, local income tax purposes.

(c)	The Companies have withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, owner or other party, and complied with all material backup withholding and material information reporting provisions of applicable Law.

(d)	There are no liens for material Taxes upon the assets of any of the Company and the Company Subsidiaries other than for current Taxes not yet due and payable.

(e)	No claim (which remains unresolved) has been made in writing by any Tax authority in a jurisdiction where any of the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any such Company Subsidiary is subject to Tax in such jurisdiction. None of the Company or any of the Company Subsidiaries has nexus or is required to file Tax Returns in a jurisdiction where it does not file Tax Returns, whether or not the Company or any such Company Subsidiary has a physical presence in such jurisdiction (including any jurisdiction that may subject the Company or such Company Subsidiary to taxation in accordance with South Dakota v. Wayfair, Inc., 86 U.S.L.W. 4452 (2018)).

(f)	Except as set forth on Section 4.21(f) of the Company Disclosure Schedules, no extensions or waivers of statutes of limitations extending the period for the assessment or collection of any Tax have been given or requested with respect to any Taxes of the Company or the Company Subsidiaries, other than extensions for periods that are now expired.

(g)	To the Knowledge of the Company, no audit or other examination of any Tax Return of any of the Company or any Company Subsidiary by any Governmental Authority is presently in progress, nor has any of the Company or any Company Subsidiary been notified in writing of any request for such an audit or other examination. No power of attorney that is currently in effect has been granted by the Company or any Company Subsidiary with respect to any Tax matter.

(h)	None of the Company or the Company Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any taxing authority with respect to any Taxes, nor is any such request outstanding.

(i)	None of the Company or the Company Subsidiaries will be required to include any item of material income in, or exclude any item of material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in or improper use of any method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law); (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law); (iii) any installment sale or open transaction made on or prior to the Closing Date; (iv) any prepaid amount received on or prior to the Closing Date; (v) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law) existing on the Closing Date; or (vi) an election under Section 108(i) of the Code. None of the Company nor any of the Company Subsidiaries has made an election under Section 965(h) of the Code to pay the net Tax liability under Section 965 of the Code in installments.

(j)	None of the Company or any Company Subsidiaries has (i) ever been a member of an affiliated, consolidated, combined, unitary or similar group filing a consolidated Tax Return, (ii) ever been a party to any Tax sharing, Tax indemnification, Tax allocation agreement, or similar agreement (other than pursuant to commercial Contracts entered into in the ordinary course of business the primary purpose of which is not related to Taxes), nor does the Company or any Company Subsidiary owe any amount under any such agreement or have any liability to any Person as a result of, pertaining to or arising in connection with any such agreement (iii) any Liability for the Taxes of any Persons, including any arrangement for group or consortium relief or similar arrangement, as a transferee or successor, by contract, by operation of Law or otherwise (other than pursuant to commercial Contracts entered into in the ordinary course of business the primary purpose of which is not related to Taxes).

(k)	Neither the Company nor any Company Subsidiary has engaged in any transaction with a non-U.S. Affiliate.

(l)	Except as set forth on Section 4.21(l) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary is a party to any joint venture, partnership, other arrangement or Contract which could be treated as a partnership for U.S. federal income Tax purposes.

(m)	None of the Company or any Company Subsidiaries has ever been a controlled foreign corporation as defined in Section 957(a) of the Code or a passive foreign investment company as defined in Section 1297(a) of the Code nor does any of the Company or any Company Subsidiary own stock in a controlled foreign corporation as defined in Section 957(a) of the Code or a passive foreign investment company as defined in Section 1297(a) of the Code.

(n)	Neither the Company nor any Company Subsidiary has (i) participated in any reportable transaction within the meaning of U.S. Treasury Regulations Section 1.6011-4(b) (or any similar provision of any Tax Law), or (ii) taken any reporting position on a Tax Return, which reporting position (A) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of any Tax law), and (B) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of any Tax Law).

(o)	Neither the Company nor any Company Subsidiary is subject to Tax in any jurisdiction outside its jurisdiction of organization by virtue of (i) having a permanent establishment or other place of business or (ii) having a source of income in that jurisdiction. The Company is not required to file Tax Returns or pay Taxes in a country other than the United States.

(p)	Within the meaning of U.S. Treasury Regulation Section 1.1445-11T(d), neither (i) 50% or more of the value of the gross assets of the Company consists of “United States real property interests” under Section 897 of the Code, nor (ii) 90% or more of the value of the gross assets of the Company consists of U.S. real property interests plus cash or cash equivalents.

(q)	The Company and the Company Subsidiaries have not taken or omitted any action and, to the Company’s Knowledge, there is no fact, agreement, plan or other circumstance relating to the Harvest Exchange, Unit Exchange, Qualified Holdco Exchange or Qualified Pipeline Exchange that would reasonably be expected to prevent or impede such transactions from qualifying for the Intended U.S. Tax Treatment.

(r)	Notwithstanding anything to the contrary contained in this Agreement, no representations or warranties are made as to the amount or availability in any Post-Closing Tax Period of any net operating losses, credits, adjusted tax basis or other tax attributes of the Company and the Company Subsidiaries as of the Effective Date.

4.22	Related Party Transactions

Except (i) for the Company Benefit Plans and employment relationships entered into and compensation paid in the ordinary course of business, (ii) for intercompany arrangements between any of the Companies, or (iii) as listed in Section 4.22 of the Company Disclosure Schedules, as of the date of this Agreement, none of the Company, or any officer, manager or director of any of the Companies or to the Company’s Knowledge, any Affiliates of the Companies (a) has any direct or indirect ownership interest in, or is an officer, manager, director, employee of, consultant to, or contractor for, any Person that does business with, or has any contractual arrangement with, any of the Companies (except with respect to any interest in less than 5% of the shares of any corporation whose shares are publicly traded) or (b) is a party to an agreement with any of the Companies.

4.23	Brokers

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

4.24	Books and Records

The corporate records and minute books of the Companies have been maintained in material compliance with all applicable Laws, and the minute books of the Companies as provided to Harvest are complete and accurate in all material respects. The corporate minute books for the Companies contain minutes of all meetings and resolutions of the directors and securityholders held.

4.25	Information in Harvest Circular

The information supplied or to be supplied by the Company, or on its behalf by any Affiliate or Representative, relating to the Companies and their respective stockholders, members, control Persons and Representatives for inclusion in the Harvest Circular, any supplements thereto or in any other document filed with any Governmental Authority in connection herewith, shall be in accordance with Section 2.06.

4.26	Anti-Money Laundering

The operations of the Companies are and have been conducted, at all times, in material compliance with all applicable financial recordkeeping and reporting requirements of applicable anti-money laundering Laws of the jurisdictions in which the Company conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Company Anti-Money Laundering Laws”), and no Action by or before any Governmental Authority against the Company with respect to the Company Anti-Money Laundering Laws is pending. None of the Companies has, directly or indirectly: (a) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any governmental agency, authority or instrumentality of any jurisdiction in violation of applicable Law; or (b) made any contribution to any candidate for public office, in either case where either the payment or the purpose of such contribution, payment or gift was, is or would be prohibited under the Canada Corruption of Foreign Public Officials Act (Canada) or the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (United States) or the rules and regulations promulgated thereunder or under any other Law of any relevant jurisdiction covering a similar subject matter applicable to the Company, its Subsidiaries and their operations. None of the Companies, or, to the Knowledge of the Company, any director, officer, agent, employee, affiliate or Person acting on behalf of the Company has been or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department or, to the Knowledge of the Company, are conducting business with any person subject to any United States sanctions.

4.27	Corrupt Practices Legislation

None of the Companies or any of their respective officers, managers, directors or employees acting on behalf of the Company or the Company Subsidiaries has violated the United States’ Foreign Corrupt Practices Act (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any similar applicable Law, and to the Knowledge of the Company, no such action has been taken by any of its agents, representatives or other Persons acting on behalf of the Company or its Subsidiaries. The Company and the Company Subsidiaries have instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

4.28	Acquisition Targets

The Companies have entered into letters of intent or definitive purchase agreements to acquire the businesses and operations of the Acquisition Targets as described in Section 4.28 of the Company Disclosure Schedules. The representations and warranties set forth in this Section 4.28 relate solely to the Acquisition Targets.

(a)	Organization. Each of the Acquisition Targets is a limited liability company or corporation, as applicable, duly organized, validly existing and in good standing under the Laws of the state of its formation or incorporation, as applicable. Each of the Acquisition Targets has full limited liability company power or corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted, except to the extent that any lack of power or authority would not result in a Material Adverse Effect. No Acquisition Target is the subject of any administration, administrative receivership, insolvency, dissolution, liquidation, receivership, reorganization or similar proceeding and, to the Knowledge of the Company, no steps have been taken for the Acquisition Targets to become the subject of any such proceeding.

(b)	Capitalization. All of the outstanding issued share capital, shares or limited liability company or membership interests of, or other equity rights or equity interests in, each Acquisition Target (collectively, the “Acquisition Target Equity Interests”) are duly and validly issued and outstanding, and are legally owned by the record holders thereof, free and clear of all Encumbrances, except for applicable transfer restrictions pursuant to applicable Laws or Encumbrances in the respective governing documents of the Acquisition Targets. Upon consummation of the applicable Pipeline Binding Acquisition, any of the Companies that is acquiring Acquisition Target Equity Interests in such Pipeline Binding Acquisition will own all of such Acquisition Target Equity Interests, free and clear of all Encumbrances, other than those created by the Company’s governing documents or under applicable securities Laws. Except as set forth on Section 4.28(b) of the Company Disclosure Schedules, there are no outstanding warrants, grants, options, rights, agreements, convertible or exchangeable securities or other commitments or obligations pursuant to which any Acquisition Target is or may become obligated to allot, issue, sell, transfer, purchase, return or redeem any shares or limited liability company or membership interest, other equity rights, interests or other securities of the Acquisition Target.

(c)	Acquisition Targets. Except as set forth on Section 4.28(c) of the Company Disclosure Schedules, there are no other corporations, limited liability companies, partnerships, joint ventures or similar arrangements in which any Acquisition Target owns any direct or indirect equity ownership or other interest or right to acquire the same.

(d)	No Conflicts. The execution, delivery and performance by each Acquisition Target of the transaction documents governing the applicable Pipeline Binding Acquisition (if and when executed), and the consummation of the transactions contemplated thereunder, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, certificate of incorporation, limited liability agreement, by-laws or other organizational documents of the Acquisition Targets; (b) except as set forth in Section 4.28(d) of the Company Disclosure Schedules and except with respect to the illegality of cannabis under United States federal law, conflict with, or result in a violation or breach, in any material respect, of any provision of any Law or Governmental Order applicable to any of the Acquisition Targets; or (c) except as set forth in Section 4.28(d) of the Company Disclosure Schedules, or as otherwise disclosed or required by the transaction documents governing the applicable Pipeline Binding Acquisition, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any of the Acquisition Targets is a party or by which any of the Acquisition Targets is bound or to which any of their respective properties and assets are subject (including any Acquisition Target Material Contract) or any Permit affecting the properties, assets or business of the Acquisition Targets, except (i) where such violation, default or breach, individually or in the aggregate with any other violations, defaults or breaches, would not result in an Acquisition Target Material Adverse Effect; (ii) for those consents, notices or other actions, the failure to give or obtain such consent, notice or take such other action would not result in an Acquisition Target Material Adverse Effect; or (iii) that are the Acquisition Target Cannabis Consents.

(e)	Financial Statements. The annual financial statements as at December 31, 2018, and if applicable, interim, financial statements of each Acquisition Target, in each case that are in the possession of the Company (the “Acquisition Target Financial Statements”), have been delivered to Harvest. Except as set forth in Section 4.28(e) of the Company Disclosure Schedules, the Acquisition Target Financial Statements fairly present in all material respects the financial condition of the applicable Acquisition Target as of the date they were prepared and the results of the operations of such Acquisition Target for the periods indicated.

(f)	Undisclosed Liabilities. Except as disclosed or required by the transaction documents governing the applicable Pipeline Binding Acquisition, no Acquisition Target has any Liabilities, except (i) those which are adequately reflected or reserved against in the Acquisition Target Financial Statements, and (ii) those which have been incurred in the ordinary course of business consistent with past practice and which are not, individually or in the aggregate material in amount.

(g)	Absence of Certain Changes, Events and Conditions. Except as set forth in Section 4.28(g) of the Company Disclosure Schedules, and other than (i) in connection with the acquisition of an Acquisition Target, (ii) in the ordinary course of business consistent with past practice, or (iii) as contemplated by this Agreement, since January 1, 2019 there has not been, with respect to any of the Acquisition Targets, any:

(i)	event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii)	amendment of its charter, by-laws or other organizational documents (other than amendments made at the request of the Company);

(iii)	split, combination or reclassification of any shares of its capital stock or membership units;

(iv)	issuance, sale or other disposition of any of its capital stock or membership units (excluding issuances of capital stock (A) pursuant to ordinary course grants to officers, employees or consultants, (B) upon conversion, exchange or exercise of outstanding convertible securities, (C) pursuant to restructuring or roll-up transactions or (D) pursuant to the Pipeline Binding Acquisitions);

(v)	material change in any method of its accounting or accounting practice, except as required by IFRS or as disclosed in the notes to the Acquisition Target Financial Statements;

(vi)	incurrence, assumption or guarantee of any material indebtedness for borrowed money (except for funds borrowed from any of the Companies, unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice);

(vii)	material damage, destruction or loss (whether or not covered by insurance) to its property;

(viii)	any material capital investment in, or any material loan to, any other Person;

(ix)	acceleration, termination or cancellation of any Acquisition Target Material Contract (other than terminations made at the request of the Company);

(x)	any capital expenditures in excess of $[***], inclusive of the capital expenditures of the Companies;

(xi)	adoption, modification or termination of any collective bargaining or other agreement with a Union, in each case whether written or oral;

(xii)	any material loan to (or forgiveness of any material loan to) any of its stockholders or current or former directors, officers and employees;

(xiii)	imposition of any Encumbrance upon any of the Acquisition Targets or any of their material properties, or assets, whether tangible or intangible;

(xiv)	action by any Acquisition Target to enter into any Tax sharing, allocation, indemnification or similar agreement, enter into any closing agreement with any taxing authority, settle any material claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, apply for or pursue any Tax ruling, change any Tax identification number, execute any powers of attorney in respect of any Tax matter, or file any amended Tax Return;

(xv)	purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess $[***], inclusive of the capital expenditures of the Companies, individually (in the case of a lease, per annum) $[***] in the aggregate, inclusive of the capital expenditures of the Companies (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice; or

(xvi)	acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof.

(h)	Material Contracts. Section 4.28(h) of the Company Disclosure Schedules lists each of the following Contracts of the Acquisition Targets disclosed the transaction documents governing the applicable Pipeline Binding Acquisition (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 4.28(h) of the Company Disclosure Schedules, being “Acquisition Target Material Contracts”):

(i)	each Contract involving aggregate consideration in excess of $[***], inclusive of the capital expenditures of the Companies, and which, in each case, cannot be cancelled thereby without penalty or without more than ninety (90) days’ notice;

(ii)	all purchase agreements, merger agreements or similar acquisition or disposition agreements that provide for the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iii)	all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which any of the Acquisition Targets is a party and which provide for annual compensation in excess of $[***] and are not cancellable without penalty or without more than ninety (90) days’ notice;

(iv)	all Contracts relating to material indebtedness for borrowed money (including, without limitation, guarantees) of any Acquisition Target;

(v)	any partnership, joint venture or similar agreements that could require any payment or contribution in excess of $[***], inclusive of the capital expenditures of the Companies;

(vi)	any agreement limiting or restraining in any material respect any of the Acquisition Targets or any successor thereto from soliciting customers or engaging or competing in any manner (including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses), in any location or in any business;

(vii)	any agreement that grants to any Person any right of first offer or right of first refusal to purchase, lease, sublease, use, possess or occupy all or a substantial portion of the material assets of an Acquisition Target;

(viii)	all material Contracts with any Governmental Authority to which any of the Acquisition Targets is a party;

(ix)	all Contracts that limit or purport to limit the ability of any of the Acquisition Targets to compete in any line of business or with any Person or in any geographic area or during any period of time; and

(x)	all collective bargaining agreements or Contracts with any Union to which any of the Acquisition Targets is a party.

Complete and correct copies of each Acquisition Target Material Contract have been made available to Harvest. Each Acquisition Target Material Contract is valid and binding on the applicable Acquisition Target in accordance with its terms and is in full force and effect. None of the Acquisition Targets or, to the Company’s Knowledge, any other party thereto is in material breach of or default under (or, to the Company’s Knowledge, is alleged to be in material breach of or default under), or has provided or received any notice of any intention to terminate, any Acquisition Target Material Contract. To the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Acquisition Target Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. As of the date of this Agreement, there exists no actual, or to the Company’s Knowledge threatened, termination or cancellation or material limitation of any Material Contract.

(i)	Title to Assets; Real Property.

(i)	Except as set forth in Section 4.28(i)(i) of the Company Disclosure Schedules, each of the Acquisition Targets has good and marketable title to, or a valid leasehold interest in, all real property, personal property and other assets reflected in the Acquisition Target Financial Statements, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice. All such properties and assets (including the Acquisition Target Real Property) are free and clear of Encumbrances except for Permitted Encumbrances.

(ii)	Section 4.28(i)(ii) of the Company Disclosure Schedules sets forth a true, correct and complete list of (i) all real property owned by each Acquisition Target (collectively, the “Acquisition Target Owned Real Property”), including their street addresses, and (ii) all interests in real property leased or subleased by any of the Acquisition Targets as lessee (collectively, the “Acquisition Target Leased Property”, and together with the Acquisition Target Owned Real Property, the “Acquisition Target Real Property”), and identifies for each lease of Acquisition Target Leased Property (collectively, the “Acquisition Target Leases”) the parties thereto and the street address of the property subject thereto. With respect to each Acquisition Target Owned Real Property, the applicable Acquisition Target has good and marketable title to each such Acquisition Target Owned Real Property, subject only to Permitted Encumbrances. With respect to each Acquisition Target Leased Property, the applicable Acquisition Target has a valid leasehold interest in each Acquisition Target Leased Property, subject only to Permitted Encumbrances. With respect to each Acquisition Target Lease: (i) the Acquisition Target Lease is legal, valid, binding, enforceable and in full force and effect; (ii) none of the Acquisition Targets or, to the Company’s Knowledge, any other party to the Acquisition Target Lease is in breach or default thereunder; and (iii) none of Acquisition Targets has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Acquisition Target Lease.

(iii)	Except as set forth in Section 4.28(i)(iii) of the Company Disclosure Schedules, with respect to each Acquisition Target Real Property, the current use of the Acquisition Target Real Property and the operation of the applicable Acquisition Target’s business thereon does not violate any instrument of record or Contract affecting such Acquisition Target Real Property, or any applicable Law in any material respect (without any fines or monetary Liabilities attached).

(iv)	There does not exist any actual or, to the Knowledge of the Company, threatened or contemplated, condemnation or eminent domain proceedings that affect any Acquisition Target Real Property or any part thereof, and none of the Acquisition Targets has received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or, other than pursuant to the terms of the applicable Contract, use any Acquisition Target Real Property or any part thereof.

(j)	Intellectual Property.

(i)	The conduct of the business of the Acquisition Targets as currently conducted, and the products, processes and services of the Acquisition Targets, do not infringe, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. No Person is currently infringing, misappropriating, or otherwise violating, any Intellectual Property that is owned by the Acquisition Targets (the “Acquisition Target Intellectual Property”).

(ii)	Except as set forth in Section 4.28(j)(ii) of the Company Disclosure Schedules, there are no Actions settled, pending or, to the Company’s Knowledge, threatened (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Acquisition Targets or (ii) challenging the validity, enforceability, registrability or ownership of any Acquisition Target Intellectual Property or the Acquisition Targets’ rights with respect to any Acquisition Target Intellectual Property. The Acquisition Targets are not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Acquisition Target Intellectual Property.

(iii)	DGV Group, LLC, a Delaware limited liability company (“DGV”), (or its Affiliates) owns or has adequate, valid and enforceable rights to use all of its registered Intellectual Property, free and clear of all Encumbrances. DGV is not bound by any outstanding order, injunction, order or decree restricting the use of its registered Intellectual Property, or restricting the licensing thereof to any person or entity. With respect to the DGV registered Intellectual Property set forth in Section 4.28(j)(iii) of the Company Disclosure Schedules (the “DGV Intellectual Property”), including the (A) jurisdiction where the application or registration is located, (B) the application or registration number; and (C) the application or registration date. All DGV registered Intellectual Property set forth in Section 4.28(j)(iii) of the Company Disclosure Schedules is valid, subsisting and in full force and effect and DGV (or its Affiliates) has paid all maintenance fees and made all filings required to maintain DGV’s ownership thereof.

(iv)	DGV’s rights in the DGV Intellectual Property are valid and enforceable. DGV has taken all reasonable steps to maintain, protect and enforce the DGV Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the DGV Intellectual Property.

(v)	Section 4.28(j)(v) of the Company Disclosure Schedules contains a list of all DGV contracts. Each DGV contract is valid and binding on DGV in accordance with its terms and is in full force and effect. None of DGV or, to DGV’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate any DGV contract.

(k)	Legal Proceedings; Governmental Orders.

(i)	Except as set forth in Section 4.28(k)(i) of the Company Disclosure Schedules, there are no Actions pending or, to the Company’s Knowledge, threatened against any Acquisition Target that seeks Losses or challenge or seek to prevent, enjoin or otherwise delay the applicable Pipeline Binding Acquisition.

(ii)	Except as set forth in Section 4.28(k)(ii) of the Company Disclosure Schedules, there are no material outstanding Governmental Orders and no material unsatisfied judgments, penalties or awards against or affecting the Acquisition Targets or any of their properties or assets.

(l)	Compliance with Laws; Permits.

(i)	Except as set forth in Section 4.28(l)(i) of the Company Disclosure Schedules, or with respect to the illegality of cannabis under United States federal law or as otherwise disclosed with respect to the Environmental Laws covered in Section 4.28(m), each of the Acquisition Targets has complied, and is now complying in all material respects, with all Laws applicable to it or its properties or assets. Except as set forth in Section 4.28(l)(i) of the Company Disclosure Schedules, none of the Acquisition Targets has received any written notice of any material inquiry, investigation, violation or alleged violation of any applicable Law or Governmental Order.

(ii)	Section 4.17(b) of the Company Disclosure Schedules lists all local and state cannabis permits issued to an Acquisition Target (“Acquisition Target Cannabis Permits”). Except as set forth on Section 4.28(l)(ii) of the Company Disclosure Schedules, (i) all Acquisition Target Cannabis Permits (including all Acquisition Target Cannabis Permits) or other material Acquisition Target Permits required for each of the Acquisition Targets to conduct their business as currently conducted have been obtained by it or by its Affiliates and are valid and in full force and effect in accordance with their terms, and each of the Acquisition Targets has timely executed the relevant requirements for the renewal of such Acquisition Target Cannabis Permits and other material Acquisition Target Permits, whenever needed, and (ii) no written notice of revocation, cancellation or termination of any Acquisition Target Cannabis Permits or other material Acquisition Target Permits has been received by any of the Companies. All fees and charges with respect to such Acquisition Target Cannabis Permits and other material Acquisition Target Permits as of the date hereof have been paid in full. Except as set forth on Section 4.28(l)(ii) of the Company Disclosure Schedules or as a result of a change in Law, no event has occurred that, with or without notice or lapse of time or both (including after the closing of the applicable Pipeline Binding Acquisition), would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Acquisition Target Cannabis Permits and other material Acquisition Target Permits of an Acquisition Target.

(m)	Environmental Laws. Except as set forth in Section 4.28(m) of the Company Disclosure Schedules, the Acquisition Targets are, and have been, in compliance in all material respects with all Environmental Laws. The Acquisition Targets have not received, from any Person, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date. To the Knowledge of the Company, the Acquisition Targets are not under investigation or inquiry by any Governmental Authority in relation to any breach of Environmental Law or the failure to comply with the terms and conditions of any authorization required by Environmental Law.

(n)	Employee Benefit Matters.

(i)	For purposes of this Agreement, “Acquisition Target Benefit Plan” means each pension, benefit, retirement, compensation, employment, consulting, profit- sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, insurance, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement that is or has been maintained, sponsored, contributed to, or required to be contributed to by any Acquisition Target or any ERISA Affiliate of an Acquisition Target for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Acquisition Targets or any spouse or dependent of such individual.

(ii)	Except as set forth in Section 4.28(n)(ii) of the Company Disclosure Schedules, each Acquisition Target Benefit Plan can be amended, terminated or otherwise discontinued after the closing of the applicable Pipeline Binding Acquisition in accordance with its terms, without Liabilities to ParentCo, the Companies or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event.

(iii)	There is no pending or, to the Company’s Knowledge, threatened Action relating to an Acquisition Target Benefit Plan (other than routine claims for benefits), and no Acquisition Target Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(o)	Employment Matters.

(i)	Section 4.28(o)(i) of the Company Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of any of the Acquisition Targets as of the date hereof with annual compensation in excess of $[***] and which cannot be terminated at will, and sets forth for each such individual the following: (i) name; (ii) title or position; and (iii) current annual base compensation rate, as of the respective dates set forth in Section 4.28(o)(i) of the Company Disclosure Schedules.

(ii)	Except as set forth in Section 4.28(o)(ii) of the Company Disclosure Schedules, none of the Acquisition Targets is a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a Union.

(p)	Taxes. Each Acquisition Target has duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required by Law to be filed by it and all such Tax Returns are true, correct and complete in all material respects; provided that no representation is made with respect to the application of Section 280E of the Code. Each Acquisition Target has timely and fully paid all material income and other Taxes due and owing (whether or not shown on any Tax Return); provided that no representation is made regarding the possible adjustment to or recalculation of Taxes due and owing by such Acquisition Target for any period prior to the Closing Date from the application of Section 280E.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF HARVEST

Except as set forth in the correspondingly numbered sections of the Harvest Disclosure Schedules, Harvest represents and warrants to the Company and ParentCo that the statements contained in this Article 5 are true and correct as of the date hereof and will be true and correct as of the Closing Date.

5.01	Organization, Qualification and Authorization of Harvest

(a)	Harvest is a corporation duly organized, validly existing and in good standing under the Laws of British Columbia, Canada and has all necessary power and authority to conduct its business in the manner in which it is currently being conducted. Harvest is duly qualified or otherwise authorized to do business in each of the jurisdictions where it is required to be so qualified or otherwise authorized, except to the extent that the failure to be so qualified or otherwise authorized would not have a Harvest Material Adverse Effect. Harvest is not the subject of any administration, administrative receivership, insolvency, dissolution, liquidation, receivership, reorganization or similar proceeding and, to the Knowledge of Harvest, no steps have been taken for Harvest to become the subject of any such proceeding.

(b)	The execution and delivery by Harvest of this Agreement and the Transaction Documents to which it is a party, the performance by it of its obligations hereunder and thereunder and the consummation by it of the Transactions have been duly authorized by all requisite corporate action of Harvest, and no other proceeding on the part of Harvest is necessary to authorize this Agreement or Harvest’s performance hereunder other than as provided for under this Agreement. This Agreement has been and, upon their execution and delivery, the Transaction Documents to which it is or shall become a party shall have been, duly executed and delivered by Harvest, and (assuming due authorization, execution and delivery by the Company and each other Party hereto of this Agreement and the applicable Transaction Documents) this Agreement constitutes, and upon their execution the Transaction Documents shall constitute, a legal, valid and binding obligation of Harvest enforceable against Harvest in accordance with the terms hereof and thereof, in each case, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ right and remedies.

5.02	No Conflicts; Consents

The execution, delivery and performance by Harvest of this Agreement and the applicable Transaction Documents, and the consummation of the Transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of organization, bylaws or other organizational documents of Harvest or the Harvest Subsidiaries; (b) except with respect to the illegality of cannabis under United States federal law, conflict with or result in a violation or breach in any material respect, of any provision of any Law or Governmental Order applicable to Harvest or any Harvest Subsidiary; or (c) except as set forth in Section 5.02 of the Harvest Disclosure Schedules, or as otherwise required by the terms of this Agreement, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Harvest or any Harvest Subsidiary is a party or by which Harvest or any Harvest Subsidiary is bound or to which any of their respective properties and assets are subject or any Permit affecting the properties, assets or business of Harvest and the Harvest Subsidiaries, except (i) where such violation, default or breach would not result in a Harvest Material Adverse Effect, (ii) for those consents, notices or other actions the failure to give or obtain would not result in a Harvest Material Adverse Effect; or (iii) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of any of Harvest or the Harvest Subsidiaries. Except as set forth in Section 5.02 of the Harvest Disclosure Schedules (or as otherwise expressly contemplated by this Agreement), no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Harvest or any of the Harvest Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the Transactions.

5.03	Voting

The only vote of any of the Harvest Shareholders necessary in connection with the entry into of this Agreement by Harvest and the consummation of the Transactions, including the Closing are:

(a)	the Harvest Required Shareholder Approval to approve (i) the Arrangement and the Plan of Arrangement, and (ii) the Harvest Equity Incentive Plan Resolution; and

(b)	any approval that may be required in connection with the Restricted Security Relief.

5.04	Governmental Approvals and Consents

Other than as set forth in Section 5.04 of the Harvest Disclosure Schedules, no consent, notice, waiver, approval, Governmental Order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Harvest or any Harvest Subsidiary with the execution and delivery of this Agreement and any Transaction Documents to which Harvest is a party or the consummation of the Transactions, except for (a) HSR Approval, (b) the approval of the Arrangement and Plan of Arrangement by the Court, (c) the filing with the securities regulators in Canada and with the CSE of the Harvest Circular, including any applicable filings thereof with the SEC, (d) the application for, and approval of, the listing of the ParentCo Subordinate Voting Shares to be issued by ParentCo as contemplated hereunder on the CSE, (e) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Harvest Material Adverse Effect and (f) the Restricted Security Relief.

5.05	Brokers

Other than as set forth in Section 5.05 of the Harvest Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Harvest.

5.06	Legal Proceedings; Governmental Orders

(a)	Except as set forth in Section 5.06(a) of the Harvest Disclosure Schedules, there are no Actions pending or, to Harvest’s Knowledge, threatened against or by Harvest or any Harvest Subsidiary that seek to prevent, enjoin or otherwise delay the Transactions. To the Knowledge of Harvest, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

(b)	Except as set forth in Section 5.06(b) of the Harvest Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Harvest or any Harvest Subsidiary or any of their properties or assets.

5.07	Tax Matters

(a)	Harvest and the Harvest Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required by Law to be filed by it and all such Tax Returns are true, correct and complete in all material respects provided that Harvest makes no representation with respect to the application of Section 280E of the Code. Harvest and its subsidiaries have timely and fully paid all material amounts of Taxes due and owing (whether or not shown on any Tax Return); provided that Harvest makes no representation regarding the possible adjustment to or recalculation of Taxes due and owing by the Company or the Subsidiaries for any period prior to the Closing Date from the application of Section 280E of the Code.

(b)	For U.S. federal, state and where applicable, local income tax purposes, Harvest is treated as a U.S. corporation pursuant to the provisions of Section 7874 of the Code and any corresponding sections of state or local law. Harvest is not and has not been a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c) of the Code.

(c)	Harvest and the Harvest Subsidiaries have withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, owner or other party, and complied with all material backup withholding and material information reporting provisions of applicable Law.

(d)	There are no material liens for Taxes upon the assets of any of Harvest and the Harvest Subsidiaries other than for current Taxes not yet due and payable.

(e)	No audit or other examination of any Tax Return of any of Harvest or any Harvest Subsidiary by any Governmental Authority is presently in progress, nor has any of Harvest or any Harvest Subsidiary been notified in writing of any request for such an audit or other examination.

(f)	Harvest and Newco have not taken or omitted any action and to Harvest’s Knowledge, there is no fact, agreement, plan or other circumstance relating to the Harvest Exchange, Unit Exchange, Qualified Holdco Exchange or Qualified Pipeline Exchange that would be reasonably be expected to prevent or impede such transactions from qualifying for the Intended U.S. Tax Treatment.

Notwithstanding anything to the contrary contained in this Agreement, no representations or warranties are made as to the amount or availability in any Post-Closing Tax Period of any net operating losses, credits, adjusted tax basis or other tax attributes of Harvest and its Subsidiaries as of the Effective Date.

5.08	Public Filings

Harvest is in compliance in all material respects with all its disclosure obligations under applicable Canadian Securities Laws. Harvest has filed all material forms, reports, documents and information required to be filed by it under Canadian Securities Laws (the “Harvest Disclosure Documents”). As of the time a Harvest Disclosure Document was filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) such Harvest Disclosure Document complied in all material respects with the requirements of the applicable Canadian Securities Laws; and (ii) such Harvest Disclosure Document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.09	Capitalization

(a)	The authorized capital stock of Harvest consists of: (i) an unlimited number of Harvest Super Voting Shares; (ii) an unlimited number of Harvest Multiple Voting Shares; (iii) an unlimited number of Harvest Subordinate Voting Shares; and (iv) an unlimited number of Harvest preferred shares. Section 5.09 of the Harvest Disclosure Schedules sets forth the issued and outstanding capital stock of Harvest as of the date of this Agreement. All of the outstanding Harvest Shares are duly authorized, validly issued, fully paid, and non- assessable, and not subject to any pre-emptive rights. No Harvest Subsidiary owns any Harvest Shares. No former equity holder of Harvest has any claim or right against Harvest that remains unresolved or to which Harvest has or may have any Liability.

(b)	All of the Harvest Shares were issued in compliance with applicable Laws. None of the Harvest Shares were issued in violation of any agreement, arrangement or commitment to which Harvest or any Harvest Subsidiary is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)	As of the date of this Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Harvest Shares to which Harvest is a party, except as set forth in Section 5.09(c) of the Harvest Disclosure Schedules.

(d)	Section 5.09(d) of the Harvest Disclosure Schedules sets forth all authorized, issued and outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments, as well as all agreements or arrangements (other than this Agreement) obligating Harvest to issue or sell any shares of capital stock of, or any other interest in, Harvest as of the date of this Agreement.

5.10	Harvest Subsidiaries

(a)	Section 5.10(a) of the Harvest Disclosure Schedules sets forth all subsidiaries of Harvest as of the date of this Agreement (each, a “Harvest Subsidiary”), listing each Harvest Subsidiary’s name, type of entity, jurisdiction and date of formation and the names and ownership percentages of each of the owners of its equity and the kind and percentage of the outstanding equity interests of each such Harvest Subsidiary owned by Harvest and each other Harvest Subsidiary as of the date of this Agreement,

(b)	Each of the Harvest Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. Each of the Harvest Subsidiaries has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted, except to the extent that any lack of power or authority would not result in a Material Adverse Effect. Each of the Harvest Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Harvest Subsidiaries’ business as currently conducted makes such licensing or qualification necessary.

(c)	Except for the Harvest Subsidiaries, there are no other corporations, limited liability companies, partnerships, joint ventures or similar arrangements in which Harvest or any Harvest Subsidiary owns any direct or indirect equity ownership or other interest or right to acquire the same.

(d)	Section 5.10(d) of the Harvest Disclosure Schedules sets forth the percentage interests held by the owners of the outstanding issued share capital, shares or limited liability company or membership interests, other equity rights, interests or other securities of each Harvest Subsidiary, as of the date of this Agreement (the “Harvest Subsidiaries Equity Interests”). Except as set forth in Section 5.10(d) of the Harvest Disclosure Schedules, all of the Harvest Subsidiaries Equity Interests are duly and validly issued and outstanding and are legally and beneficially owned, directly or indirectly, by Harvest, free and clear of all Encumbrances, except for applicable transfer restrictions pursuant to applicable Laws or Encumbrances in the respective governing documents of the Harvest Subsidiaries. Each member of each Harvest Subsidiary was duly admitted as a member of such Harvest Subsidiary.

(e)	As of the date of this Agreement, except as set forth in Section 5.10(e) of the Harvest Disclosure Schedules or pursuant to the respective governing documents of the Harvest Subsidiaries, there are no outstanding warrants, grants, options, rights, agreements, convertible or exchangeable securities or other commitments or obligations pursuant to which Harvest or any Harvest Subsidiary is or may become obligated to allot, issue, sell, transfer, purchase, return or redeem any shares or limited liability company or membership interests, other equity rights, interests or other securities of any Harvest Subsidiary. As of the date of this Agreement, except as set forth in Section 5.10(e) of the Harvest Disclosure Schedules, there is no outstanding or authorized appreciation, phantom interest or similar rights with respect to any Harvest Subsidiary. There are no voting trusts, proxies or other agreements or undertakings with respect to the voting of the issued share capital of any Harvest Subsidiary.

(f)	No Harvest Subsidiary is the subject of any administration, administrative receivership, insolvency, bankruptcy, dissolution, liquidation, receivership, examinership, reorganization or similar proceeding and, to the Knowledge of Harvest, no actions have been taken for any Harvest Subsidiary to become the subject of any such proceeding.

(g)	Harvest has made available to the Company true and complete copies of the governing documents of each Harvest Subsidiary as in effect as of the date of this Agreement.

5.11	Financial Statements

Complete copies of Harvest and the Harvest Subsidiaries’ combined audited financial statements consisting of the combined statements of financial position of Harvest and the Harvest Subsidiaries as at September 30 in each of the years 2018 and 2017 and the related combined statements of comprehensive loss, statements of cash flows and statements of changes in equity for the years then ended, together with the notes thereto (the “Harvest Financial Statements”) have been delivered or made available to the Company. The Harvest Financial Statements have been prepared in accordance with IFRS applied on a consistent basis throughout the period involved. The Harvest Financial Statements are based on the books and records of Harvest and the Harvest Subsidiaries, and fairly present in all material respects the financial condition of Harvest and the Harvest Subsidiaries as of the respective dates they were prepared and the results of the operations of Harvest and the Harvest Subsidiaries for the periods indicated. Harvest and the Harvest Subsidiaries maintain a standard system of accounting established and administered in accordance with IFRS. Harvest has established and maintains disclosure controls and procedures and internal control over financial reporting to the degree necessary to avoid any Harvest Material Adverse Effect that is caused by inaccuracy of such reporting.

5.12	Undisclosed Liabilities

Harvest and the Harvest Subsidiaries have no Liabilities, except (a) those which are adequately reflected or reserved against in the Harvest Financial Statements, and (b) those which have been incurred in the ordinary course of business consistent with past practice and which are not, individually or in the aggregate, material in amount.

5.13	Absence of Certain Changes, Events and Conditions

As at the date of this Agreement, except as set forth in Schedule 5.13 of the Harvest Disclosure Schedules or as provided for in the Harvest Public Reports, and other than (i) in the ordinary course of business consistent with past practice, or (ii) as otherwise contemplated by this Agreement, since September 30, 2018 there has not been, with respect to Harvest or any Harvest Subsidiary, any:

(a)	event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Harvest Material Adverse Effect;

(b)	amendment of its charter, by-laws or other organizational documents;

(c)	split, combination or reclassification of any shares of its capital stock;

(d)	issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)	declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)	material change in any method of its accounting or accounting practice, except as required by IFRS or as disclosed in the notes to the Harvest Financial Statements; or

(g)	material change in its cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits.

(h)	incurrence, assumption or guarantee of any indebtedness for borrowed money, except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(i)	transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Harvest Financial Statements or cancellation of any debts or entitlements;

(j)	transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Harvest Intellectual Property;

(k)	material damage, destruction or loss (whether or not covered by insurance) to its property;

(l)	any capital investment in, or any loan to, any other Person;

(m)	acceleration, termination, material modification to or cancellation of any Material Contract to which it is a party or by which it is bound;

(n)	any material capital expenditures;

(o)	imposition of any Encumbrance upon any of Harvest or any Harvest Subsidiary or any of their material properties, or assets, whether tangible or intangible;

(p)	(i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law or (ii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(q)	adoption, modification or termination of any (i) employment, severance, retention or other agreement with any current executive officer or director, except as set forth in Section 5.13(q) of the Harvest Disclosure Schedules, (ii) benefit plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(r)	any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(s)	acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof; or

(t)	action by it to make, revoke or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any Tax sharing, allocation, indemnification or similar agreement, enter into any closing agreement with any taxing authority, settle any material claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, apply for or pursue any Tax ruling, change any Tax identification number, execute any powers of attorney in respect of any Tax matter, file any amended Tax Return, or, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of ParentCo in respect of any Post-Closing Tax Period.

5.14	Inventory

All inventory of Harvest and the Harvest Subsidiaries, whether or not reflected in the Harvest Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice except for obsolete, damaged, defective or slow-moving items that have been written off or down to fair market value and for which adequate reserves have been established. All such inventory is owned by Harvest and the Harvest Subsidiaries free and clear of all Encumbrances, and no inventory is held on a consignment basis. As of the Closing, Harvest and the Harvest Subsidiaries will have a level of inventory consistent with past practice.

5.15	Accounts Receivable

The trade accounts receivable of Harvest (a) have arisen from bona fide transactions entered into by Harvest and the Harvest Subsidiaries involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice, and (b) constitute only valid, undisputed claims of Harvest and the Harvest Subsidiaries not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice or as reserved for in the Harvest Financial Statements.

5.16	Insurance

Section 5.16 of the Harvest Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Harvest or its Affiliates (including the Harvest Subsidiaries) (collectively, the “Harvest Insurance Policies”) and true and complete copies of such Harvest Insurance Policies have been made available to the Company. Such Harvest Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the Transaction. All premiums due on such Harvest Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Harvest Insurance Policy. To the Knowledge of Harvest, there are no circumstances which would reasonably be expected to lead to the insurers avoiding any material liability under any of the Harvest Insurance Policies. Except as would not result in a Harvest Material Adverse Effect, (a) the applicable insured parties have complied with the provisions of the applicable Harvest Insurance Policies, and (b) Harvest has not received any written notice regarding (i) the cancellation or invalidation of any Harvest Insurance Policy or (ii) any refusal of coverage under or any rejection of any material claim under any Harvest Insurance Policy. This Section 5.16 shall not apply to insurance provided with respect to any employee benefit plan or arrangement.

5.17	Compliance With Laws; Permits

(a)	Except as set forth in Section 5.17(a) of the Harvest Disclosure Schedules or with respect to the illegality of cannabis under United States federal law or as otherwise disclosed with respect to the Environmental Laws which are covered in Section 5.18, Harvest and each of the Harvest Subsidiaries has complied, and is now complying in all material respects, with all Laws applicable to it or its properties, assets or the Harvest Business, and neither Harvest nor any Harvest Subsidiary has received any written notice of any material inquiry, investigation, violation or alleged violation of any applicable Law or Governmental Order.

(b)	(i) Except as set forth in Section 5.17(b) of the Harvest Disclosure Schedules, all Harvest Cannabis Permits and all other material Permits required for each of Harvest and the Harvest Subsidiaries to conduct their business, including without limitation the Harvest Cannabis Permits and other materials Permits required for Harvest and the Harvest Subsidiaries to conduct the Harvest Business, have been obtained by it or by its Affiliates and are valid and in full force and effect in accordance with its terms, and each of Harvest and the Harvest Subsidiaries has timely executed the relevant requirements for the renewal of such Harvest Cannabis Permits or other material Permits, whenever needed, except to the extent that any failure to obtain, maintain or renew such Permit would not result in a Harvest Material Adverse Effect, and (ii) no written notice of revocation, cancellation or termination of any Harvest Cannabis Permit or other material Permit has been received by Harvest and the Harvest Subsidiaries, or any of them. All fees and charges with respect to such Harvest Cannabis Permits and other material Permits as of the date hereof have been paid in full. Section 5.17(b) of the Harvest Disclosure Schedules lists all current Harvest Cannabis Permits and all other material Permits issued to Harvest and the Harvest Subsidiaries, including the names of the Permits and their respective dates of issuance and expiration. Except as set forth in Section 5.17(b) of the Harvest Disclosure Schedules or as a result of a change in Law, no event has occurred that, with or without notice or lapse of time or both (including after the Closing), which would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Harvest Cannabis Permit or other material Permit.

5.18	Environmental Matters

(a)	Harvest and the Harvest Subsidiaries are currently and have been in compliance in all material respects with all Environmental Laws and have not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date. To Harvest’s Knowledge, Harvest and the Harvest Subsidiaries are not under investigation or inquiry by any Governmental Authority in relation to any breach of Environmental Law or the failure to comply with the terms and conditions of any Authorization required by Environmental Law.

(b)	No real property currently or formerly owned, operated or leased by a Harvest or any Harvest Subsidiary is listed on, or has been proposed for listing on, the National Priorities List (or the Superfund Enterprise Management System) under CERCLA, or any similar state list.

(c)	There has been no Release of Hazardous Materials in contravention of Environmental Law by Harvest or any Harvest Subsidiary with respect to the business or assets of Harvest or any Harvest Subsidiary or any real property currently owned, operated, or leased, or formerly owned by Harvest or any Harvest Subsidiary, and neither Harvest nor any Harvest Subsidiary has received an Environmental Notice that any real property currently owned, operated, or leased, or formerly owned is contaminated with any Hazardous Material which could reasonably be expected to result in either a material Environmental Claim against, or a material violation of Environmental Law by, Harvest or any Harvest Subsidiary.

5.19	Title to Assets; Real Property

(a)	Except as set forth in Section 5.19(a) of the Harvest Disclosure Schedules, Harvest and the Harvest Subsidiaries has good and marketable title to, or a valid leasehold interest in, all Harvest Real Property and personal property and other assets reflected in the Harvest Financial Statements, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice. All such properties and assets (including Harvest Real Property) are free and clear of Encumbrances except for Permitted Encumbrances.

(b)	Except as set forth in Section 5.19(b) of the Harvest Disclosure Schedules, with respect to each Harvest Real Property: (i) the current use of such Harvest Real Property and the operation of the business of Harvest or the Harvest Subsidiaries thereon does not violate any instrument of record or Contract affecting such Harvest Real Property, or any applicable Law in any material respect (without any fines or monetary Liabilities attached); (ii) there are no leases, subleases, licenses, concessions or other Contracts, written or oral, granting to any Person the right of use or occupancy of any portion of such Harvest Real Property except in favor of Harvest or the Harvest Subsidiaries; and (iii) there are no Persons in possession of such Harvest Real Property except Harvest or the Harvest Subsidiaries.

(c)	To the extent required to conducts its business on the date hereof, Harvest or the applicable Harvest Subsidiary has all certificates of occupancy and Permits necessary for the current use and operation of each Harvest Real Property. Such Permits have been validly issued by the appropriate Governmental Authority in compliance with all applicable Laws, and Harvest or the applicable Harvest Subsidiary has fully complied with all conditions of the Permits applicable to it. All such Permits are in full force and effect in all material respects without further consent or approval of any Person.

(d)	There does not exist any actual or, to the Knowledge of Harvest, threatened or contemplated, condemnation or eminent domain proceedings that affect any Harvest Real Property or any part thereof, and none of Harvest or any of the Harvest Subsidiaries has received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use any Harvest Real Property or any part thereof.

5.20	Intellectual Property

(a)	Harvest or a Harvest Subsidiary is the sole and exclusive legal and beneficial, and with respect to all Harvest IP Registrations, record, owner of all right, title and interest in and to the Harvest Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of Harvest’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Section 5.20(a) of the Harvest Disclosure Schedules contains a true and accurate list of all Harvest IP Registrations.

(b)	Harvest’s or the Harvest Subsidiaries’ rights in the Harvest Intellectual Property are valid, subsisting and enforceable. To Harvest’s Knowledge, Harvest or the Harvest Subsidiaries have taken all reasonable steps to maintain the Harvest Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Harvest Intellectual Property, including requiring all Persons having access thereto to execute written non- disclosure agreements.

(c)	The conduct of the Harvest Business as currently and formerly conducted, and the products, processes and services of Harvest or the Harvest Subsidiaries, do not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. To Harvest’s Knowledge, no Person is currently infringing, misappropriating, diluting or otherwise violating, any Harvest Intellectual Property.

(d)	Except as set forth in Section 5.20(d) of the Harvest Disclosure Schedules, there are no Actions (including any oppositions, interferences or re-examinations) settled, pending or to Harvest’s Knowledge, threatened: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Harvest or the Harvest Subsidiaries; or (ii) challenging the validity, enforceability, registrability or ownership of any Harvest Intellectual Property or Harvest’s or the Harvest Subsidiaries’ rights with respect to any Harvest Intellectual Property. To Harvest’s Knowledge, neither Harvest or any of the Harvest Subsidiaries are subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Harvest Intellectual Property.

5.21	Related Party Transactions

Except (a) for the Harvest benefit plans and employment relationships entered into and compensation paid in the ordinary course of business, or (b) as listed in Section 5.21 of the Harvest Disclosure Schedules, as of the date of this Agreement, none of Harvest, or any officer or director of any of Harvest or any Harvest Subsidiary (i) has any direct or indirect ownership interest in, or is an officer, director, employee of, consultant to, or contractor for, any Person that does business with, or has any contractual arrangement with, any of Harvest or the Harvest Subsidiaries (except with respect to any interest in less than 5% of the shares of any corporation whose shares are publicly traded and with respect to intercompany arrangements between any of Harvest or the Harvest Subsidiaries) or (ii) is a party to an agreement with any of Harvest or the Harvest Subsidiaries.

5.22	Books and Records

The corporate records and minute books of Harvest and the Harvest Subsidiaries have been maintained in material compliance with all applicable Laws, and the minute books of Harvest and the Harvest Subsidiaries as provided to the Company are complete and accurate in all material respects. The corporate minute books for Harvest and the Harvest Subsidiaries contain minutes of all meetings and resolutions of the directors and securityholders held.

5.23	Anti-Money Laundering

The operations of Harvest and the Harvest Subsidiaries are and have been conducted, at all times, in material compliance with all applicable financial recordkeeping and reporting requirements of applicable anti- money laundering Laws of the jurisdictions in which Harvest conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Harvest Anti-Money Laundering Laws”), and no Action by or before any Governmental Authority against Harvest with respect to the Harvest Anti-Money Laundering Laws is pending. None of Harvest nor any Harvest Subsidiary has, directly or indirectly: (A) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any governmental agency, authority or instrumentality of any jurisdiction in violation of applicable Law; or (B) made any contribution to any candidate for public office, in either case where either the payment or the purpose of such contribution, payment or gift was, is or would be prohibited under the Canada Corruption of Foreign Public Officials Act (Canada) or the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (United States) or the rules and regulations promulgated thereunder or under any other Law of any relevant jurisdiction covering a similar subject matter applicable to Harvest, the Harvest Subsidiaries and their operations. None of Harvest, the Harvest Subsidiaries, or, to the Knowledge of Harvest, any director, officer, agent, employee, affiliate or Person acting on behalf of the Harvest or a Harvest Subsidiary has been or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

5.24	Corrupt Practices Legislation

None of Harvest, any of its Affiliates (including the Harvest Subsidiaries), nor any of their respective officers, directors or employees acting on behalf of Harvest (including the Harvest Subsidiaries) has violated the United States’ Foreign Corrupt Practices Act (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any similar Law, and to the Knowledge of Harvest, no such action has been taken by any of its agents, representatives or other Persons acting on behalf of Harvest or the Harvest Subsidiaries. Harvest and the Harvest Subsidiaries have instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PARENTCO

ParentCo represents and warrants to Harvest, the Company and Newco that the statements contained in this Article 6 are true and correct as of the date hereof and will be true and correct as of the Closing Date immediately prior to the Closing.

6.01	Organization and Authority of ParentCo

ParentCo is a corporation duly incorporated, validly existing and in good standing under the Laws of British Columbia, and has all necessary power and authority to conduct its business in manner in which it is currently being conducted. ParentCo has the full power and authority to enter into this Agreement and to fulfill its obligations in connection with the consummation of the Transactions. The execution and delivery by ParentCo of this Agreement and the Transaction Documents to which it is a party, the performance by it of its obligations hereunder and thereunder and the consummation by it of the Transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of ParentCo. This Agreement has been, and upon their execution and delivery the Transaction Documents to which ParentCo is or shall become a party shall have been, duly executed and delivered by ParentCo, and (assuming due authorization, execution and delivery by each other Party hereto of this Agreement and the applicable Transaction Documents) this Agreement constitutes, and upon their execution the Transaction Documents shall constitute, a legal, valid and binding obligation of ParentCo enforceable against ParentCo in accordance with the terms hereof and thereof, in each case, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ right and remedies.

6.02	Business of ParentCo

(a)	ParentCo does not, and prior to the Closing Date will not, directly or indirectly:

(i)	engage in any business activities, except (A) the incorporation, organization and capitalization of ParentCo, (B) the authorization and execution of this Agreement and any Transaction Documents, (C) applying for and obtaining the Interim Order and Final Order, (D) applying for and obtaining any regulatory approvals (including in connection with the listing of ParentCo Shares on the CSE) contemplated by this Agreement and any Transaction Documents, (E) administrative activities reasonably necessary or desirable in order to permit ParentCo to fulfill its obligations under this Agreement and any Transaction Documents, and (F) activities ancillary to the foregoing (such activities in clauses(A) to (F) collectively, the “ParentCo Permitted Activities”);

(ii)	own, lease, license or have any rights with respect to any assets (tangible or intangible) or properties, including securities of any other corporation or entity, and no asset of ParentCo is subject to any Encumbrance; or

(iii)	employ any employees, or maintain, contribute or sponsor any benefit plans, programs, policies, agreements or arrangements that if sponsored, maintained or contributed to would constitute an employee benefit plan.

(b)	Except for Liabilities incurred in connection with the ParentCo Permitted Activities, ParentCo has not incurred any Liabilities.

(c)	ParentCo is duly qualified or otherwise authorized to do business in each of the jurisdictions in which it is required to be so qualified or otherwise authorized. ParentCo is not the subject of any administration, administrative receivership, insolvency, dissolution, liquidation, receivership, reorganization or similar proceeding and no steps have been taken for ParentCo to become the subject of any such proceeding.

6.03	Capitalization of ParentCo

(a)	As of the date hereof:

(i)	the authorized capital stock of ParentCo consists of an unlimited number of ParentCo Common Shares; and

(ii)	the issued and outstanding ParentCo Shares consist of one hundred ParentCo Common Shares (the “Initial ParentCo Shares”) issued to the Initial ParentCo Shareholder.

(b)	On the Closing Date, immediately prior to the Effective Time:

(i)	the authorized capital stock of ParentCo will consist of an unlimited number of ParentCo Common Shares, an unlimited number of ParentCo Subordinate Voting Shares, an unlimited number of ParentCo Multiple Voting Shares and an unlimited number of ParentCo Super Voting Shares; and

(ii)	the issued and outstanding ParentCo Shares will consist solely of: (A) the Initial ParentCo Shares, and (B) ParentCo Subordinate Voting Shares and/or ParentCo Multiple Voting Shares issued pursuant to the Unit Exchange, the Qualified Holdco Exchange and the Qualified Pipeline Exchange.

(c)	Except as otherwise contemplated by this Agreement (including the Unit Exchange, the Qualified Holdco Exchange, the Qualified Pipeline Exchange, and the Plan of Arrangement), there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments obligating ParentCo to issue or sell any shares of capital stock of, or any other interest in, ParentCo.

6.04	ParentCo Shareholder Approval

In connection with the ParentCo Meeting, ParentCo shall, in accordance with the terms and conditions of the ParentCo Circular, assist the Company in soliciting proxies from Company Unit Holders in which they agree to vote in favor of all actions necessary to consummate the Transactions, including but not limited to, approval of the ParentCo Arrangement Resolution and the ParentCo Equity Incentive Plan Resolution.

6.05	Issuance of ParentCo Shares

(a)	The Unit Exchange Shares to be issued pursuant to the Unit Exchange will, upon issuance, be duly and validly issued, fully paid, and non-assessable, and will be free of any Encumbrances or restrictions on transfer.

(b)	The Qualified Holdco Exchange Shares to be issued pursuant to the Qualified Holdco Exchange will, upon issuance, be duly and validly issued, fully paid, and non-assessable, and will be free of any Encumbrances or restrictions on transfer.

(c)	The Arrangement Consideration Shares to be issued pursuant to the Arrangement will, upon issuance, be duly and validly issued, fully paid, and non-assessable, and will be free of any Encumbrances or restrictions on transfer, other than as set forth in the Lock-Up Agreements.

6.06	Organization, Authorization and Capitalization of Merger Sub

As of the Closing Date, immediately prior to the effective time of the Company U.S. Merger:

(a)	Merger Sub will be a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware;

(b)	Merger Sub will have all necessary power and authority to conduct its business in manner in which it is then being conducted;

(c)	Merger Sub will have the full power and authority to enter into the U.S. Merger Agreement and to fulfill its obligations thereunder and in connection with the consummation of the Transactions;

(d)	the execution and delivery by Merger Sub of the U.S. Merger Agreement and the Transaction Documents to which it is a party, the performance by it of its obligations thereunder and the consummation by it of the Transactions contemplated hereby and thereby will have been duly authorized by all requisite corporate action of Merger Sub;

(e)	the U.S. Merger Agreement and Transaction Documents to which Merger Sub shall become a party shall have been, duly executed and delivered by Merger Sub, and (assuming due authorization, execution and delivery by each other party to the U.S. Merger Agreement and the applicable Transaction Documents) the U.S. Merger Agreement and such Transaction Documents shall constitute, a legal, valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with the terms thereof, in each case, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ right and remedies;

(f)	the member interests of Merger Sub will consist of membership units (the “Merger Sub Units”), all of which issued Merger Sub Units will be held solely by ParentCo; and

(g)	except as otherwise contemplated by this Agreement, there will be no options, warrants, convertible securities or other rights, agreements, arrangements or commitments obligating Merger Sub to issue or sell any Merger Sub Units or any other interest in Merger Sub.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF NEWCO

Newco represents and warrants to Harvest, the Company and ParentCo that the statements contained in this Article 7 are true and correct as of the date hereof and will be true and correct as of the Closing Date.

7.01	Organization and Authorization of Newco

(a)	Newco is a corporation duly incorporated, validly existing and in good standing under the Laws of British Columbia, and has all necessary power and authority to conduct its business in manner in which it is currently being conducted. Newco has the full power and authority to enter into this Agreement and to fulfill its obligations in connection with the consummation of the Transactions. The execution and delivery by Newco of this Agreement and the Transaction Documents to which it is a party, the performance by it of its obligations hereunder and thereunder and the consummation by it of the Transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of Newco. This Agreement has been, and upon their execution and delivery the Transaction Documents to which Newco is or shall become a party shall have been, duly executed and delivered by Newco, and (assuming due authorization, execution and delivery by each other Party hereto of this Agreement and the applicable Transaction Documents) this Agreement constitutes, and upon their execution the Transaction Documents shall constitute, a legal, valid and binding obligation of Newco enforceable against Newco in accordance with the terms hereof and thereof, in each case, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ right and remedies.

7.02	Business of Newco

(a)	Newco does not, and prior to the Closing Date will not, directly or indirectly:

(i)	engage in any business activities, except (A) the incorporation, organization and capitalization of Newco, (B) the authorization and execution of this Agreement and any Transaction Documents, (C) applying for and obtaining the Interim Order, Final Order and any regulatory approvals contemplated by this Agreement and any Transaction Documents, and (D) administrative activities reasonably necessary or desirable in order to permit Newco to fulfill its obligations under this Agreement, the Plan of Arrangement and any Transaction Documents, and (E) activities ancillary to the foregoing (such activities in clauses (A) to (E) collectively, the “Newco Permitted Activities”);

(ii)	own, lease, license or have any rights with respect to any assets (tangible or intangible) or properties, including securities of any other corporation or entity, and no asset of Newco is subject to any Encumbrance; or

(iii)	employ any employees, or maintain, contribute or sponsor any benefit plans, programs, policies, agreements or arrangements that if sponsored, maintained or contributed to would constitute an employee benefit plan.

(b)	Except for Liabilities incurred in connection with the Newco Permitted Activities, Newco has not incurred any Liabilities.

(c)	Newco is duly qualified or otherwise authorized to do business in each of the jurisdictions in which it is required to be so qualified or otherwise authorized. Newco is not the subject of any administration, administrative receivership, insolvency, dissolution, liquidation, receivership, reorganization or similar proceeding and no steps have been taken for Newco to become the subject of any such proceeding.

7.03	Capitalization of Newco

(a)	The authorized capital stock of Newco consists of a unlimited number of common shares (each, a “Newco Share”).

(b)	The issued and outstanding Newco Shares consists of one Newco Share issued to the Newco Shareholder.

(c)	Except as otherwise contemplated by this Agreement (including the Plan of Arrangement), there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments obligating Newco to issue or sell any shares of capital stock of, or any other interest in, Newco.

ARTICLE 8

COVENANTS AND OTHER AGREEMENTS

8.01	Conduct of the Company Business Prior to the Closing

(a)	From the date hereof until the Closing, except (i) as otherwise provided in this Agreement, including the consummation of the Transactions, (ii) as required by applicable Law (including, but not limited to, the HSR Act) or Contract, (iii) as consented to in writing by Harvest (which consent shall not be unreasonably withheld, conditioned or delayed), (iv) as contemplated under this Agreement, or (v) to the extent that such action or inaction would not be reasonably likely to cause a Company Material Adverse Effect, the Company shall, and shall cause the Company Subsidiaries to, (x) conduct the Company Business in the ordinary course consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of any of the Companies and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Companies. Without limiting the foregoing, from the date hereof until the Closing the Companies shall not:

(i)	take any action which, to the Company’s Knowledge, may reasonably be expected to adversely affect the good standing of any Permit, except as a result of the completion by Harvest of any acquisition of one or more Permits and its failure or inability to divest, transfer, or otherwise dispose of such Permit prior to the Closing Date;

(ii)	except as set forth in Section 8.01(a)(ii) of the Company Disclosure Schedules, issue, sell or deliver any units or shares of their capital stock or membership units or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any units or shares of their capital stock or membership units, other than as contemplated in connection with the completion of the Pipeline Binding Acquisitions and Pipeline Contingent Acquisitions that have been approved pursuant to Section 8.24;

(iii)	effect any recapitalization, reclassification, stock dividend, stock split or like change in their capitalization;

(iv)	amend or otherwise modify in any respect its organizational documents;

(v)	make any redemption or purchase of any shares or units of any of the Companies;

(vi)	enter into any Tax sharing, allocation, indemnification or similar agreement, enter into any closing agreement with any taxing authority, settle any material claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes, apply for or pursue any Tax ruling, change any tax identification number, execute any powers of attorney in respect of any Tax matter, forgo any Tax refund claim;

(vii)	make any amended material Tax Return except as required by applicable Tax law;

(viii)	make any change to its methods of accounting (except as required by a change in IFRS accounting standards);

(ix)	make any increase in the compensation or benefits of any employees except as set forth in Section 8.01(a)(ix)or 8.16(b)of the Company Disclosure Schedules;

(x)	take any action that may reasonably be expected to prevent the Unit Exchange and the Arrangement from qualifying for the Intended U.S. Tax Treatment;

(xi)	incur any material indebtedness in excess of $[***] other than ordinary course borrowings under existing lines of credit or equipment leases;

(xii)	acquire or dispose of any material assets in excess of $[***] unless contemplated in connection with the completion of the Pipeline Binding Acquisitions and Pipeline Contingent Acquisitions that have been approved pursuant to Section 8.24 or as a result of the completion by Harvest of any acquisition of one or more Permits and its failure or inability to divest, transfer, or otherwise dispose of such Permit prior to the Closing Date;

(xiii)	make any pledge of material assets or permit any material assets to become subject to any Encumbrances, other than as contemplated in connection with the completion of the Pipeline Binding Acquisitions and Pipeline Contingent Acquisitions that have been approved pursuant to Section 8.24, or as a result of the completion by Harvest of any acquisition of one or more Permits and its failure or inability to divest, transfer, or otherwise dispose of such Permit prior to the Closing Date;

(xiv)	make or agree to any capital expenditures in excess of $[***] unless contemplated in connection with the completion of the Pipeline Binding Acquisitions and Pipeline Contingent Acquisitions that have been approved pursuant to Section 8.24;

(xv)	amend or terminate any Material Contract (other than as a result of expiration of its term) or enter into any agreement which would be a Material Contract if in existence prior to the date of this Agreement or as a result of any act taken by Harvest;

(xvi)	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization any of the Companies, except in connection with the completion of the Pipeline Binding Acquisitions and Pipeline Contingent Acquisitions that have been approved pursuant to Section 8.24;

(xvii)	become delinquent on any debts, Taxes and other material obligations;

(xviii)	take any action that would cause any of the changes, events or conditions described in Section 4.08 to occur; or

(xix)	authorize any of, or commit or agree to take any of, the foregoing actions.

(b)	Subject to applicable Laws, from the date of this Agreement, the Company may complete the Pipeline Binding Acquisitions and Pipeline Contingent Acquisitions that have been approved pursuant to Section 8.24.

(c)	Notwithstanding any provision in this Section 8.01, nothing herein shall prevent the Company from (i) making expenditures incurred in the ordinary course of business, or (ii) making expenditures reasonably necessary to maintain any Company Cannabis Permits; or to continue to carry on its expansion and build-out plans, in particular with reference to the Company’s assets in New Jersey, Nevada, Ohio, Massachusetts, Illinois, Maryland and Arkansas.

(d)	Notwithstanding anything contained in this Section 8.01, in the event Harvest publicly discloses its intent to acquire or manage, or completes the acquisition of or enters into a management relationship with, one or more Permit or Permit-holding Persons, which action the Company reasonably believes could, without further action by the Company, Harvest or an Affiliate of Harvest, adversely affect the good standing of any Company Cannabis Permit, upon mutual agreement of the Parties acting reasonably, the Company shall be permitted, but shall not be obligated to, obtain a Transfer Consent; enter into a Commercial Arrangement; and/or sell, divest, or otherwise dispose of such Company Cannabis Permit as set forth in Sections 8.03 and 8.04.

8.02	Conduct of Harvest Business Prior to the Closing

(a)	From the date hereof until the Closing, except as (i) otherwise provided in this Agreement, including the consummation of the Transactions, (ii) as required by applicable Law (including, but not limited to, the HSR Act) or Contract, (iii) consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), (iv) as contemplated under this Agreement, (v) to the extent that such action or inaction would not be reasonably likely to cause a Harvest Material Adverse Effect, Harvest shall, and shall cause the Harvest Subsidiaries to, (x) conduct the Harvest Business in the ordinary course consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of any of the Harvest Companies and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Harvest Companies. Without limiting the foregoing, from the date hereof until the Closing the Harvest Companies shall not:

(i)	take any action which, to Harvest’s Knowledge, may reasonably be expected to adversely affect the good standing of any Permit;

(ii)	make any change to its methods of accounting (except as required by a change in IFRS accounting standards);

(iii)	take any action that may reasonably be expected to prevent the Unit Exchange and the Arrangement from qualifying for the Intended U.S. Tax Treatment;

(iv)	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Harvest;

(v)	become delinquent on any material debts, material Taxes and other material obligations; or

(vi)	authorize any of, or commit or agree to take any of, the foregoing actions.

8.03	Transfer of Business Permits

(a)	With respect to the Company Cannabis Permits set forth in Section 8.03(a) of the Company Disclosure Schedules (individually, a “Key License” and collectively, the “Key Licenses”), as soon as practicable after the date of this Agreement and prior to the Closing Date, the Company, ParentCo and Harvest shall cooperate and use commercially reasonable efforts to: (i) obtain the approval, consent or written confirmation of non- objection (a “Transfer Consent”) from the applicable Governmental Authorities (to the extent a Transfer Consent is required under applicable Law) to the transfer to Resulting Issuer or an Affiliate of Resulting Issuer of all the Key Licenses and/or to the change in ownership or change of control of a Subsidiary or Affiliate of the Company holding such Key License as a result of the Transactions, as appropriate; or (ii) if the Parties determine, acting reasonably, that a Transfer Consent for any Key License is either infeasible or impractical to obtain prior to the Closing Date, then Harvest or an Affiliate of Harvest shall enter into a Commercial Arrangement (as hereinafter defined) with the Companies that hold such Key Licenses; or (iii) if neither a Transfer Consent has been obtained nor a Commercial Arrangement has been entered into with respect to any Key License prior to the Closing Date, then the Parties, acting reasonably, may agree to the sale, divestiture or other disposition of such Key License, in which case such sale, divestiture or disposition must take place prior to Closing (but after HSR Approval), however neither Party is required to agree to any sale, divestiture or other disposition with respect to any Key License, and the proceeds of such sale shall inure to the benefit of Harvest or ParentCo.

(b)	As soon as practicable after the date of this Agreement, Harvest shall use commercially reasonable efforts to (i) obtain a Transfer Consent from the applicable Governmental Authorities (to the extent a Transfer Consent is required under applicable Law) to the transfer to Resulting Issuer or an Affiliate of Resulting Issuer of all Harvest Cannabis Permits set forth in Section 8.03(b) of the Harvest Disclosure Schedules, to the change in ownership or change of control of a Subsidiary or Affiliate of Harvest, as applicable, holding such Harvest Cannabis Permit as a result of the Transactions, or (ii) enter into a reasonable arrangement to secure the benefits of such Harvest Cannabis Permits or the entity which owns the Harvest Cannabis Permit. Harvest shall use commercially reasonable efforts to obtain applicable state regulatory approvals to the extent required for each necessary commercial arrangement, and each commercial arrangement shall comply with applicable state Law in the relevant jurisdictions.

(c)	As soon as practicable after the date of this Agreement, the Company, ParentCo and Harvest shall cooperate and use commercially reasonable efforts to obtain Transfer Consents or enter into Commercial Arrangements for all of the Company Cannabis Permits which are not Key Licenses (the “Non-Key Licenses”); however, if such Transfer Consents or Commercial Arrangements have not been received prior to the Closing Date, then, provided all of the conditions in Section 10.01 have been satisfied or are otherwise capable of being satisfied:

(i)	Following the Closing, the Parties shall use commercially reasonable efforts to (A) obtain a Transfer Consent from the applicable Governmental Authorities (to the extent a Transfer Consent is required under applicable Law) to the transfer to Resulting Issuer or an Affiliate of Resulting Issuer of all the Non-Key Licenses and/or to the change in ownership or change of control of a Subsidiary or Affiliate of the Company holding such Non-Key License as a result of the Transactions, as appropriate, (B) if the Parties determine, acting reasonably, that a Transfer Consent for any Non-Key License is either infeasible or impractical to obtain, then the Resulting Issuer or an Affiliate of the Resulting Issuer shall enter into a Commercial Arrangement with the Companies that hold such Non-Key Licenses, or (C) if neither a Transfer Consent has been obtained nor a Commercial Arrangement has been entered into with respect to any Non-Key License, then such Non-Key License or the entity which holds such Non-Key License shall be sold, divest, or otherwise disposed of as expeditiously as practicable, it being understood that such sale, divestiture or disposition may take place prior to or after the Closing Date and that the proceeds of such sale shall inure to the benefit of the Resulting Issuer or its Affiliates.

8.04	Commercial Arrangements

(a)	To the extent necessary, and as required in Section 8.03, the Parties agree to cooperate and use commercially reasonable efforts to cause the relevant entity to enter into a reasonable interim arrangement to secure the benefits of such Key License or Non-Key License or the entity which owns the Key License or the Non-Key License (“Commercial Arrangements”) with an Affiliate of Harvest in a form of agreement to be agreed to by the Parties whereby the Harvest Affiliate agrees to fully support the post-Closing financial and operation needs of such entity (and commit to any state regulator mandated operational timetables) until such time as the entity may be transferred, divested or separated out. The Company and Harvest shall use commercially reasonable efforts to obtain applicable state regulatory approvals to the extent required for each necessary Commercial Arrangements, and each Commercial Arrangement shall comply with applicable state Law in the relevant jurisdictions and the obligations of the Companies shall be limited to those otherwise required to manage and operate the Company Business in accordance with the applicable Company Cannabis Permit in the states in which they operate.

(b)	Harvest shall not take any action or require any action from the Company pursuant to its operation and management of the Company Business under Section 8.01(c) which would cause the Company and Harvest to be consolidated under IFRS, and Harvest agrees that it shall not engage in integration of the Company Business prior to Closing and subject to local or state authorization or HSR Approval or other applicable Law. The Company retains the right to take all action as it deems necessary or appropriate, in its discretion, prior to Closing, to comply with any state, local or other licenses and to engage in any divestiture of licenses or locations that may be necessary in connection with the Transactions to the extent permitted under Sections 8.03(a) or 8.03(c).

8.05	Governmental Approvals and Consents

(a)	Each Party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such Party or any of its Affiliates; (ii) use its commercially reasonable efforts to ensure the valid transfer (or authorization to change ownership) of all Permits from the Companies or Harvest, as applicable, to ParentCo or a direct or indirect subsidiary of ParentCo as of the Closing, such that Harvest and its Affiliates would not suffer any interruption in the operation of the Company Business as currently conducted after the Closing; and (iii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement, the Transactions, including the Plan of Arrangement, and the performance of its obligations pursuant to this Agreement. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)	The Company and Harvest shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 5.04 of the Harvest Disclosure Schedules.

(c)	Without limiting the generality of the Parties’ undertakings pursuant to subsections (a) and (b) above, the Company and Harvest shall each take all reasonable action necessary to file as soon as practicable, but in no event later than fifteen (15) Business Days following the date hereof, notifications under the HSR Act and any other applicable Law governing antitrust or competition matters, including, without limitation, any foreign antitrust Laws, and respond as promptly as practicable to any inquiries from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any state attorney general or other Governmental Authority in connection with anti-trust matters related to the Transactions and use its commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 8.05 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act (the “HSR Approval”); provided that and notwithstanding the foregoing, nothing in this Agreement will require Harvest or any of its Affiliates to take or refrain from taking any action that would (A) restrict, prohibit or limit the ownership or operation by Harvest or its Affiliates of all or any material portion of the business or assets of the Companies or compel Harvest of its Affiliates to dispose of or hold separately all or any material portion of the business or assets of Harvest and its Affiliates taken as a whole, or impose any material limitation, restriction or prohibition on the ability of Harvest and its Affiliates taken as a whole to conduct its business or own such assets, (B) restrict, prohibit or limit the ownership or operation by any of the Companies of all or any material portion of the business or assets of any of the Companies or compel any of the Companies to dispose of or hold separately all or any material portion of the business or assets of the Company taken as a whole, or impose any material limitation, restriction or prohibition on the ability of the Company taken as a whole to conduct its business or own such assets or (C) impose material limitations on the ability of Harvest to consummate the Transactions contemplated hereby.

(d)	No Party shall voluntarily extend any waiting period under the HSR Act (or take any action having a like result) or enter into any agreement with any Governmental Authority to delay or not to consummate the Transactions contemplated by this Agreement except with the prior written consent of the other Parties (such consent not to be unreasonably withheld or delayed and which reasonableness shall be determined in light of each party’s obligation to do all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Transactions).

8.06	Matters Relating to ParentCo and Newco

(a)	Prior to the Closing, other than in connection with the performance of its obligations under this Agreement and the Transactions contemplated hereby, ParentCo shall not engage in any business activities other than the ParentCo Permitted Activities, acquire any asset or incur any Liability (other than in connection with the ParentCo Permitted Activities), or take any other action that would cause any of the representations and warranties of ParentCo set forth in Article 6 not to be true and correct in accordance with the terms thereof.

(b)	The Initial ParentCo Shareholder and the ParentCo Board shall not change until after the Effective Time of the Arrangement.

(c)	Prior to the Closing, other than in connection with the performance of its obligations under this Agreement and the Transactions contemplated hereby, Newco shall not engage in any business activities other than the Newco Permitted Activities, acquire any asset or incur any Liability (other than in connection with the Newco Permitted Activities), or take any other action that would cause any of the representations and warranties of Newco set forth in Article 7 not to be true and correct in accordance with the terms thereof.

(d)	The Newco Shareholder and the Newco Board shall not change until after the Effective Time of the Arrangement.

8.07	CSE Listing of ParentCo Shares

Harvest and ParentCo shall, prior to the Closing Date, cause the Resulting Issuer Subordinate Voting Shares to be conditionally approved for listing on the CSE, subject to issuance of the Resulting Issuer Subordinate Voting Shares pursuant to the Arrangement. The Company and its counsel shall have the right to review and comment on any content in the CSE listing statement to be submitted to the CSE related to the Company, the Company Unit Holders, the Unit Exchange, the Qualified Holdco Exchange or the Qualified Pipeline Exchange before such filings are submitted to the CSE.

8.08	Lock-Up Agreements

(a)	The Company shall use its commercially reasonable efforts to cause each of the Locked- Up Shareholders to enter into a Lock-Up Agreement on the Closing Date. The Lock-Up Agreements will provide that the Arrangement Consideration Shares held by the Locked- Up Shareholders (the “Locked-Up Shares”) will be subject to restrictions on Closing such that: (a) 10% of the Locked-Up Shares will be immediately available to the Locked-Up Shareholders on Closing; (b) 10% of the Locked-Up Shares will be released three months following the Closing; (c) 20% of the Locked-Up Shares will be released six months following the Closing Date; and (d) 20% of the Locked-Up Shares will be released at the end of each calendar quarter following the release date specified in (b) above, until all Locked-Up Shares have been released.

(b)	The Resulting Issuer shall be permitted to enter into amended and restated lockup agreements with any Harvest Shareholder that is subject to contractual restrictions on the transfer of any Harvest Shares, as of the Closing Date, that are more restrictive than the lockup terms set forth in the Lock-Up Agreements (the “Harvest Lock-Up Agreements”). The Harvest Lock-Up Agreements may include terms and conditions that are no less restrictive than the lockup terms set forth in the Lock-Up Agreements.

8.09	Access to Information

From the date hereof until the Closing and subject to the applicable anti-trust Laws and solely for purposes of validating any of the representations and warranties of the respective Parties pursuant to this Agreement and the integration of the Parties operations subsequent to the Closing Date, each of the Company and Harvest shall, and shall cause its Representatives to, (a) afford to such other Party and its Representatives full and free access to and the right to inspect all of the Company Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Companies or Harvest and the Harvest Subsidiaries, respectively; (b) furnish to the other Party and its Representatives such financial, operating and other data and information related to the Companies or Harvest and the Harvest Subsidiaries, as applicable, as such party or any of its Representatives may reasonably request; and (c) instruct such other Party and its Representatives to cooperate in its investigation of the Companies or Harvest and the Harvest Subsidiaries, as applicable; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice and in such a manner as to not materially interfere with the normal business operations of the relevant Company or Harvest Subsidiary.

8.10	Notice of Certain Events

(a)	From the date hereof until the Closing, the Company shall promptly notify Harvest in writing of:

(i)	any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company hereunder not being materially true and correct;

(ii)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(iii)	any notice or other communication from any Governmental Authority in connection with the Transactions; and

(iv)	any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Companies that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.17 or that relates to the consummation of the Transactions.

(b)	From the date hereof until the Closing, Harvest shall promptly notify the Company in writing of:

(i)	any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Harvest Material Adverse Effect, or (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Harvest hereunder not being materially true and correct;

(ii)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(iii)	any notice or other communication from any Governmental Authority in connection with the Transactions; and

(iv)	any Actions commenced or, to Harvest’s Knowledge, threatened against, relating to or involving or otherwise affecting Harvest or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.17 or that relates to the consummation of the Transactions.

Except as provided in Section 8.23, Harvest or the Company’s, as applicable, receipt of information pursuant to this Section 8.10 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Harvest or the Company, as applicable, in this Agreement and shall not be deemed to amend or supplement the Harvest Disclosure Schedules or the Company Disclosure Schedules.

8.11	Termination of Related Party Agreements

The Company shall cause all Contracts set forth in Section 8.11 of the Company Disclosure Schedules to be settled or terminated prior to the Closing.

8.12	Confidentiality

Prior to the Closing, the Confidentiality Agreement shall remain in full force and affect and the terms, and agreements therein shall be binding on the Parties as an original signatory thereto.

8.13	Company Representative

(a)	The Company Representative is hereby designated to represent each of the Company Arrangement Participants for purposes of this Agreement, including prior to the Closing for the purposes set forth herein. The Company Representative may appoint a successor Company Representative at any time, and any such successor Company Representative shall have all of the rights and obligations pertaining to the Company Representative as set forth in this Agreement. The Company Representative shall have the following powers and duties: (i) to take such lawful actions and to incur such costs and expenses as the Company Representative, in its sole discretion, deems necessary or advisable to safeguard the interests of the Company Arrangement Participants in the Escrow Shares; (ii) to compromise, modify, settle, waive, relinquish, exchange, liquidate or otherwise resolve the rights of the Company Arrangement Participants in and to any amounts that are or may be payable after the Closing by ParentCo hereunder, which compromise, modification, settlement, waiver, relinquishment, exchange, liquidation or resolution may include payment to the Company Arrangement Participants of cash, property or any combination thereof; (iii) to employ accountants, investment banks, appraisers, and other experts, attorneys and such other agents as the Company Representative may deem advisable; (iv) to incur fees, costs and expenses relating to the performance and implementation of this Agreement and the Transaction Documents and the Transactions (including costs and expenses relating to third-party paying agents, wire expenses and other costs and expenses relating to the payment of any amounts due hereunder); (v) to maintain a register of the Company Arrangement Participants; (vi) to receive and distribute to the Company Arrangement Participants the consideration payable hereunder and/or under the Escrow Agreement, and holdback therefrom any amounts necessary or appropriate in the judgment of the Company Representative; (vii) execute, deliver and perform under the Transaction Documents; (viii) subject to Section 13.10, execute and deliver any or perform under any amendment or waiver to this Agreement and the Transaction Documents; (ix) take all actions reasonably necessary to effectuate the change of ownership, divestment, separation out and/or transfer (and any subsequent ownership administration) of the Company Cannabis Permits as contemplated under this Agreement and (x) to take all lawful actions which the Company Representative deems necessary or advisable in order to carry out the foregoing. The Company Representative shall serve without compensation. The Company Representative shall not be liable to any Party or the Company Arrangement Participants for the performance of any act or failure to act so long as it acted (or failed to act) in good faith within what it reasonably believed to be the scope of its authority and for a purpose which it reasonably believed to be in the best interests of the Company Arrangement Participants.

(b)	The appointment of the Company Representative shall be deemed coupled with an interest and is hereby irrevocable. The provisions of this Section 8.13 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest, are given primarily for a business or commercial purpose, shall survive the death, disability, incapacity, bankruptcy, dissolution or liquidation of each Company Arrangement Participant, and are granted by each of the Company Arrangement Participants to the Company Representative, and shall be binding upon the executors, heirs, legal representatives, successors and assigns of each such Company Arrangement Participant.

(c)	The Company Representative shall act for the Company Arrangement Participants on all of the matters set forth in this Agreement and the Transaction Documents in the manner the Company Representative believes in good faith to be in the best interest of the Company Arrangement Participants and consistent with its obligations under this Agreement. The Company Representative shall not be responsible to any Party or the Company Arrangement Participants for any damages they may suffer by reason of the performance by the Company Representative of the powers, authority and duties of the Company Representative under this Agreement, other than loss or damage arising from a willful and knowing violation of the Law or this Agreement by the Company Representative.

(d)	Each Company Arrangement Participant shall indemnify and hold harmless the Company Representative from, and promptly reimburse the Company Representative for, any loss, damage, fees, costs or expenses arising from the performance of the powers, authority and duties of the Company Representative hereunder, including the reasonable cost of any legal counsel or accountants retained by the Company Representative on behalf of the Company Arrangement Participants or otherwise, but excluding any loss or damage arising from a willful and knowing violation of the Law or this Agreement by the Company Representative.

(e)	All actions, decisions and instructions of the Company Representative taken, made or given pursuant to the power or authority granted to the Company Representative pursuant to this Section 8.13 shall be conclusive and binding upon each Company Arrangement Participant, and no Company Arrangement Participant shall have the right to object to, dissent from, protest or otherwise contest the same. ParentCo and Harvest shall be entitled to rely solely on the Company Representative with respect to any action or decision required to be made, taken, agreed to or consented to by the Company Arrangement Participants under this Agreement or the Transaction Documents. Any action or decision taken or made by ParentCo or Harvest under this Agreement or the Transaction Documents with the consent or agreement of, or at the request of, the Company Representative shall be deemed approved, consented to, conclusive and binding on all Company Arrangement Participants, regardless of whether any such Company Arrangement Participant was provided with notice of any such action or decision.

8.14	Directors & Officers Insurance; Indemnification

Prior to the Closing, the Company may, to the extent available at commercially reasonable rates, obtain “tail” insurance policy naming the officers and directors of the Company as direct beneficiaries (the “D&O Indemnified Persons”) with a claims period of six years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date (the “D&O Tail Policy”). From and after the Effective Time, the Resulting Issuer shall use its commercially reasonable efforts to maintain the D&O Tail Policy in effect for six years from the Closing Date to the extent available at commercially reasonable rates. The provisions of this Section 8.14 are (i) intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

8.15	Public Announcements

Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Party shall make any public announcements or filings in respect of this Agreement or the Transactions or otherwise communicate with any news media without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed). Harvest and the Company will jointly prepare the initial public announcement regarding this Agreement and the Transaction. If a public announcement regarding this Agreement or the Transactions is required by applicable Law or stock exchange requirements, the Party seeking to make the public announcement will provide the other Party with a written copy of the public announcement a reasonable period of time before the public announcement is to be made and will consult in good faith with such other Party regarding the contents of such public announcement.

8.16	Employees

(a)	Prior to the Closing the Company shall use commercially reasonable efforts to continue to employ the employees of the Company that have been designated as key employees by Harvest prior to the date hereof, in its sole discretion (the “Company Key Employees”). After the Closing, the Company and Harvest shall use commercially reasonable efforts to continue to employ the Company Key Employees, which efforts shall include providing for such employees to participate in the Resulting Issuer Equity Incentive Plan on terms and conditions that are similar to Harvest’s existing officers and management. The Company and its management shall use commercially reasonable efforts to assist ParentCo in arranging for all the Company Key Employees to continue their employment with the Company following the Closing.

(b)	On the Closing, the Company shall be entitled to pay (through its customary payroll processing) up to an aggregate of $[***] of transaction bonuses to certain officers and employees of the Companies that serve in such capacities at such time, which individual bonuses shall be in such amounts as determined by the Company.

(c)	Except to the extent that (i) any such resignation or termination is prohibited by applicable Law, (ii) any such resignation or termination may jeopardize the continued good standing of a Company Cannabis Permit, or (iii) any such resignation or termination is not within the control of any of the Companies, by the Closing the Company shall have terminated or shall have received resignations from such directors, officers and managers of the Companies as are requested in writing by Harvest within a reasonable period of time prior to the scheduled Closing Date, which such resignations and/or terminations shall have applicable effective dates no earlier than the Closing as reasonably designated in such written request by Harvest; provided, that in all cases such resignations or terminations may be contingent upon and subject to the occurrence of the Closing. If Harvest fails to deliver such written request with respect to any individual within a reasonable period of time prior to the scheduled Closing, the failure to terminate or obtain such resignation by such individual shall not result in a breach or failure to perform by the Company hereunder.

8.17	Further Assurances

From the date hereof until the Closing, each Party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 10.

(a)	Harvest and the Company shall cooperate and use commercially reasonable efforts in good faith to take, or cause to be taken, all reasonable actions, including the preparation of any applications for Required Regulatory Approvals and other orders, registrations, consents, filings, rulings, exemptions, circulars and approvals required in connection with this Agreement, the Arrangement, the Unit Exchange and the Harvest Exchange and the preparation of any required documents, in each case as reasonably necessary to discharge their respective obligations under this Agreement and the Plan of Arrangement, and to complete any of the Transactions, including their obligations under applicable Laws.

(b)	Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

8.18	Non-Solicitation of Employees

Prior to Closing, Harvest shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of Companies or encourage any such employee to leave such employment or hire any such employee who has left such employment

8.19	Qualified Holdco Exchange Agreements

Prior to the Closing, ParentCo shall use its commercially reasonable efforts to enter into one or more agreements (each, a “Qualified Holdco Exchange Agreement”), which Qualified Holdco Exchange Agreements shall be in a form and on terms acceptable to Harvest, acting reasonably, with any and each Qualified Holdco and all of its Qualified Holdco Shareholders, pursuant to which such Qualified Holdco Shareholders agree to transfer all of their Qualified Holdco Shares, free and clear of all Encumbrances, to ParentCo in exchange for that aggregate number of ParentCo Subordinate Voting Shares equal to the product obtained when (i) the aggregate number of Company Units held by such Qualified Holdco immediately prior to the Effective Time and set out in the Payment Allocation Schedule, is multiplied by (ii) the SVS Exchange Ratio. Each such Qualified Holdco Exchange Agreement: (i) shall contain such representations and warranties by the Qualified Holdco Shareholders, including representations relating to the ownership of the Qualified Holdco Shares, ownership by the Qualified Holdco of Company Units, absence of any business activities and absence of Liabilities, as Harvest may reasonably request; (ii) require each Qualified Holdco Shareholder to acknowledge and agree that upon the Arrangement becoming effective, the Resulting Issuer shall be entitled to deliver to the Escrow Agent a portion of the Arrangement Consideration Shares that such Qualified Holdco Shareholder would otherwise be entitled to receive pursuant to the Arrangement, to be held by the Escrow Agent pursuant to and in accordance with the Escrow Agreement on account of any indemnification obligations of such Qualified Holdco Shareholder pursuant to this Agreement; and (iii) subject to the conditions as specified in the Qualified Holdco Exchange Agreement, permit a Qualified Holdco Shareholder to make a joint tax election with ParentCo pursuant to subsection 85(1) of the Tax Act.

8.20	Qualified Pipeline Exchange Agreements

(a)	Prior to the Closing, ParentCo shall use its commercially reasonable efforts to enter into one or more agreements (each, a “Qualified Pipeline Exchange Agreement”), which Qualified Pipeline Exchange Agreements shall be in a form and on terms acceptable to Harvest, acting reasonably, with each Qualified Pipeline Entity and all of its Qualified Pipeline Equity Holders, pursuant to which such Qualified Pipeline Equity Holders agree to transfer all of their Qualified Pipeline Interests, free and clear of all Encumbrances, to ParentCo in exchange for ParentCo Shares as provided in Section 8.20(b) and set out in the Payment Allocation Schedule. Each such Qualified Pipeline Exchange Agreement shall contain such representations and warranties by the Qualified Pipeline Equity Holders, including representations relating to the ownership of the Qualified Pipeline Interests, as Harvest may request.

(b)	The aggregate number of ParentCo Shares to be issued to pursuant to a Qualified Pipeline Exchange Agreement shall, except where any agreement entered into between the Company and the applicable Qualified Pipeline Entity Holders prior to the date hereof provides for a different exchange ratio as specifically set forth on Section 8.20(b) of the Company Disclosure Schedules, or unless agreed to otherwise by Harvest, be determined based on the Qualified Pipeline Exchange Shares Amount applicable to such Qualified Pipeline Exchange Agreement. The Qualified Pipeline Shares Exchange Amount with respect to a particular Qualified Pipeline Exchange Agreement represents the maximum number of ParentCo Subordinate Voting Shares (including ParentCo Subordinate Voting Shares issuable on a conversion of ParentCo Multiple Voting Shares in accordance with the rights and restrictions attached to the ParentCo Multiple Voting Shares) that may be issued pursuant to such Qualified Pipeline Exchange Agreement. The “Qualified Pipeline Exchange Shares Amount” with respect to a particular Qualified Pipeline Exchange Agreement shall be calculated by (i) multiplying (A) the aggregate amount (in US$) of the equity consideration that the applicable Qualified Pipeline Entity Holders would otherwise be entitled to receive under the definitive agreement between such Qualified Pipeline Entity Holders and the Company, by (B) by the Bank of Canada exchange rate for converting U.S. dollars into Canadian dollar for the day that is two Business Days prior to the Closing Date, and (ii) dividing such product by the volume-weighted average price of the Harvest Subordinate Voting Shares on the CSE for the five-day trading period ending two Business Days prior to the Closing Date. For the avoidance of doubt, ParentCo shall be entitled to issue ParentCo Multiple Voting Shares to Qualified Pipeline Equity Holders pursuant to a Qualified Pipeline Exchange Agreement, provided that (i) the aggregate number of ParentCo Subordinate Voting Shares into which such ParentCo Multiple Voting Shares may be converted (in accordance with the rights and restrictions attached to the ParentCo Multiple Voting Shares), together with the aggregate number of ParentCo Subordinate Voting Shares to be issued pursuant to such Qualified Pipeline Exchange Agreement, does not exceed the Qualified Pipeline Exchange Shares Amount with respect to such Qualified Pipeline Exchange Agreement, and (ii) such issuance of ParentCo Multiple Voting Shares complies with the provisions of Section 2.09.

(c)	The Company shall use its commercially reasonable efforts to ensure that ParentCo receives the benefit of all of the representations, warranties, covenants and indemnities that the Company or an Affiliate of the Company has received under any agreements that the Company or an Affiliate of the Company has entered into with respect to any Qualified Pipeline Entity and any Pipeline Acquisitions.

(d)	Neither the Company nor ParentCo may waive any closing condition to a Qualified Pipeline Exchange Agreement without the written consent of Harvest, such consent not to be unreasonably withheld, conditioned or delayed.

8.21	Company Non-Solicitation

(a)	On and after the date of this Agreement, except as otherwise provided in this Agreement, the Company and the Company Subsidiaries shall not, directly or indirectly, through any officer, director, employee, advisor, representative, agent or otherwise, and shall instruct and use commercially reasonable efforts to cause its and its Company Subsidiaries respective representatives not to:

(i)	make, solicit, assist, initiate, encourage or otherwise facilitate any inquiries, proposals or offers from any other Person (including any of its officers or employees) relating to any Company Acquisition Proposal, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek to do any of the foregoing;

(ii)	engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise co-operate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to make or complete any Company Acquisition Proposal, provided that, for greater certainty, the Company may advise any Person making an unsolicited Company Acquisition Proposal that such Company Acquisition Proposal does not constitute a Company Superior Proposal when the Company Board has so determined;

(iii)	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Harvest, the approval or recommendation of the Company Board or any committee thereof of this Agreement or the Transactions;

(iv)	approve, recommend or remain neutral with respect to, or propose publicly to approve, recommend or remain neutral with respect to, any Company Acquisition Proposal; or

(v)	accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Company Acquisition Proposal;

provided, however, that nothing contained in this Section 8.21(a) or any other provision of this Agreement shall prevent the Company Board from, and the Company Board shall be permitted, prior to the ParentCo Meeting, to engage in discussions or negotiations with, or respond to enquiries from any Person that has made a bona fide unsolicited written Company Acquisition Proposal that did not result from a breach of this Section 8.21 that the Company Board has determined constitutes a Company Superior Proposal, or provide information pursuant to Section 8.21(d) to any such Person, in each case, where the requirements of Section 8.21(d) are met.

(b)	The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Harvest) with respect to any potential Company Acquisition Proposal and, in connection therewith, the Company will discontinue access to any of its confidential information (and not establish or allow access to any of its confidential information, or any data room, virtual or otherwise). The Company agrees not to release any third party from any confidentiality, non-solicitation or standstill agreement to which such third party is a party, or terminate, modify, amend or waive the terms thereof and the Company undertakes to enforce, or cause its Subsidiaries to enforce, all standstill, non-disclosure, non-disturbance, non-solicitation and similar covenants that it or any of its Subsidiaries have entered into prior to the date hereof or enter into after the date hereof.

(c)	Prior to the ParentCo Meeting, the Company shall immediately provide notice to Harvest of any bona fide Company Acquisition Proposal or any proposal, inquiry or offer that could lead to a Company Acquisition Proposal or any amendments to the foregoing or any request for non-public information relating to the Company or any of its Subsidiaries in connection with such a Company Acquisition Proposal or potential Company Acquisition Proposal or for access to the properties, books or records of the Company or any Subsidiary by any Person that informs the Company or any member of the Company Board that it is considering making, or has made, a Company Acquisition Proposal. Such notice to Harvest shall be made, from time to time, first immediately orally and then promptly (and in any event within 24 hours) in writing and shall indicate the identity of the Person making such proposal, inquiry or contact, all material terms thereof, including price, and such other details of the proposal, inquiry or contact known to the Company, and shall include copies of any such proposal, inquiry, offer or request or any amendment to any of the foregoing. The Company shall keep Harvest promptly and fully informed of the status, including any change to the material terms, of any such Company Acquisition Proposal, offer, inquiry or request and will respond promptly to all inquiries by Harvest with respect thereto.

(d)	Prior to the ParentCo Meeting, if the Company Board receives a request for material non- public information from a Person who proposes to the Company a bona fide Company Acquisition Proposal that did not result from a breach of this Section 8.21, or indicates a possible intent to do so, the Company may contact the Person making the Company Acquisition Proposal and its representatives solely for the purpose of clarifying the terms and conditions of such Company Acquisition Proposal and the likelihood of its consummation so as to determine whether such Company Acquisition Proposal is a Company Superior Proposal; provided that the Company shall promptly provide Harvest with copies of all correspondence, including email and other electronic and digital communications, and information provided to or received from such Person. If: (x) the Company Board determines that such Company Acquisition Proposal constitutes a Company Superior Proposal; and (y) in the opinion of the Company Board, acting in good faith and on written advice from its outside legal counsel and financial advisors, the failure to provide such party with access to information regarding the Company and its Subsidiaries would be inconsistent with the fiduciary duties of the Company Board, then, and only in such case, the Company may provide such Person with access to information regarding the Company and its Subsidiaries, subject to the execution of a confidentiality agreement which is customary in such situations and which, in any event and taken as a whole, is no less favourable to the Company than the Confidentiality Agreement; provided that the Company sends a copy of any such confidentiality agreement to Harvest promptly upon its execution and Harvest is provided with copies of the information provided to such Person which was not previously provided to or made available to Harvest and immediately provided with access to similar information to which such Person was provided.

(e)	The Company agrees that it will not accept, approve or enter into any agreement (a “Company Proposed Agreement”), other than a confidentiality agreement as contemplated by Section 8.21(d), with any Person providing for or to facilitate any Company Acquisition Proposal unless:

(i)	the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that the Company Acquisition Proposal constitutes a Company Superior Proposal;

(ii)	the Company Board determines in good faith after consultation with outside legal counsel and financial advisors that the failure to take action with respect to such Company Superior Proposal would be inconsistent with its fiduciary duties under applicable Laws;

(iii)	the ParentCo Meeting has not occurred;

(iv)	the Company has complied with Sections 8.21(a) through 8.21(d) inclusive;

(v)	the Company has provided Harvest with a notice in writing that there is a Company Superior Proposal together with all documentation related to and detailing the Company Superior Proposal, including a copy of any Company Proposed Agreement relating to such Company Superior Proposal, and a written notice from the Company Board regarding the value in financial terms that the Company Board has determined should be ascribed to any non-cash consideration offered under the Company Superior Proposal, such documents to be so provided to Harvest not less than five (5) Business Days prior to the proposed acceptance, approval, recommendation or execution of the Company Proposed Agreement by the Company;

(vi)	five (5) Business Days shall have elapsed from the date Harvest received the notice and documentation referred to in Section 8.21(e)(v) from the Company and, if Harvest has collectively proposed to amend the terms of the Transactions in accordance with Section 8.21(f), the Company Board shall have determined, in good faith, after consultation with its outside legal counsel, that the Company Acquisition Proposal is a Company Superior Proposal compared to the proposed amendment to the terms of the Transactions by Harvest;

(vii)	the Company concurrently terminates this Agreement pursuant to Section 12.01(g);

(viii)	the Company has previously, or concurrently will have, paid to Harvest the Termination Fee;

(ix)	and the Company further agrees that it will not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Harvest the approval or recommendation of the Transactions, nor accept, approve or recommend any Company Acquisition Proposal unless the requirements of this Section 8.21(e)(i) through 8.21(e)(vii) have been satisfied.

(f)	The Company acknowledges and agrees that, during the five (5) Business Day period referred to in Sections 8.21(e)(v) and 8.21(e)(vi) or such longer period as the Company may approve for such purpose, Harvest shall have the opportunity, but not the obligation, to propose to amend the terms of this Agreement and the Transactions and the Company shall co-operate with Harvest with respect thereto, including negotiating in good faith with Harvest to enable Harvest to make such adjustments to the terms and conditions of this Agreement and the Transactions as Harvest deems appropriate and as would enable Harvest to proceed with the Transactions on such adjusted terms. The Company Board will review diligently and in good faith any proposal by Harvest to amend the terms of the Transactions in order to determine, in good faith in the exercise of its fiduciary duties and consistent with Section 8.22(a), whether Harvest’s proposal to amend the Transactions would result in the Company Acquisition Proposal not being a Company Superior Proposal compared to the proposed amendment to the terms of the Transactions.

(g)	The Company Board shall promptly reaffirm and communicate its recommendation of the Transactions by press release after: (x) any Company Acquisition Proposal which the Company Board determines not to be a Company Superior Proposal is publicly announced or made; or (y) the Company Board determines that a proposed amendment to the terms of the Transactions would result in the Company Acquisition Proposal which has been publicly announced or made not being a Company Superior Proposal, and Harvest has so amended the terms of the Transactions . Harvest and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are required by applicable Laws or the fiduciary duties of the Company Board will be determined by the Company, acting reasonably and upon the advice of legal counsel.

(h)	Nothing in this Agreement shall prevent the Company Board from complying with its disclosure obligations under applicable Law. Further, nothing in this Agreement shall prevent the Company Board from making any disclosure to the Company Unitholders to the extent the Company Board, acting in good faith and upon the written advice of its legal advisors, shall have first determined that the failure to make such disclosure would be inconsistent with the fiduciary duties of the Company Board or such disclosure is otherwise required under applicable Law, provided, however, that, notwithstanding the Company Board shall be permitted to make such disclosure, the Company Board shall not be permitted to make a Company Change in Recommendation, other than as permitted by Section 8.21(e) or the first sentence of this paragraph. Harvest and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such disclosure, recognizing that whether or not such comments are required by applicable Laws or the fiduciary duties of the Company Board will be determined by the Company, acting reasonably and upon the advice of legal counsel.

(i)	The Company acknowledges and agrees that each successive modification of any Company Acquisition Proposal shall constitute a new Company Acquisition Proposal for the purposes of this Section 8.21.

(j)	The Company shall ensure that the officers, managers and employees of the Company and its Subsidiaries and any investment bankers or other advisors or representatives retained by the Company and/or its Subsidiaries in connection with the transactions contemplated by this Agreement are aware of the provisions of this Section 8.21; and the Company shall be responsible for any action or inaction that would constitute a breach of this Section 8.21 by such officers, directors, employees, investment bankers, advisors or representatives as if such Persons or entities were parties hereto.

(k)	If the Company provides Harvest with the notice of a Company Acquisition Proposal contemplated in this Section 8.21 on a date that is less than seven (7) calendar days prior to the ParentCo Meeting, Harvest shall adjourn the ParentCo Meeting to a date that is not less than seven (7) calendar days and not more than ten (10) calendar days after the date of such notice, provided, however, that the ParentCo Meeting shall not be adjourned or postponed to a date later than the seventh (7th) Business Day prior to the Outside Date.

8.22	Harvest Non-Solicitation

(a)	On and after the date of this Agreement, except as otherwise provided in this Agreement, Harvest and the Harvest Subsidiaries shall not, directly or indirectly, through any officer, director, employee, advisor, representative, agent or otherwise, and shall instruct and use commercially reasonable efforts to cause its and the Harvest Subsidiaries respective representatives not to:

(i)	make, solicit, assist, initiate, encourage or otherwise facilitate any inquiries, proposals or offers from any other Person (including any of its officers or employees) relating to any Harvest Acquisition Proposal, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek to do any of the foregoing;

(ii)	engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise co-operate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to make or complete any Harvest Acquisition Proposal, provided that, for greater certainty, Harvest may advise any Person making an unsolicited Harvest Acquisition Proposal that such Harvest Acquisition Proposal does not constitute a Harvest Superior Proposal when the Harvest Board has so determined;

(iii)	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to the Company, the approval or recommendation of the Harvest Board or any committee thereof of this Agreement or the Transaction;

(iv)	approve, recommend or remain neutral with respect to, or propose publicly to approve, recommend or remain neutral with respect to, any Harvest Acquisition Proposal; or

(v)	accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Harvest Acquisition Proposal;

provided, however, that nothing contained in this Section 8.22(a) or any other provision of this Agreement shall prevent the Harvest Board from, and the Harvest Board shall be permitted, prior to the Harvest Meeting, to engage in discussions or negotiations with, or respond to enquiries from any Person that has made a bona fide unsolicited written Harvest Acquisition Proposal that did not result from a breach of this Section 8.22 that the Harvest Board has determined constitutes a Harvest Superior Proposal, or provide information pursuant to Section 8.22(d) to any such Person, in each case, where the requirements of Section 8.22(d) are met.

(b)	Harvest shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than the Company) with respect to any potential Harvest Acquisition Proposal and, in connection therewith, Harvest will discontinue access to any of its confidential information (and not establish or allow access to any of its confidential information, or any data room, virtual or otherwise). Harvest agrees not to release any third party from any confidentiality, non-solicitation or standstill agreement to which such third party is a party, or terminate, modify, amend or waive the terms thereof and Harvest undertakes to enforce, or cause its Subsidiaries to enforce, all standstill, non- disclosure, non-disturbance, non-solicitation and similar covenants that it or any of its Subsidiaries have entered into prior to the date hereof or enter into after the date hereof.

(c)	Prior to the Harvest Meeting, Harvest shall immediately provide notice to the Company of any bona fide Harvest Acquisition Proposal or any proposal, inquiry or offer that could lead to an Harvest Acquisition Proposal or any amendments to the foregoing or any request for non-public information relating to Harvest or any of its Subsidiaries in connection with such an Harvest Acquisition Proposal or potential Harvest Acquisition Proposal or for access to the properties, books or records of Harvest or any Subsidiary by any Person that informs Harvest, any member of the Harvest Board or such Subsidiary that it is considering making, or has made, an Harvest Acquisition Proposal. Such notice to the Company shall be made, from time to time, first immediately orally and then promptly (and in any event within 24 hours) in writing and shall indicate the identity of the Person making such proposal, inquiry or contact, all material terms thereof, including price, and such other details of the proposal, inquiry or contact known to Harvest, and shall include copies of any such proposal, inquiry, offer or request or any amendment to any of the foregoing. Harvest shall keep the Company promptly and fully informed of the status, including any change to the material terms, of any such Harvest Acquisition Proposal, offer, inquiry or request and will respond promptly to all inquiries by the Company with respect thereto.

(d)	Prior to the Harvest Meeting, if the Harvest Board receives a request for material non- public information from a Person who proposes to Harvest a bona fide Harvest Acquisition Proposal that did not result from a breach of this Section 8.22, or indicates a possible intent to do so, Harvest may contact the Person making the Harvest Acquisition Proposal and its representatives solely for the purpose of clarifying the terms and conditions of such Harvest Acquisition Proposal and the likelihood of its consummation so as to determine whether such Harvest Acquisition Proposal is a Harvest Superior Proposal; provided that Harvest shall promptly provide the Company with copies of all correspondence, including email and other electronic and digital communications, and information provided to or received from such Person. If: (x) the Harvest Board determines that such Harvest Acquisition Proposal constitutes a Harvest Superior Proposal; and (y) in the opinion of the Harvest Board, acting in good faith and on written advice from their outside legal counsel and financial advisors, the failure to provide such party with access to information regarding Harvest and its Subsidiaries would be inconsistent with the fiduciary duties of the Harvest Board, then, and only in such case, Harvest may provide such Person with access to information regarding Harvest and its Subsidiaries, subject to the execution of a confidentiality agreement which is customary in such situations and which, in any event and taken as a whole, is no less favourable to Harvest than the Confidentiality Agreements; provided that Harvest sends a copy of any such confidentiality agreement to the Company promptly upon its execution and the Company is provided with copies of the information provided to such Person which was not previously provided to or made available to the Company and immediately provided with access to similar information to which such Person was provided.

(e)	Harvest agrees that it will not accept, approve or enter into any agreement (a “Harvest Proposed Agreement”), other than a confidentiality agreement as contemplated by Section 8.22(d), with any Person providing for or to facilitate any Harvest Acquisition Proposal unless:

(i)	the Harvest Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that the Harvest Acquisition Proposal constitutes a Harvest Superior Proposal;

(ii)	the Harvest Board determines in good faith after consultation with outside legal counsel and financial advisors that the failure to take action with respect to such Harvest Superior Proposal would be inconsistent with its fiduciary duties under applicable Law;

(iii)	the Harvest Meeting has not occurred;

(iv)	Harvest has complied with Sections 8.22(a) through 8.22(d) inclusive;

(v)	Harvest has provided the Company with a notice in writing that there is a Harvest Superior Proposal together with all documentation related to and detailing the Harvest Superior Proposal, including a copy of any Harvest Proposed Agreement relating to such Harvest Superior Proposal, and a written notice from the Harvest Board regarding the value in financial terms that the Harvest Board has in consultation with its financial advisors determined should be ascribed to any non- cash consideration offered under the Harvest Superior Proposal, such documents to be so provided to the Company not less than five (5) Business Days prior to the proposed acceptance, approval, recommendation or execution of the Harvest Proposed Agreement by Harvest;

(vi)	five (5) Business Days shall have elapsed from the date the Company received the notice and documentation referred to in Section 8.22(e)(v) from Harvest and, if the Company has proposed to amend the terms of the Transactions in accordance with Section 8.22(f), the Harvest Board shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that the Harvest Acquisition Proposal is a Harvest Superior Proposal compared to the proposed amendment to the terms of the Transactions by the Company;

(vii)	Harvest concurrently terminates this Agreement pursuant to Section 12.01(h);

(viii)	Harvest has previously, or concurrently will have, paid to the Company the Termination Fee; and Harvest further agrees that it will not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to the Company the approval or recommendation of the Transactions, nor accept, approve or recommend any Harvest Acquisition Proposal unless the requirements of Section 8.22(e)(i) through 8.22(e)(vii) have been satisfied.

(f)	Harvest acknowledges and agrees that, during the five (5) Business Day period referred to in Sections 8.22(e)(v) and 8.22(e)(vi) or such longer period as Harvest may approve for such purpose, the Company shall have the opportunity, but not the obligation, to propose to amend the terms of this Agreement and the Transactions and Harvest shall co-operate with the Company with respect thereto, including negotiating in good faith with the Company to enable Company to make such adjustments to the terms and conditions of this Agreement and the Transactions as the Company deems appropriate and as would enable the Company to proceed with the Transactions on such adjusted terms. The Harvest Board will review diligently and in good faith any proposal by the Company to amend the terms of the Transactions in order to determine, in good faith in the exercise of its fiduciary duties and consistent with Section 8.22(a), whether the Company’s proposal to amend the Transactions would result in the Harvest Acquisition Proposal not being a Harvest Superior Proposal compared to the proposed amendment to the terms of the Transactions.

(g)	The Harvest Board shall promptly reaffirm and communicate its recommendation of the Transactions by press release after: (x) any Harvest Acquisition Proposal which the Harvest Board determines not to be a Harvest Superior Proposal is publicly announced or made; or (y) the Harvest Board determines that a proposed amendment to the terms of the Transactions would result in the Harvest Acquisition Proposal which has been publicly announced or made not being a Harvest Superior Proposal, and the Company has so amended the terms of the Transaction. The Company and its respective counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are required by applicable Laws or the fiduciary duties of the Harvest Board will be determined by Harvest, acting reasonably and upon the advice of outside legal counsel.

(h)	Nothing in this Agreement shall prevent the Harvest Board from complying with its disclosure obligations under applicable Law. Further, nothing in this Agreement shall prevent the Harvest Board from making any disclosure to Harvest Shareholders to the extent the Harvest Board, acting in good faith and upon the written advice of its legal advisors, shall have first determined that the failure to make such disclosure would be inconsistent with the fiduciary duties of the Harvest Board or such disclosure is otherwise required under applicable Law, provided, however, that, notwithstanding the Harvest Board shall be permitted to make such disclosure, the Harvest Board shall not be permitted to make a Harvest Change in Recommendation, other than as permitted by Section 8.22(e) or the first sentence of this paragraph. The Company and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such disclosure, recognizing that whether or not such comments are required by applicable Laws or the fiduciary duties of the Harvest Board will be determined by Harvest, acting reasonably and upon the advice of outside legal counsel.

(i)	Harvest acknowledges and agrees that each successive modification of any Harvest Acquisition Proposal shall constitute a new Harvest Acquisition Proposal for the purposes of this Section 8.22.

(j)	Harvest shall ensure that the officers, directors and employees of Harvest and its Subsidiaries and any investment bankers or other advisors or representatives retained by Harvest and/or its Subsidiaries in connection with the transactions contemplated by this Agreement are aware of the provisions of this Section 8.22, and Harvest shall be responsible for any action or inaction that would constitute a breach of this Section 8.22 by such officers, directors, employees, investment bankers, advisors or representatives as if such Persons or entities were parties hereto.

(k)	If Harvest provides the Company with the notice of a Harvest Acquisition Proposal contemplated in this Section 8.22 on a date that is less than seven (7) calendar days prior to the Harvest Meeting, if requested by the Company, the Harvest Meeting will be adjourned to a date that is not less than seven (7) calendar days and not more than ten (10) calendar days after the date of such notice, provided, however, that the Harvest Meeting shall not be adjourned or postponed to a date later than the seventh (7th) Business Day prior to the Outside Date.

8.23	Disclosure Schedules

From and after the date of this Agreement until the Closing, each of the Parties shall promptly (and in any event within two Business Days of becoming aware thereof) provide the other Parties with written notice, in reasonable detail, of any matter, event, condition, fact, circumstance or development that, if existing or known on the date of this Agreement would have been required to be set forth or listed by such Party in the Company Disclosure Schedules or Harvest Disclosure Schedules, as applicable. If any such matter, event, condition, fact, circumstance or development (either individually or collectively with all other matters, events, conditions, facts, circumstances or developments disclosed by such Party after the date hereof pursuant to this Section 8.23) would result in any material breach or inaccuracy of a representation, warranty or covenant of such disclosing Party such that any of the closing conditions set forth in Section 10.02, 10.03 or 10.04, as applicable, are incapable of being satisfied, then within ten (10) Business Days of the receipt of such written disclosure notice, this Agreement may be terminated by any Party (other than the disclosing Party) whose closing conditions are incapable of being so satisfied because of all of such disclosed information, collectively. If this Agreement is not terminated as provided in this Section 8.23 the Parties cannot rely on Section 12.01(b) or 12.01(c) to terminate this Agreement as a result of such written notice and should the Parties consummate the Closing, then (a) any written notice provided pursuant to this Section 8.23 shall be deemed to qualify and update the representations and warranties of such disclosing Party in all respects for the purposes of the satisfaction of the closing conditions set forth in Section 10.02, 10.03 or 10.04, as applicable, and shall not be a basis for failure to satisfy any such conditions, and (b) for the purposes of indemnification rights of any Party under Article 11, such written notice shall not be deemed to qualify and update the representations and warranties of such disclosing Party and such indemnification rights as set forth in Article 11 shall remain in full force or effect with respect to such disclosed information.

8.24	Pipeline Contingent Acquisitions

The Company agrees that neither it nor any Company Subsidiary will accept, approve or enter into any definitive binding agreement with respect to a Pipeline Contingent Acquisition, with any Person, without the prior written consent of Harvest. The Company further agrees to provide Harvest with reasonable access to information necessary for Harvest to evaluate whether to approve the Pipeline Contingent Acquisition.

8.25	Shareholder Approval

In connection with the Harvest Meeting, Harvest shall solicit proxies from the holders of Harvest Subordinate Voting Shares in which they agree to vote their Harvest Shares in favor of all actions necessary to consummate the transactions contemplated by this Agreement, including but not limited to, approval of the Harvest Arrangement Resolution.

8.26	Working Capital Loan

If requested by the Company prior to Closing, the Parties may seek to enter into one or more financing transactions whereby Harvest, or an Affiliate of Harvest, would provide the Company with a working capital loan or other mutually-agreeable commercial arrangement on commercially reasonable and market terms, to permit the Companies to conduct its business as provided for in this Agreement in an amount of up to $[***] on such terms and conditions as mutually agreed to by Harvest and the Company acting reasonably (the “Working Capital Loan”). In the event Harvest and the Company are unable to mutually agree on the terms and conditions of the Working Capital Loan acting in good faith, then, notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to obtain one or more working capital loans which in the aggregate shall not exceed $[***] from a third party that is at arm’s length to the Companies on commercially reasonable and market terms.

ARTICLE 9

TAX MATTERS

9.01	Transfer Taxes

All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the transfer of any Cannabis Permits in accordance with Section 8.03, the Unit Exchange, the Qualified Holdco Exchange, the Pipeline Exchange or the Pipeline Acquisitions shall be borne by ParentCo. The Company and Harvest agree to cooperate with ParentCo in the execution and delivery of all instruments and certificates necessary to enable compliance with the payment of such Taxes.

9.02	Termination of Existing Tax Sharing Agreements

Any and all existing Tax sharing agreements (other than commercial Contracts entered into in the ordinary course of business that primarily do not relate to Taxes) (whether written or not) binding upon the Company or its Subsidiaries shall be terminated as of the Closing Date. After such date neither the Companies, Company Arrangement Participants nor any of Company Arrangement Participants’ Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

9.03	Tax Indemnification By Company Arrangement Participants

Company Arrangement Participants shall indemnify the Companies, ParentCo, Harvest, and each Harvest Affiliate and hold them harmless from and against, without duplication: (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 4.21; (b) any Loss attributable to any breach or violation of, or failure to fully perform by the Companies, any covenant, agreement, undertaking or obligation in Article 9; (c) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Company (or any predecessor of any Company) is or was a member on or prior to the Closing Date by reason of a liability under U.S. Treasury Regulations Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (d) any and all Taxes of any Person (other than the Company and its Subsidiaries) imposed on the Companies arising under the principles of transferee or successor liability or by contract (other than pursuant to commercial Contracts entered into in the ordinary course of business the primary purpose of which is not related to Taxes), relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Notwithstanding anything herein to the contrary, unless otherwise required by applicable Law, Harvest and ParentCo shall report all transactions not in the ordinary course of business occurring on the Closing Date, but after the Closing, in taxable periods, or portions thereof beginning after the Closing Date and ParentCo shall pay or cause the Company to pay all Taxes, if any, of the Companies and the Company Arrangement Participants arising from or relating to such transactions. Except as provided in Section 9.07 below, the Company Representative, on behalf of the Company Arrangement Participants, shall reimburse ParentCo for any Taxes of the Companies that are the responsibility of Company Arrangement Participants pursuant to this Section 9.03 solely with Escrow Shares and if and when there are no Escrow Shares remaining, the Company Arrangement Participants obligations under this Section 9.03 shall terminate.

9.04	Tax Treatment of Indemnification Payments

Any indemnification payments pursuant to this Article 9 shall be treated as an adjustment to the total consideration received by each of the parties pursuant to the Transactions for Tax purposes, unless otherwise required by Law.

9.05	Survival

Notwithstanding anything in this Agreement to the contrary, the provisions of this Article 9 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 90 days.

9.06	Overlap

To the extent that any obligation or responsibility pursuant to Article 10 or Article 11 may overlap with an obligation or responsibility pursuant to this Article 9, as it relates to Taxes, the provisions of this Article 9 shall govern.

9.07	Tax Returns

(a)	Preparation of Tax Returns. The Company shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns of the Company and its Subsidiaries that are required to be filed on or before the Closing Date and pay all Taxes due with such Tax Returns. Except with respect to the IRS Forms 1065 (and corresponding state and local income Tax Returns) for the Pre-Closing Tax Periods and Straddle Periods to be filed for the Company and each of the Company Subsidiaries which are classified for U.S. federal income tax purposes as a partnership, which will be prepared, or caused to be prepared, and timely filed, or caused to timely filed, at ParentCo’s sole expense, by the Company Representative, the Resulting Issuer shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns of the Company and its Subsidiaries that are required to be filed after the Closing Date. All such Tax Returns with respect to a Pre- Closing Tax Period or a tax period that begins before and ends after the Closing Date (a “Straddle Period”) that are to be prepared and filed pursuant to this Section 9.07(a) shall be (i) prepared and timely filed in a manner consistent with the most recent past practice and methods of the Company and its Subsidiaries and Section 9.07(b) (except as otherwise required by applicable Law) and (ii) delivered to the non-preparing party (i.e., ParentCo with respect to Company and Company Representative prepared Tax Returns and the Company Representative with respect to ParentCo prepared Tax Returns) for its review (X) with respect to Income Tax Returns, no later than 30 days before the filing date thereof and (Z) with respect to all other Tax Returns, within three (3) days of filing. If the non- preparing party agrees with the Income Tax Returns, then such Income Tax Returns shall be timely filed or cause to be filed by the preparing party. If, within twenty (20) days after the receipt of the Income Tax Returns, the non-preparing party notifies the preparing party that it disputes the manner of preparation of the Income Tax Returns, then ParentCo and the Company Representative shall attempt to resolve their disagreement within five days following the notification of such disagreement. If ParentCo and the Company Representative are not able to resolve their disagreement, then the disputed items shall be submitted to an accountant mutually agreed to by the Parties (the “Settlement Accountants”) as an expert and not an arbitrator, for resolution on at least a more-likely- than-not basis. ParentCo and the Company Representative shall use their reasonable efforts to cause the Settlement Accountants to resolve the disagreement within 30 days after the date on which they are engaged or as soon as possible thereafter. The determination of the Settlement Accountant shall be final and binding on the parties. If the Settlement Accountants are unable to resolve any such dispute prior to the due date (with applicable extensions) for any such Income Tax Return, such Income Tax Return shall be filed as prepared by the preparing party subject to amendment, if necessary, to reflect the resolution of the dispute by the Settlement Accountants. The cost of the services of the Settlement Accountant shall be borne by the party whose calculation of the matter in disagreement differs the most from the calculation as finally determined by the Settlement Accountant. The Company and its Subsidiaries shall timely pay to the applicable Tax authorities the amount of Taxes of the Company and its Subsidiaries due with respect to such Income and other Tax Returns.

(b)	Straddle Periods. For purposes of preparing any Income Tax Return of a Company or any Subsidiary, in the case of any Straddle Period, items of income, gain, loss and deduction shall be apportioned between the Pre-Closing Tax Period and the remaining portion of such Tax year or period on the basis of a closing of the books as of the end of the Closing; provided, however, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items, Straddle Period Taxes shall be equal to the amount of Tax for the Tax Period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the Tax period through the Closing Date and the denominator of which shall be the number of days in the Tax period. ParentCo and the Company Representative agree that for purposes of Section 706(d) of the Code, each of the Company and the Subsidiaries that are treated as partnerships for federal income tax purposes shall use the “closing of the books” method to allocation income, gain, deduction and loss for Tax year in which the Closing takes place.

(c)	Tax Contests. If any Governmental Authority issues to the Company or any of its Subsidiaries a notice of deficiency, or of its intent to audit or conduct another proceeding with respect to a Tax Return or Taxes of the Company or any of its Subsidiaries, for any Pre-Closing Tax Period or Straddle Period that could adversely affect the Tax liability or any Tax position of any of the direct or indirect equity owners of the Company for any taxable period, then the Company shall notify Harvest and the Company Representative, or the Company Representative shall notify Harvest, as the case may be, of its receipt of such communication from the Governmental Authority within ten (10) days of receipt and provide the other party with copies of all correspondence and other documents received from the Governmental Authority. Upon written notice to ParentCo and Harvest, the Company Representative shall control any audit or other proceeding with respect to Income Taxes or Income Tax Returns of the Company or its Subsidiaries for any Pre-Closing Tax Period; provided that ParentCo shall be entitled to participate in the conduct of any such audit or other proceeding at its expense and the Company Representative shall not settle, compromise, resolve, or abandon any such audit or other proceeding without the prior written consent of ParentCo, such consent not to be unreasonably withheld or delayed. ParentCo shall control any audit or other proceeding in respect of any non-Income Tax Returns of the Company or its Subsidiaries for any Pre-Closing Tax Period and any Tax Returns of the Company or its Subsidiaries for any Straddle Period; provided that the Company Representative, at its expense, shall have the right to participate in any such audit or other proceeding and ParentCo shall not, and shall not allow the Companies to, settle, compromise, resolve, or abandon any such audit or other proceeding without the prior written consent of the Representative, such consent not to be unreasonably withheld or delayed. In the event of an audit or deficiency for a tax year commencing after December 31, 2017 with respect to the Company, the Partnership Representative of the Company shall make a timely election pursuant to Code Section 6221(b) of the Code, and if not applicable, a timely election under Section 6226(a) of the Code.

(d)	Cooperation. Each of ParentCo, the Company Representative and the Company Arrangement Participants shall reasonably cooperate with the other party in connection with the filing of any Tax Return, in any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder; provided, however, that ParentCo and its affiliates shall not be required to provide records and information or additional information or explanation that are protected by the attorney-client, work product or similar protection or privilege. ParentCo agrees to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Company Representative, any extensions thereof) of the respective taxable periods.

(e)	Amendments. ParentCo shall not (i) file, or allow to be filed, any amended Tax Returns of the Company or any of its Subsidiaries for a Pre-Closing Tax Period or Straddle Period, (ii) apply to any Tax authority for any binding or non-binding opinion, ruling or other determination with respect to the Company or any of its Subsidiaries in relation to any act, matter, or transaction that occurred on or before the Closing Date or that relates to any Pre- Closing Tax Period, without the written consent of the Company Representative, such consent not to be unreasonably withheld, conditioned or delayed.

(f)	Tax Distributions. Notwithstanding any provision of this Agreement to the contrary, prior to the Closing Date, with respect to Pre-Closing Tax Periods and Straddle Periods, without duplication, the Company shall be permitted to make cash distributions to the members of the Company to fund the payment of their Income Tax liabilities with respect to their allocable share of taxable income and gain of the Company pursuant to Section 6.01 and/or Section 6.02 of the Operating Agreement of the Company and the Subsidiaries shall be permitted to make cash distributions to their members of Subsidiaries to fund the payment of their Income Tax liabilities with respect to their allocable share of taxable income and gain of the Subsidiaries pursuant to the current distribution or tax distribution provisions of the relevant operating agreements. The Company shall determine the amount of such Tax distributions in good faith and such determinations by the Company shall be final and binding on the Parties.

(g)	Partnership Tax Audit Rules. With respect to any Tax period of the Company and the Qualified Pipeline Entities ending on or prior to the Closing Date in which the Partnership Tax Audit Rules apply to the Company and the Qualified Pipeline Entities, unless otherwise agreed in writing by the Resulting Issuer, notwithstanding anything herein to the contrary, the Company and the Qualified Pipeline Entities shall make the election under Section 6226(a) of the Code with respect to the alternative to payment of imputed underpayment and the parties hereto shall take any other action such as filings, disclosures and notifications necessary to effectuate such election. None of the parties hereto or their Affiliates shall make any election or otherwise take any action to cause the Partnership Tax Audit Rules to apply to the Company and the Qualified Pipeline Entities at any earlier date than is required by Law.

(h)	The Parties acknowledge and agree that Harvest, the Harvest Subsidiaries, the Company and the Company Subsidiaries are engaged in the business of operating a licensed dispensary of medical marijuana (cannabis), which is classified as a Schedule I controlled substance under Section 812 of the CSA, and are required to file tax returns under Section 280E of the Code (“280E”). The Parties further acknowledge and agree that the U.S. federal Laws affecting the medical and recreational use of cannabis are subject to the U.S. federal government’s policies with respect to such Laws, which cannot be known with any level of certainty, including the IRS’ application or enforcement of 280E. Harvest and the Company have provided copies of their Tax Returns filed under 280E, and the Parties have had an opportunity to thoroughly review such returns, with the expert advice of their legal and financial advisors. Notwithstanding anything to the contrary in this Agreement: (1) the Parties understand and agree that the IRS may conclude that the Company and the Subsidiaries have not complied with 280E and, but for a determination that a Company or Subsidiary acted in a grossly negligent manner or without commercial reasonableness, the Company Arrangement Participants shall not be liable for an adverse determination by the IRS and (2) the Parties understand and agree that the IRS may conclude that Harvest or the Harvest Subsidiaries have not complied with 280E and, but for a determination that Harvest or the Harvest Subsidiaries acted in a grossly negligent manner or without commercial reasonableness, neither the Resulting Issuer nor Harvest shall be liable for an adverse determination by the IRS.

ARTICLE 10

CONDITIONS TO CLOSING

10.01	Conditions to Obligations of All Parties

The obligations of each Party to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of the Parties:

(a)	The ParentCo Arrangement Resolution shall have been approved and adopted at the ParentCo Meeting in accordance with the Interim Order and this Agreement.

(b)	The Harvest Arrangement Resolution shall have been approved and adopted at the Harvest Meeting in accordance with the Interim Order and this Agreement.

(c)	The Resulting Issuer Equity Incentive Plan shall have been approved and adopted at the ParentCo Meeting and at the Harvest Meeting.

(d)	The Interim Order and the Final Order shall have each been obtained on terms consistent with this Agreement, and shall not have been set aside or modified, on appeal or otherwise, in a manner unacceptable to any of Harvest or the Company, each acting reasonably.

(e)	No Governmental Authority shall have enacted, issued, promulgated, enforced, entered any Governmental Order which is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of the Transactions or causing any of the Transactions to be rescinded or otherwise modified following completion thereof (or, in the case of arising in connection with the seeking of HSR Approval, any Governmental Authority shall have filed a proceeding seeking such a Government Order); but shall not include any of the foregoing which results from any act taken by Harvest after the date of this Agreement (other than the Harvest Roll-up Exchange), including the acquisition, directly or indirectly, of any Permit from a third party.

(f)	The Resulting Issuer Subordinate Voting Shares shall have been conditionally approved for listing, subject to issuance, on the CSE.

(g)	The issuance of the Arrangement Consideration Shares, the Replacement Options and the Replacement Compensation Options shall be exempt from the prospectus requirements of Canadian Securities Laws and shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof; provided, however, that an Arrangement Party shall not be entitled to rely on the provisions of this Section 10.01(g) if the Arrangement Parties fail to advise the Court prior to the hearing in respect of the Final Order that the Arrangement Parties will rely on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof based on the Court’s approval of the Arrangement.

(h)	There shall be no resale restrictions on the Arrangement Consideration Shares issued in connection with the Transactions under Canadian Securities Laws, except in respect of those holders that are subject to restrictions on resale as a result of being a “control person” under Canadian Securities Laws.

(i)	ParentCo shall have delivered, in accordance with the Payment Allocation Schedule and the Plan of Arrangement, (i) to the Depositary, the Arrangement Consideration Shares to be issued pursuant to the Arrangement, other than the Escrow Shares, and (ii) to the Escrow Agent, the Escrow Shares.

(j)	In accordance with Sections 8.03 and 8.04, Commercial Arrangements or dispositions shall have been entered into for all Non-Key Licenses save and except for Commercial Arrangements or dispositions which cannot be entered into prior to Closing, as set forth in Sections 8.03 and 8.04.

(k)	This Agreement shall not have been terminated.

10.02	Conditions to Obligations of Harvest

The obligations of Harvest to consummate the Transactions contemplated by this Agreement shall be subject to the fulfillment or Harvest’s waiver, at or prior to the Closing, of each of the following conditions:

(a)	Each of the representations and warranties of the Company contained in Sections 4.01, 4.02, 4.04, 4.06, 4.07, 4.17(a), 4.19, 4.21, 4.26, 4.27, 4.28(a)(e)(k)(l)(i))(n) and (p) (collectively, the “Company Specified Representations”) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, they shall be true and correct on and as of such earlier date). The representations and warranties of the Company contained in Section 4.03 (Capitalization) and Section 4.17(b) (Cannabis Permits) shall be true and correct as of the Closing Date as though made on the Closing Date. Each of the representations and warranties of the Company contained in this Agreement (other than the Company Specified Representations and the representations and warranties of the Company contained in Section 4.03 (Capitalization) and Section 4.17(b) (Cannabis Permits)) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, they shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct would not have a Company Material Adverse Effect.

(b)	Each of the representations and warranties of ParentCo contained in Article 6 shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, they shall be true and correct on and as of such earlier date).

(c)	The Company shall have duly performed and complied in all material respects (and in all respects in the case of any agreements, covenants and conditions qualified by materiality or Material Adverse Effect) with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(d)	ParentCo shall have duly performed and complied in all material respects (and in all respects in the case of any agreements, covenants and conditions qualified by materiality or Material Adverse Effect) with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(e)	All Required Regulatory Approvals and all approvals, consents and waivers that are listed in Section 10.02(e) of the Company Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Harvest at or prior to the Closing, save and except for those approvals, consents or waivers which cannot be obtained due to a change in Law or any act taken by Harvest (including any act taken prior to the date of this Agreement) including the acquisition, directly or indirectly of any Permit from a third party.

(f)	From the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would result in a Company Material Adverse Effect.

(g)	Harvest shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 10.02(a) and Section 10.02(c), have been satisfied.

(h)	Harvest shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of ParentCo, that each of the conditions set forth in Section 10.02(b) and Section 10.02(d), have been satisfied.

(i)	The Company and/or ParentCo, as applicable, shall have delivered to Harvest each of the documents referred to in Section 2.10(c).

(j)	The Company U.S. Merger, Unit Exchange, Qualified Holdco Exchange and Qualified Pipeline Exchange shall have occurred.

(k)	Transfer Consents or Commercial Arrangements for each of the Key Licenses shall have been obtained, save and except for those Transfer Consents or Commercial Arrangements which cannot be obtained as a result of the completion by Harvest of any acquisition of one or more Permits and its failure or inability to divest, transfer, or otherwise dispose of such Permit prior to the Closing Date.

(l)	All Company Equity Instruments shall have been paid off, extinguished or otherwise cancelled with no further affect or obligation to any Person, except as disclosed on any Company Disclosure Schedule hereto.

(m)	The number of Company Units held by Company Unit Holders exercising or purporting to exercise ParentCo Dissent Rights shall not exceed 5% of the number of Company Units issued and outstanding on the date hereof.

(n)	All securities issued in connection with the Company U.S. Merger shall be exempt from the registration requirements of the U.S. Securities Act and all applicable state securities laws.

(o)	The Company shall provide Harvest with: (i) if the Closing occurs 120 days or more following the 2019 fiscal year end of the Company, audited financial statements of the Company consisting of the combined statements of financial position of the Company at December 31, 2019 and the related combined statements of operations, combined statements of changes in members’ equity and combined statements of cash flows of the Company for the year then ended; (ii) if the Closing occurs 150 or more days following the 2019 fiscal year end of the Company, the audited financial statements referred to in (i) above and unaudited financial statements of the Company for the most recently completed interim three-month period of the Company ended 60 days or more prior to the Closing; (iii) if the Closing occurs after the 2019 fiscal year end of the Company but prior to the 120th day following such fiscal year end, unaudited financial statements of the Company in respect of the interim period ended September 30, 2019; and (iv) if the Closing occurs prior to the 2019 fiscal year end of the Company, unaudited financial statements of the Company in respect of the most recently completed interim period ended 60 days or more prior to the Closing. In addition, the Company shall provide such cooperation and assistance as Harvest may reasonably require to prepare and complete a business acquisition report in respect of the Combination pursuant to Part 8 of National Instrument 51-102 – Continuous Disclosure Obligations.

(p)	The Company shall have delivered consent to assignments and amendment to the Management Services Agreements and Options listed in Schedule 10.02(p) of the Company Disclosure Schedules, on such terms and conditions as reasonably approved by Harvest

10.03	Conditions to Obligations of the Company

The obligations of the Company to consummate the Transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a)	Each of the representations and warranties of Harvest contained in Sections 5.01, 5.07, 5.09, 5.10, 5.11, 5.12, 5.17, 5.24 and 5.25 (the “Harvest Specified Representations”) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, they shall be true and correct on and as of such earlier date. Each of the representations and warranties of Harvest contained in this Agreement (other than the Harvest Specified Representations) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, they shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct would not have a Harvest Material Adverse Effect.

(b)	Each of the representations and warranties of Newco contained in Article 7 shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, they shall be true and correct on and as of such earlier date).

(c)	Harvest shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(d)	Newco shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(e)	All Required Regulatory Approvals and all approvals, consents and waivers that are listed in Section 10.03(e) of the Harvest Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to the Company at or prior to the Closing, save and except for those approvals, consents or waivers which cannot be obtained due to a change in Law.

(f)	Harvest and Newco, as applicable, shall have delivered to the Company and ParentCo each of the documents referred to in Section 2.10(d) and Section 2.10(e).

(g)	The Company shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Harvest, that each of the conditions set forth in Section 10.03(a) and Section 10.03(c) have been satisfied.

(h)	The Company shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Newco, that each of the conditions set forth in Section 10.03(b) and Section 10.03(d) have been satisfied.

(i)	From the date of this Agreement, there shall not have occurred any Harvest Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would result in a Harvest Material Adverse Effect.

10.04	Conditions to Obligations of ParentCo

The obligations of ParentCo to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or ParentCo’s waiver, at or prior to the Closing, of each of the following conditions:

(a)	Each of the Harvest Specified Representations shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, they shall be true and correct on and as of such earlier date. Each of the representations and warranties of Harvest contained in this Agreement (other than the Harvest Specified Representations) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, they shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct would not a Harvest Material Adverse Effect.

(b)	Harvest shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it or them prior to or on the Closing Date.

(c)	Newco shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it or them prior to or on the Closing Date.

10.05	Change in Law

Notwithstanding anything to the contrary, the inability of the Company to transfer any Key License or enter into a commercial agreement relating to any Company Cannabis Permit or any loss or divestiture of any Company Cannabis Permit, including a Key License, as a result of (i) any act taken by Harvest including the acquisition, directly or indirectly of any Permit from a third party, or (ii) as a result of a change in Law, shall not be deemed to constitute a failure or non-fulfillment of any condition set out in this Article 10 or breach of any representation and warranty of the Company.

ARTICLE 11

SURVIVAL & INDEMNIFICATION

11.01	Survival

Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 4.21 which are subject to Article 9) shall survive the Closing and shall remain in full force and effect until the date that is 12 months from the Closing Date. All covenants and agreements of the Parties contained herein shall survive the Closing for the period explicitly specified herein. Notwithstanding the foregoing, any claims for which Losses have been incurred that is asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

11.02	Indemnification By Company Arrangement Participants

For a period of 12 months after the Closing and subject to the other terms and conditions of this Article 11, the Company Unit Holders and the Qualified Holdco Shareholders who received Arrangement Consideration Shares pursuant to the Arrangement jointly shall indemnify and defend each of the Resulting Issuer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)	any inaccuracy in or breach of any of the representations or warranties of the Company or ParentCo contained in this Agreement, the Transaction Documents to which the Company or ParentCo is a party, or in any certificate delivered by the Company or ParentCo pursuant to this Agreement at the Closing, in each case without regard to any materiality qualifier contained in such representations or warranties, except as provided below;

(b)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company or ParentCo contained in this Agreement; or

(c)	any Actions against the Company or any Company Subsidiary, or affecting any of their respective property or assets (whether owned or leased), at law or in equity, that arise out of or are based on any event, fact, condition or change that occurred or was in existence prior to the Closing, that has been judicially determined by final non-appealable order issued by a court of competent jurisdiction and such award or judgment individually or in the aggregate is in excess of $5,000,000.

For purposes of determining the indemnification obligations of the Company Unit Holders and the Qualified Holdco Shareholders pursuant to Section 11.02(a), materiality qualifiers shall not be disregarded, and shall be given effect, with respect to the representations and warranties contained in each of Sections 4.06, 4.09(a), 4.12(f), 4.17(b), 4.19(b) and 4.28(h).

11.03	Indemnification By Harvest

For a period of 12 months after the Closing and subject to the other terms and conditions of this Article 11, Harvest and the Resulting Issuer jointly shall indemnify and defend each Company Arrangement Participant and their Affiliates and their respective Representatives (collectively, the “Company Arrangement Participant Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Company Arrangement Participant Indemnitees based upon, arising out of, with respect to or by reason of:

(a)	any inaccuracy in or breach of any of the representations or warranties of Harvest or Newco contained in this Agreement, the Transaction Documents to which either Harvest or Newco, as applicable, are a party, or in any certificate delivered by either of them pursuant to this Agreement at the Closing, in each case without regard to any materiality qualifier contained in such representation or warrant, except as provided below; or

(b)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Harvest or Newco contained in this Agreement.

For purposes of determining the indemnification obligations of Harvest and the Resulting Issuer pursuant to Section 11.03(a), materiality qualifiers shall not be disregarded, and shall be given effect, with respect to the representations and warranties contained in Sections 5.11 and Section 5.17(b).

11.04	Indemnification Procedures

The Party making a claim under this Article 11 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article 11 is referred to as the “Indemnifying Party”. For the sake of clarity, the Company Representative shall be such party in the event a Company Arrangement Participant is the Indemnifying Party.

(a)	If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than twenty calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is harmed by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Company Arrangement Participant, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 11.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third- Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party (i) does not have the right to, or elects not to, compromise or defend such Third-Party Claim, (ii) fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or (iii) fails to diligently prosecute the defense of such Third-Party Claim, then in any case the Indemnified Party may, subject to Section 11.04(b), pay, compromise, defend such Third- Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. The Company Representative and ParentCo shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)	Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 11.04(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. Within ten days after its receipt of such notice, the Indemnified Party may reject such firm offer and continue to contest or defend such Third-Party Claim on its own behalf and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third- Party Claim, then the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to this Section 11.04(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)	Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than twenty calendar days after the Indemnified Party becomes aware of such Direct Claim.The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the Loss incurred and the estimated amount, if reasonably practicable, of any future Loss that may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Companies’ premises and Personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)	Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Companies (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 4.21 or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article 9) shall be governed exclusively by Article 9 hereof.

11.05	Distributions from Escrow Fund

In the event that (a) the Company Representative shall not have objected to the amount claimed by any Buyer Indemnitee for indemnification with respect to any Loss in accordance with the procedures set forth in the Escrow Agreement or (b) the Company Representative shall have delivered notice of its disagreement as to the amount of any indemnification requested by any such Buyer Indemnitee either (i) the Company Representative and the Resulting Issuer have, subsequent to the giving of such notice, mutually agreed in writing that the Company Arrangement Participants are obligated to indemnify the Buyer Indemnitee for a specified amount and shall have so jointly notified the Escrow Agent in writing or (ii) a final, non- appealable judgment shall have been rendered by the court having jurisdiction over the matters relating to such claim by the Resulting Issuer for indemnification from the Company Arrangement Participants, and the Escrow Agent shall have received, in the case of clause (i) above, joint written instructions from the Company Representative and the Resulting Issuer or, in the case of clause (ii) above, a copy of the final, non-appealable judgment of the court, the Escrow Agent shall deliver to ParentCo from the Escrow Account such number of Escrow Shares determined to be owed to the Buyer Indemnitees under this Article 11 in accordance with the Escrow Agreement. All Escrow Shares remaining with the Escrow Agent as of the date that is one year following the Closing Date, other than such number of Escrow Shares which are reasonably required to satisfy any outstanding and unresolved properly made indemnity claims by any Buyer Indemnitee, shall be released to the Company Representative as set forth in Section 2.11 and in accordance with the terms of the Escrow Agreement for the account of the Company Arrangement Participants. Harvest agrees that all Escrow Shares to be released to Company Arrangement Participants pursuant to the Escrow Agreement shall be released to the Resulting Issuer’s transfer agent, for further distribution to the Company Arrangement Participants.

11.06	Certain Limitations

The indemnification provided for in Section 11.02 or Section 11.03 shall be subject to the following limitations:

(a)	Notwithstanding anything contained herein to the contrary, no Buyer Indemnitee shall be entitled to indemnification with respect to claims made pursuant to clauses (a) or (b) of Section 11.02 unless and until Losses in an aggregate amount of $6,500,000 (the “Aggregate Threshold”) have been suffered or incurred by all Buyer Indemnitees under such clauses, in which case the Buyer Indemnitees will be entitled to indemnification for all Losses under such clauses (a) and (b) from the first dollar in excess of the Aggregate Threshold.

(b)	Any and all Losses for which the Buyer Indemnitees are entitled to indemnification pursuant to this Agreement shall be satisfied solely from the release of Escrow Shares, which are the sole source of recovery for any indemnity claims by the Buyer Indemnitees. The number of Escrow Shares used to satisfy an indemnification claim made by a Buyer Indemnitee shall be calculated based upon the five-day volume weighted average price of the Subordinate Voting Shares determined as of the last Business Day immediately prior to the Closing Date (the “Per Share Value”).

(c)	Any claims for Losses caused by Actual Fraud may be asserted by an Indemnified Party solely against the Person that committed such Actual Fraud without regard to the limitations set forth in this Section 11.06.

(d)	Notwithstanding anything contained herein to the contrary, no Buyer Indemnitee shall be entitled to indemnification with respect to any claim made pursuant to Section 11.02(a) based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the representations or warranties of the Company contained in Section 4.28 with respect to a specific Acquisition Target unless such Buyer Indemnitee has first taken all commercially reasonable steps to recover any Losses related to such claim from the seller(s) of such Acquisition Target and to enforce the indemnification rights of the Company and the Company Subsidiaries under the definitive acquisition documents for the Pipeline Binding Acquisition of such Acquisition Target, and only after such Buyer Indemnitee has taken all commercially reasonable steps to mitigate any Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

11.07	Payments

Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article 11, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 15%. Such interest shall be calculated daily on the basis of a 365- day year and the actual number of days elapsed. In the event the Indemnifying Party is a Company Arrangement Participant, the Resulting Issuer shall first satisfy such indemnity obligations through the Escrow Shares which shall be valued based on the Per Share Value. In the event the Escrow Shares are not available or insufficient to satisfy such indemnity obligations, the Indemnified Party shall look directly to the Indemnifying Party for satisfaction of such indemnity obligations.

11.08	Non-Recourse Parties

This Agreement may only be enforced against the named Parties and their respective successors and assigns (subject to the terms, conditions and other limitations set forth herein). Following the Closing, (a) all claims or Actions that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the Persons that are expressly identified as parties hereto and their successors and assigns and (b) except as expressly provided hereunder, no Person who is not a named party to this Agreement including, without limitation, any director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any named Party to this Agreement, including any Person negotiating or executing this Agreement on behalf of a Party (each, a “Non-Recourse Party”) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement. Each Non-Recourse Party is expressly intended as a third- party beneficiary of this provision of this Agreement.

11.09	Disclaimer of Additional Representations and Warranties

Each Party acknowledges and agrees that, except for the representations, warranties and agreements expressly set forth in this Agreement, as qualified by the Company Disclosure Schedules and the Harvest Disclosure Schedule, as applicable, such Party is not relying on any other representation or warranty, express or implied, at Law or in equity, with respect to the matters contained herein.

11.10	Tax Treatment of Indemnification Payments

All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the total consideration received by each of the parties pursuant to the Transactions for Tax purposes, unless otherwise required by Law.

11.11	Effect of Investigation

The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 10.02, Section 10.03 or Section 10.04, as the case may be.

11.12	Exclusive Remedies

The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims against a Person to the extent arising from Actual Fraud) relating (directly or indirectly) to any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement or the Transactions shall be pursuant to the indemnification provisions set forth in Article 9 and Article 11, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at Law or in equity, or otherwise. Except as set forth in Section 2.11, no Person (including the Company Arrangement Participants and their Non-Recourse Parties) shall have any obligation to fund any escrow account. The provisions in this Agreement relating to indemnification, and the limits imposed on the Buyer Indemnitees’ remedies with respect to this Agreement and the Transactions were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Company Arrangement Participants hereunder. No Indemnified Party may avoid the limitations on liability set forth in this Agreement by seeking damages for breach of contract, tort or pursuant to any other theory of liability. Nothing in this Section 11.12 shall limit the rights of a Party to seek specific performance of the other Parties’ obligations hereunder in accordance with this Agreement or limit a Party’s right to bring a claim for Actual Fraud.

ARTICLE 12

TERMINATION

12.01	Termination

This Agreement may be terminated at any time prior to the Closing:

(a)	by the mutual written consent of the Company and Harvest;

(b)	by Harvest by written notice to ParentCo and the Company, if Harvest is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 10 and such breach, inaccuracy or failure has not been cured by the Company within ten days of the Company’s receipt of written notice of such breach from ParentCo or Harvest;

(c)	by the Company by written notice to ParentCo and Harvest, if the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Harvest pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 10 and such breach, inaccuracy or failure has not been cured by Harvest within ten days of receipt of written notice of such breach from the Company;

(d)	by any of ParentCo, Harvest or the Company in the event that (i) there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the Transactions, and such Governmental Order shall have become final and non- appealable, other than as a result of any act taken by Harvest or any change in Law;

(e)	by Harvest if holders of more than 5% of the Unit Exchange Shares have exercised ParentCo Dissent Rights;

(f)	by the Company or Harvest if:

(i)	prior to the Effective Time: (1) the Company Board fails to recommend or withdraws, amends, modifies or qualifies, in a manner adverse to Harvest, or fails to publicly reaffirm its recommendation of the Transactions within three (3) calendar days (and in any case prior to the ParentCo Meeting) after having been requested in writing by Harvest, to do so (a “Company Change in Recommendation”); or (2) the Company Board shall have approved or recommended any Company Acquisition Proposal; or

(ii)	Harvest has been notified in writing by the Company that the Company Board has authorized the Company to enter into a Company Proposed Agreement in accordance with Section 8.21(e), and either: (A) Harvest does not deliver an amended Transactions proposal within five (5) Business Days of delivery of the Company Proposed Agreement to Harvest; or (B) Harvest delivers an amended Transactions proposal pursuant to Section 8.21(f) but the Company Board determines following the conclusion of such five (5) Business Day period, acting in good faith and in the proper discharge of its fiduciary duties following advice of outside legal counsel and financial advisors, that the Company Acquisition Proposal provided in the Company Proposed Agreement continues to be a Company Superior Proposal in comparison to the amended Transactions terms offered by Harvest;

provided that no termination under this Section 12.01(f) shall be effective unless and until the Company shall have paid to Harvest the Termination Fee by wire transfer of immediately available funds;

(g)	by the Company or Harvest if:

(i)	prior to the Effective Time: (1) the Harvest Board fails to recommend or withdraws, amends, modifies or qualifies, in a manner adverse to the Company, or fails to publicly reaffirm its recommendation of the Combination within three (3) calendar days (and in any case prior to the Harvest Meeting) after having been requested in writing by the Company, to do so (a “Harvest Change in Recommendation”); or (2) the Harvest Board shall have approved or recommended any Harvest Acquisition Proposal; or

(ii)	the Company has been notified in writing by Harvest that the Harvest Board has authorized Harvest to enter into a Harvest Proposed Agreement in accordance with Section 8.22(e), and either: (A) the Company does not deliver an amended Transactions proposal within five (5) Business Days of delivery of the Harvest Proposed Agreement to the Company; or (B) the Company delivers an amended Transactions proposal pursuant to Section 8.22(f) but the Harvest Board determines following the conclusion of such five (5) Business Day period, acting in good faith and in the proper discharge of its fiduciary duties following advice of outside legal counsel and financial advisors, that the Harvest Acquisition Proposal provided in the Harvest Proposed Agreement continues to be a Harvest Superior Proposal in comparison to the amended Transactions terms offered by the Company;

provided that no termination under this Section 12.01(g) shall be effective unless and until Harvest shall have paid to the Company the Termination Fee by wire transfer of immediately available funds;

(h)	by the Company or Harvest if the condition set out in Section 10.01(a) is not satisfied, in which case the Company shall concurrently pay to Harvest the Termination Fee by wire transfer of immediately available funds;

(i)	by the Company or Harvest if the condition set out in Section 10.01(b) is not satisfied, in which case Harvest shall concurrently pay to the Company the Termination Fee by wire transfer of immediately available funds; or

(j)	if the Arrangement has not been consummated on or before the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 12.01(k) shall not be available to any Party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the primary cause of, or resulted in, the failure of the Arrangement to be consummated on or before the such specified date.

12.02	Notice of Termination

A terminating Party will provide written notice of termination of this Agreement to the other Parties specifying with particularity the reason for such termination (including the provision or provisions of this Agreement pursuant to which such terminated is to be effected). If more than one provision of Section 12.01 is available to a terminating Party in connection with a termination of this Agreement, a terminating Party may rely on any available provisions in Section 12.01 for any such termination, whether or not to the exclusion of other available provisions in Section 12.01.

12.03	Effect of Termination

In the event of the termination of this Agreement in accordance with this Article 12, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except:

(a)	as set forth in this Article 12 and Article 13; and

(b)	that nothing herein shall relieve any Party from liability for any Actual Fraud or willful and intentional breach of any provision hereof.

ARTICLE 13

MISCELLANEOUS

13.01	Waiver

Any Party to this Agreement may, at any time prior to the Closing, by action taken by its general partner, board of directors, board of managers or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 13.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

13.02	Expenses

Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

13.03	Notices

All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.03):

If to the Company:	Verano Holdings, LLC
415 North Dearborn Street, 4th Floor Chicago, Illinois 60654

E-mail: [***]

Attention: George Archos

If to the Company Representative:	George Archos
415 North Dearborn Street, 4th Floor Chicago, Illinois 60654

E-mail: [***]

Attention: George Archos

If to Harvest or Newco:	Harvest Health & Recreation Inc.
Suite 201, 1155 West Rio Salado Parkway Tempe, Arizona 85281

E-mail: [***]
Attention: Jason Vedadi

If to ParentCo:	1204899 B.C. Ltd.
550 Burrard Street, Suite 2900 Vancouver, British Columbia V6C 0A3

E-mail: [***]
Attention: George Archos

13.04	Interpretation

For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Schedules mean the Articles and Sections of, and Disclosure Schedules and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules, the Company Disclosure Schedules and the Harvest Disclosure Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

13.05	Headings

The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

13.06	Severability

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

13.07	Entire Agreement

This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Schedules, the Company Disclosure Schedules and the Harvest Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control. The Recitals to this Agreement are hereby incorporated into this Agreement.

13.08	Successors and Assigns

This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed; provided, however, that (i) prior to the Closing Date, Harvest may, without the prior written consent of the other Parties, assign all or any portion of its rights under this Agreement to one or more of its Affiliates, and (ii) at the effective time of the ParentCo Amalgamation, any rights and obligations of ParentCo shall, pursuant to the Arrangement, be assigned to and assumed by the Resulting Issuer without any requirement for consent of the other Parties.

13.09	No Third-Party Beneficiaries

Except as provided in Article 11, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

13.10	Amendment and Modification; Waiver

This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Notwithstanding the foregoing, subject to applicable Law, the Interim Order and the Final Order, the Plan of Arrangement may be amended without the consent of all of the Parties (i) if such amendment is agreed to in writing by Harvest and the Company, each acting reasonably, or (ii) to the extent permitted under the Plan of Arrangement or the Interim Order or Final Order.

13.11	Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

13.12	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial

(a)	This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia without giving effect to any choice or conflict of law provision or rule (whether of British Columbia or any other jurisdiction).

(b)	Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the British Columbia court and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Transactions or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in the British Columbia court, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in the British Columbia court and any appellate court from any thereof, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the British Columbia court, and (d) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in the British Columbia court.

13.13	Specific Performance

The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that the Parties shall be entitled to seek an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 12.01, this being in addition to any other remedy to which they are entitled under this Agreement. The Parties agree that Harvest’s stock price or financial metrics of Harvest or any of its Affiliates prior to the Closing shall not affect the Parties’ obligation to perform its respective obligations pursuant to this Agreement.

13.14	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers (as applicable) thereunto duly authorized.

HARVEST HEALTH & RECREATION INC.

By:	“Jason Vedadi”
Name:	Jason Vedadi
Title:	Executive Chairman

VERANO HOLDINGS, LLC

By:	“George Archos”
Name:	George Archos
Title:	CEO & Chairman

1204899 B.C. LTD.

By:	“George Archos”
Name:	George Archos
Title:	Director

1204599 B.C. LTD.

By:	“Jason Vedadi”
Name:	Jason Vedadi
Title:	Director

[Signature page to Business Combination Agreement]

SCHEDULE “A”

PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER DIVISION 5 OF PART 9 OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA0

ARTICLE 1 DEFINITIONS AND INTERPRETATION

1.1	Definitions.

In this Plan of Arrangement, unless indicated otherwise, the following terms shall have the following meanings:

“Arrangement” means the arrangement under Section 288 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Business Combination Agreement, Section 6.1 of this Plan of Arrangement or made at the direction of the Court in the Final Order;

“Arrangement Consideration Shares” means the Resulting Issuer Shares to be issued:

(a)	to the Participating ParentCo Shareholders and the Newco Shareholder pursuant to the ParentCo Amalgamation in Section 3.2(f); and

(b)	to Participating Harvest Shareholders pursuant to the Harvest Exchange in Section 3.2(i);

“Arrangement Consideration Shares Recipients” means the Participating ParentCo Shareholders, the Newco Shareholder and the Participating Harvest Shareholders;

“Arrangement Filings” means the records and information required to be filed with the Registrar under Section 292(a) of the BCBCA in respect of the Arrangement, together with a copy of the Final Order;

“Arrangement Issued Securities” means all securities to be issued pursuant to the Arrangement;

“BCBCA” means the Business Corporations Act (British Columbia), including all regulations made thereunder, as promulgated or amended from time to time;

“Business Combination Agreement” means the business combination agreement dated as of April 22, 2019 between Harvest, Verano, ParentCo and Newco, as the same may be amended, amended and restated or supplemented from time to time in accordance with its terms;

“Business Day” means any day, other than a Saturday, a Sunday or a statutory holiday in Vancouver, British Columbia;

“Company U.S. Merger” has the meaning ascribed to such term in the Business Combination Agreement;

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“Depositary” means ●, appointed to act as depositary for the purpose of, among other things, exchanging certificates representing Harvest Shares for Arrangement Consideration Shares in connection with the Arrangement;

“Effective Date” means the date on which the Arrangement Filings are filed with the Registrar in accordance with the terms of the Business Combination Agreement;

“Effective Time” means 10:00 a.m. (Vancouver time) on the Effective Date, or such other time on the Effective Date as the Parties may agree to in writing; provided that, notwithstanding the foregoing, the Effective Time shall not occur until after the completion of the Pre-Arrangement Transactions;

“Electing Qualified Holdco Shareholders” has the meaning ascribed to such term in the Business Combination Agreement;

“Escrow Agent” has the meaning ascribed to such term in the Business Combination Agreement;

“Escrow Agreement” has the meaning ascribed to such term in the Business Combination Agreement;

“Escrow Shares” has the meaning ascribed to such term in the Business Combination Agreement;

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA approving the Arrangement, in a form to acceptable to Harvest and ParentCo, each acting reasonably, as such order may be amended in accordance with the Business Combination Agreement at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or amended on appeal;

“Governmental Entity” means (i) any applicable multinational, federal, provincial, state, regional, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, whether domestic or foreign, (ii) any subdivision, agency, commission, board or authority of any of the foregoing, or (iii) any quasi- governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Harvest” means Harvest Health & Recreation Inc., a corporation organized under the BCBCA;

“Harvest Arrangement Resolution” means the special resolution approving this Plan of Arrangement to be considered at the Harvest Meeting, substantially in the form attached as Schedule D to the Business Combination Agreement;

“Harvest Circular” means the notice of the Harvest Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to Harvest Shareholders in connection with the Harvest Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Business Combination Agreement;

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“Harvest Compensation Option Holder” means a holder of one or more Harvest Compensation Options;

“Harvest Compensation Options” means the compensation options to purchase Harvest Subordinate Voting Shares, which are outstanding immediately prior to the Effective Time;

“Harvest Dissenting Shareholder” means a registered holder of Harvest Shares who dissents in respect of the Harvest Arrangement Resolution in strict compliance with the Harvest Dissent Rights, and who is ultimately entitled to be paid fair value for their Harvest Shares;

“Harvest Dissent Rights” has the meaning ascribed to such term in Section 4.1;

“Harvest Equity Incentive Plan” has the meaning ascribed to such term in the Business Combination Agreement;

“Harvest Equity Incentive Plan Resolution” means the ordinary resolution approving the Resulting Issuer Equity Incentive Plan to be considered at the Harvest Meeting;

“Harvest Exchange” means the exchange by Participating Harvest Shareholders of their Harvest Shares for Resulting Issuer Shares pursuant to Section 3.2(i);

“Harvest Letter of Transmittal” means the letter of transmittal sent by Harvest to Harvest Shareholders for use in connection with the Arrangement, providing for the delivery of certificates representing Harvest Shares to the Depositary;

“Harvest Meeting” means the special meeting of Harvest Shareholders, including any adjournment or postponement of such meeting in accordance with the terms of the Business Combination Agreement, to be called and held in accordance with the Interim Order to consider the Harvest Arrangement Resolution and the Harvest Equity Incentive Plan Resolution;

“Harvest Multiple Voting Shares” means the shares in the capital of Harvest designated as Multiple Voting Shares, each currently entitling the holder thereof to one hundred (100) votes per share at shareholder meetings of Harvest;

“Harvest Optionholder” means a holder of Harvest Options;

“Harvest Option In-The-Money-Amount” means, in respect of a Harvest Option, the amount, if any, determined immediately before the Effective Time, by which the total fair market value of the Harvest Shares that a holder is entitled to acquire on exercise of the Harvest Option, exceeds the aggregate exercise price to acquire such Harvest Shares at that time;

“Harvest Options” means the options to purchase Harvest Subordinate Voting Shares issued pursuant to the Harvest Equity Incentive Plan, which are outstanding immediately prior to the Effective Time;

“Harvest Required Shareholder Approval” has the meaning ascribed to such term in the Business Combination Agreement.

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“Harvest Share” means a share in the capital of Harvest, and includes the Harvest Subordinate Voting Shares, the Harvest Multiple Voting Shares and the Harvest Super Voting Shares;

“Harvest Shareholder” means a registered or beneficial holder of one or more Harvest Shares, as the context requires;

“Harvest Subordinate Voting Shares” means the shares in the capital of Harvest designated as Subordinate Voting Shares, each entitling the holder thereof to one vote per share at shareholder meetings of Harvest;

“Harvest Super Voting Shares” means the shares in the capital of Harvest designated as Super Voting Shares, each entitling the holder thereof to two hundred (200) votes per share at shareholder meetings of Harvest;

“Initial ParentCo Shares” has the meaning ascribed to such term in the Business Combination Agreement;

“Initial ParentCo Shareholder” has the meaning ascribed to such term in the Business Combination Agreement;

“Initial ParentCo Share Subscription Price” means $0.01, being the amount paid by the Initial ParentCo Shareholder per Initial ParentCo Share;

“Interim Order” means the interim order of the Court made pursuant to section 291 of the BCBCA, to be issued following the application therefor as contemplated by the Business Combination Agreement, providing for, among other things, the calling and holding of the Harvest Meeting and the ParentCo Meeting, and the obtaining of the Harvest Required Shareholder Approval and the ParentCo Required Shareholder Approval, as such order may be amended, supplemented or varied by the Court in accordance with the Business Combination Agreement;

“Law” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is legally binding upon such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended;

“Lien” means any mortgage, charge, pledge, hypothec, security interest, prior claim, encroachments, option, right of first refusal or first offer, occupancy right, covenant, assignment, lien (statutory or otherwise), defect of title, or restriction or adverse right or claim, or other third party interest or encumbrance of any kind, in each case, whether contingent or absolute;

“Merger LLC” means a limited liability company to be formed by ParentCo pursuant to the Laws of the State of Delaware prior to the Effective Date for the purpose of participating in the Company

U.S. Merger;

“MVS Conversion Ratio” means the “Conversion Ratio” as defined in the rights and restrictions attached to the Harvest Multiple Voting Shares in Harvest’s articles and notice of articles, as such Conversion Ratio may be adjusted from time to time in accordance with the rights and restrictions attached to the Harvest Multiple Voting Shares, which Conversion Ratio at the date hereof is equal to one hundred (100);

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“MVS Exchange Ratio” means the quotient (rounded to six decimal places) obtained when (i) the SVS Exchange Ratio, is divided by (ii) the MVS Conversion Ratio, as such MVS Exchange Ratio may be adjusted in accordance with Section 2.13 of the Business Combination Agreement;

“Newco” means 1204599 B.C. Ltd., a corporation organized under the BCBCA;

“Newco Shareholder” has the meaning ascribed to such term in the Business Combination Agreement;

“paid-up capital” has the meaning ascribed to such term in the Tax Act; “ParentCo” means 1204899 B.C. Ltd., a corporation organized under the BCBCA; “ParentCo Amalgamation” has the meaning ascribed to such term in Section 3.2(f).

“ParentCo Arrangement Resolution” means a special resolution of the ParentCo Shareholders in respect of the Arrangement to be considered at the ParentCo Meeting, in substantially the form of Schedule E to the Business Combination Agreement;

“ParentCo Circular” has the meaning ascribed to such term in the Business Combination Agreement;

“ParentCo Dissenting Shareholder” means a Person who dissents in respect of the ParentCo Arrangement Resolution in strict compliance with the ParentCo Dissent Rights, and who is ultimately entitled to be paid fair value for their ParentCo Shares;

“ParentCo Dissent Rights” has the meaning ascribed to such term in the ParentCo Circular;

“ParentCo Equity Incentive Plan Resolution” means the ordinary resolution approving the Resulting Issuer Equity Incentive Plan to be considered at the ParentCo Meeting;

“ParentCo Letter of Transmittal” means the letter of transmittal sent by ParentCo to ParentCo Prospective Shareholders for use in connection with the Arrangement;

“ParentCo Meeting” means the special meeting of ParentCo Shareholders, including any adjournment or postponement of such meeting in accordance with the terms of the Business Combination Agreement, to be called and held in accordance with the Interim Order to consider the ParentCo Arrangement Resolution and the ParentCo Equity Incentive Plan Resolution;

“ParentCo Multiple Voting Shares” means the shares in the capital of ParentCo designated as Multiple Voting Shares, each currently entitling the holder thereof to one hundred (100) votes per share at shareholder meetings of ParentCo;

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“ParentCo Prospective Shareholders” means (i) Company Unit Holders who are entitled to receive ParentCo Shares pursuant to the Unit Exchange, and (ii) Electing Qualified Holdco Shareholders who are entitled to receive ParentCo Shares pursuant to the Qualified Holdco Exchange;

“ParentCo Required Shareholder Approval” has the meaning ascribed to such term in the Business Combination Agreement;

“ParentCo Shareholders” means the holders of ParentCo Shares;

“ParentCo Shares” means the ParentCo Subordinate Voting Shares, the ParentCo Multiple Voting Shares and the ParentCo Super Voting Shares;

“ParentCo Subordinate Voting Shares” means the shares in the capital of ParentCo designated as Subordinate Voting Shares, each currently entitling the holder thereof to one vote per share at shareholder meetings of ParentCo;

“ParentCo Super Voting Shares” means the shares in the capital of ParentCo designated as Super Voting Shares, each currently entitling the holder thereof to two hundred (200) votes per share at shareholder meetings of ParentCo;

“Participating Harvest Shareholders” means Harvest Shareholders, other than Harvest Dissenting Shareholders, who hold Harvest Shares immediately prior to the Effective Time;

“Participating ParentCo Shareholders” means ParentCo Shareholders, other than ParentCo Dissenting Shareholders, who hold ParentCo Shares immediately prior to the Effective Time, and for greater certainty includes ParentCo Shareholders, other than ParentCo Dissenting Shareholders, who receive or are entitled to receive ParentCo Shares pursuant to the Unit Exchange, the Qualified Holdco Exchange and the Qualified Pipeline Exchange;

“Parties” means, collectively, Harvest, ParentCo and Newco, and “Party” means any one of them;

“Payment Allocation Schedule” has the meaning ascribed to such term in the Business Combination Agreement;

“Person” means an individual, partnership, association, body corporate, joint venture, business organization, trustee, executor, administrative legal representative, Governmental Entity or any other entity, whether or not having legal status;

“Plan of Arrangement” means this plan of arrangement and any amendments or variations made in accordance with the Business Combination Agreement or this Plan of Arrangement, or made at the direction of the Court in the Final Order with the prior written consent of Harvest and ParentCo, each acting reasonably;

“Pre-Arrangement Transactions” means, collectively, the Company U.S. Merger, the Unit Exchange, the Qualified Holdco Exchange and the Qualified Pipeline Exchange;

“Proscription Date” has the meaning ascribed to such term in Section 5.2(c);

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“Qualified Holdco Exchange” has the meaning ascribed to such term in the Business Combination Agreement;

“Qualified Pipeline Exchange” has the meaning ascribed to such term in the Business Combination Agreement;

“Registrar” means the person appointed as the Registrar of Companies under Section 400 of the BCBCA;

“Replacement Compensation Option” has the meaning ascribed to such term in Section 3.2(l); “Replacement Option” has the meaning ascribed to such term in Section 3.2(k);

“Replacement Option In-The-Money Amount” means, in respect of a Replacement Option, the amount, if any, determined immediately after the exchange in Section 3.2(k), by which the fair market value of the Resulting Issuer Shares that a holder is entitled to acquire on exercise of the Replacement Option exceeds the aggregate exercise price to acquire such Resulting Issuer Shares at that time;

“Resulting Issuer” has the meaning ascribed to such term in Section 3.2(f); “Resulting Issuer Board Nominees” means ●, ●, ●, ● and ●;

“Resulting Issuer Arrangement Shares” means the Resulting Issuer Shares to be issued to Participating ParentCo Shareholders pursuant to the ParentCo Amalgamation;

“Resulting Issuer Exchange Shares” means the Resulting Issuer Shares to be issued to Participating Harvest Shareholders pursuant to the Harvest Exchange, which shall consist of:

(a)	one Resulting Issuer Subordinate Voting Share for each Harvest Subordinate Voting Share;

(b)	one Resulting Issuer Multiple Voting Share for each Harvest Multiple Voting Share; and

(c)	one Resulting Issuer Super Voting Share for each Harvest Super Voting Share;

“Resulting Issuer Multiple Voting Shares” means the shares in the capital of the Resulting Issuer designated as Multiple Voting Shares, which shares shall have substantially the same rights and restrictions as the Harvest Multiple Voting Shares immediately prior to the Effective Time;

“Resulting Issuer Shares” means the Resulting Issuer Subordinate Voting Shares, the Resulting Issuer Multiple Voting Shares and the Resulting Issuer Super Voting Shares;

“Resulting Issuer Subordinate Voting Shares” means the shares in the capital of the Resulting Issuer designated as Subordinate Voting Shares, which shares shall have substantially the same rights and restrictions as the Harvest Subordinate Voting Shares immediately prior to the Effective Time;

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“Resulting Issuer Super Voting Shares” means the shares in the capital of the Resulting Issuer designated as Super Voting Shares, which shares shall have substantially the same rights and restrictions as the Harvest Super Voting Shares immediately prior to the Effective Time;

“SVS Exchange Ratio” means 4.7536, as such SVS Exchange Ratio may be adjusted in accordance with Section 2.13 of the Business Combination Agreement;

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended; “TSX” means the Toronto Stock Exchange;

“United States” and “U.S.” each mean the United States of America, its territories and possessions, any State of the United States and the District of Colombia;

“Unit Exchange” has the meaning ascribed to such term in the Business Combination Agreement;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder;

“U.S. Tax Code” means the United States Internal Revenue Code of 1986, as amended;

“U.S. Treasury Regulations” means the regulations promulgated under the U.S. Tax Code by the United States Department of the Treasury;

“Verano” means Verano Holdings, LLC, a limited liability company formed under the laws of the State of Delaware;

“Verano Board” means the board of managers of Verano;

“Verano Operating Agreement” means the limited liability company agreement dated as of August 16, 2018 among Verano and the Verano Unit Holders governing the operations and management of Verano, as the same may be amended from time to time;

“Verano Unit” has the meaning ascribed to the term “Unit” in the Verano Operating Agreement; and

“Verano Unit Holders” means the holders of Verano Units.

Capitalized words and phrases used herein that are defined in the Business Combination Agreement and not defined herein shall have the same meaning herein as in the Business Combination Agreement, unless the context otherwise requires.

1.2	Interpretation Not Affected By Headings.

The division of this Plan of Arrangement into Articles, Sections, Paragraphs and Subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular Article, Section or other portion hereof and include any instrument supplementary or ancillary hereto.

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1.3	References to Articles, Sections, etc.

Unless otherwise indicated, references in this Plan of Arrangement to any Article, Section, Paragraph, Subparagraph or portion thereof are a reference to the applicable Article, Section, Paragraph, Subparagraph or portion thereof in this Plan of Arrangement.

1.4	Number, Gender and Persons.

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter and the word person and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof) and any other entity or group of persons of any kind or nature whatsoever.

1.5	Date for Any Action.

In the event that the date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6	Statutory References.

Unless otherwise indicated, references in this Plan of Arrangement to any statute include all regulations made pursuant to such statute and the provisions of any statute or regulation which amends, supplements or supersedes any such statute or regulation.

1.7	Currency.

Unless otherwise stated, all references to currency herein are expressed in lawful money of Canada, and “$” refers to Canadian dollars.

ARTICLE 2

COMBINATION AGREEMENT AND BINDING EFFECT

2.1	Business Combination Agreement.

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Business Combination Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein.

2.2	Binding Effect.

As of and from the Effective Time, this Plan of Arrangement will be binding on: (i) Harvest, (ii) ParentCo, (iii) Newco, (iv) the Depositary, (v) the Escrow Agent, (vi) the Harvest Shareholders (including Dissenting Harvest Shareholders), (vii) all holders of Harvest Options and Harvest Compensation Options, (viii) the ParentCo Shareholders (including Dissenting ParentCo Shareholders), (ix) the Initial ParentCo Shareholder, (x) the Newco Shareholder, and (xi) the Arrangement Consideration Shares Recipients, in each case without any further act or formality required on the part of any Person.

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2.3	Effective Time of Arrangement.

The exchanges, issuances and cancellations provided for in Section 3.2 shall be deemed to occur at the time and in the order specified in Section 3.2, notwithstanding that certain of the procedures related thereto are not completed until after such time.

ARTICLE 3

ARRANGEMENT

3.1	Preliminary Steps to the Arrangement.

The following preliminary steps shall occur prior to, and shall be conditions precedent to, the implementation of the Arrangement:

(a)	the Qualified Holdco Exchange shall have occurred;

(b)	the Qualified Pipeline Exchange shall have occurred;

(c)	the Unit Exchange shall have occurred pursuant to the Company U.S. Merger;

(d)	the Resulting Issuer Equity Incentive Plan shall have been approved at the ParentCo Meeting and at the Harvest Meeting; and

(e)	the Resulting Issuer Director Nominees shall have consented to act as directors of the Resulting Issuer in accordance with the BCBCA.

3.2	Arrangement.

Commencing at the Effective Time, each of the following events or transactions shall occur and shall be deemed to occur in the following sequence without any further act or formality on the part of any Person, and in each case, unless otherwise specifically provided in this Section 3.2, effective as at two-minute intervals starting at the Effective Time:

(a)	each ParentCo Share held by a ParentCo Dissenting Shareholder shall be, and shall be deemed to be, surrendered to ParentCo by the holder thereof, free and clear of all Liens, claims or encumbrances, and each such ParentCo Share so surrendered shall be cancelled and thereupon each such ParentCo Dissenting Shareholder shall cease to have any rights as a holder of such ParentCo Shares other than a claim against ParentCo in an amount determined and payable in accordance with Article 4, and the name of such ParentCo Dissenting Shareholder shall be removed from ParentCo’s central securities register for the ParentCo Shares;

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(b)	concurrently with the surrender and cancellation of ParentCo Shares held by ParentCo Dissenting Shareholders pursuant to Section 3.2(a), the capital of the applicable class of ParentCo Shares that includes any ParentCo Shares cancelled pursuant to Section 3.2(a) shall be reduced by an amount equal to the product obtained when (A) the capital of the ParentCo Shares of that class immediately prior to the Effective Time, is multiplied by (B) a fraction, the numerator of which is the number of ParentCo Shares of that class surrendered and cancelled pursuant to Section 3.2(a), and the denominator of which is the number of ParentCo Shares of that class outstanding immediately prior to the Effective Time;

(c)	each Harvest Share held by a Harvest Dissenting Shareholder shall be, and shall be deemed to be, surrendered to Harvest by the holder thereof, free and clear of all Liens, claims or encumbrances, and each such Harvest Share so surrendered shall be cancelled and thereupon each such Harvest Dissenting Shareholder shall cease to have any rights as a holder of such Harvest Shares other than a claim against Harvest in an amount determined and payable in accordance with Article 4, and the name of such Harvest Dissenting Shareholder shall be removed from Harvest’s central securities register for the Harvest Shares;

(d)	concurrently with the surrender and cancellation of Harvest Shares held by Harvest Dissenting Shareholders pursuant to Section 3.2(c), the capital of the applicable class of Harvest Shares that includes any Harvest Shares cancelled pursuant to Section 3.2(c) shall be reduced by an amount equal to the product obtained when (A) the capital of the Harvest Shares of that class immediately prior to the Effective Time, is multiplied by (B) a fraction, the numerator of which is the number of Harvest Shares of that class surrendered and cancelled pursuant to Section 3.2(c), and the denominator of which is the number of Harvest Shares of that class outstanding immediately prior to the Effective Time;

(e)	the Initial ParentCo Shares shall be, and shall be deemed to be, transferred by the Initial ParentCo Shareholder to ParentCo, free and clear of all Liens, claims or encumbrances, for cancellation in exchange for the payment by ParentCo to the Initial ParentCo Shareholder of the Initial ParentCo Share Subscription Price, and upon such transfer the name of the Initial ParentCo Shareholder shall be removed from ParentCo’s central securities register with respect to the ownership of the Initial ParentCo Shares;

(f)	Newco shall merge with and into ParentCo (the “ParentCo Amalgamation”) to form one company (the “Resulting Issuer”) with the same effect as if they had amalgamated under Section 269 of the BCBCA, except that the legal existence of ParentCo shall not cease and ParentCo shall survive the ParentCo Amalgamation as the Resulting Issuer notwithstanding the issue by the Registrar of a certificate of amalgamation and the assignment of a new incorporation number to the Resulting Issuer (and for the avoidance of doubt, the amalgamation is intended to qualify as an amalgamation as defined in subsection 87(1) of the Tax Act), and upon the ParentCo Amalgamation becoming effective:

(i)	without limiting the generality of the foregoing, ParentCo shall survive the ParentCo Amalgamation as the Resulting Issuer;

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(ii)	the properties, rights and interests and obligations of ParentCo shall continue to be the properties, rights and interests and obligations of the Resulting Issuer;

(iii)	the separate legal existence of Newco shall cease without Newco being liquidated or wound up, and the property, rights and interests and obligations of Newco shall become the property, rights and interests and obligations of the Resulting Issuer;

(iv)	the Resulting Issuer shall continue to be liable for the obligations of each of Newco and ParentCo;

(v)	the Resulting Issuer shall be deemed to be the party plaintiff or the party defendant, as the case may be, in any civil action commenced by or against either ParentCo or Newco before the ParentCo Amalgamation has become effective;

(vi)	a conviction against, or a ruling, order or judgment in favour of or against, either ParentCo or Newco may be enforced by or against the Resulting Issuer;

(vii)	the Notice of Articles and Articles of the Resulting Issuer shall be substantially in the form of the Notice of Articles and Articles of ParentCo, except that the authorized share capital of the Resulting Issuer shall consist solely of Resulting Issuer Subordinate Voting Shares, Resulting Issuer Multiple Voting Shares and Resulting Issuer Super Voting Shares, and not include any Common Shares;

(viii)	the registered office of the Resulting Issuer shall be the registered office of ParentCo;

(ix)	subject to Section 3.2(f)(x) the size of the board of directors of the Resulting Issuer shall be not less than five (5) and not more than nine (9) directors, as determined from time to time by the board of directors of the Resulting Issuer;

(x)	the initial size of the board of directors of the Resulting Issuer shall be five (5) directors, and the Resulting Issuer Board Nominees shall be the initial five directors of the board of directors of the Resulting Issuer, to hold office until the next annual meeting of the shareholders of the Resulting Issuer or until their successors are elected or appointed;

(xi)	each ParentCo Subordinate Voting Share outstanding immediately prior to the ParentCo Amalgamation (excluding, for the avoidance of doubt, any ParentCo Subordinate Voting Share in respect of which the holder exercises ParentCo Dissent Rights) shall be, and shall be deemed to be, cancelled and the name of the holder of such ParentCo Subordinate Voting Share shall be removed from ParentCo’s central securities register in respect of such ParentCo Subordinate Voting Share, and in consideration therefor such holder will receive a fully paid and non-assessable Resulting Issuer Subordinate Voting Share, and upon such exchange each such former holder of such exchanged ParentCo Subordinate Voting Shares shall, subject to Article 5, be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to exchange such ParentCo Subordinate Voting Share in accordance therewith and shall be entered in the Resulting Issuer’s central securities register for the Resulting Issuer Subordinate Voting Shares as the legal and beneficial owner of such Resulting Issuer Subordinate Voting Share;

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(xii)	each ParentCo Multiple Voting Share outstanding immediately prior to the ParentCo Amalgamation (excluding, for the avoidance of doubt, any ParentCo Multiple Voting Share in respect of which the holder exercises ParentCo Dissent Rights) shall be, and shall be deemed to be, cancelled and the name of the holder of such ParentCo Multiple Voting Share shall be removed from ParentCo’s central securities register in respect of such ParentCo Multiple Voting Share, and in consideration therefor such holder will receive a fully paid and non-assessable Resulting Issuer Multiple Voting Share, and upon such exchange each such former holder of such exchanged ParentCo Multiple Voting Shares shall, subject to Article 5, be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to exchange such ParentCo Multiple Voting Share in accordance therewith and shall be entered in the Resulting Issuer’s central securities register for the Resulting Issuer Multiple Voting Shares as the legal and beneficial owner of such Resulting Issuer Multiple Voting Share;

(xiii)	the Newco Share outstanding immediately prior to the ParentCo Amalgamation shall be, and shall be deemed to be, cancelled and the name of the holder of such Newco Share will be removed from Newco’s central securities register in respect of such Newco Share, and in consideration therefor such holder will receive a fully paid and non-assessable Resulting Issuer Subordinate Voting Share, and upon such exchange such former holder of such exchanged Newco Share shall, subject to Article 5, be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to exchange such Newco Share in accordance therewith and shall be entered in the Resulting Issuer’s central securities register for the Resulting Issuer Subordinate Voting Shares as the legal and beneficial owner of such Resulting Issuer Subordinate Voting Share;

(xiv)	concurrently with the exchange of the ParentCo Shares and the Newco Share in Section 3.2(f)(xi), Section 3.2(f)(xii) and Section 3.2(f)(xiii), there shall be added to the stated capital of the Resulting Issuer Shares, in respect of the Resulting Issuer Shares issued by the Resulting Issuer to the former holders of such ParentCo Shares and the Newco Share:

(A)	in the case of the Resulting Issuer Subordinate Voting Shares, an amount equal to the aggregate paid-up capital of the ParentCo Subordinate Voting Shares (other than the ParentCo Subordinate Voting Shares held by any Dissenting ParentCo Shareholders) and the Newco Share immediately prior to such exchange; and

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(B)	in the case of the Resulting Issuer Multiple Voting Shares, an amount equal to the aggregate paid-up capital of the ParentCo Multiple Voting Shares (other than the ParentCo Multiple Voting Shares held by any Dissenting ParentCo Shareholders) immediately prior to such exchange;

(g)	the Resulting Issuer Incentive Plan shall be, and shall be deemed to have been, approved;

(h)	the one Resulting Issuer Subordinate Voting Share issued to the Newco Shareholder pursuant to Section 3.2(f)(xiii) shall, without any further action by or on behalf of the Newco Shareholder, be, and shall be deemed to be, canceled in exchange for the payment by the Resulting Issuer to the Newco Shareholder of the Initial Newco Share Subscription Price, and upon such cancellation the name of the Newco Shareholder shall be removed from the Resulting Issuer’s central securities register with respect to the ownership of such Resulting Issuer Subordinate Voting Share;

(i)	each Harvest Share outstanding immediately prior to the Effective Time held by a Participating Harvest Shareholder shall be, and shall be deemed to be, transferred by the holder thereof to the Resulting Issuer, free and clear of all Liens, claims or encumbrances, in exchange for the applicable fully paid and non-assessable Resulting Issuer Exchange Share, and, subject to Article 5, upon such transfer:

(i)	each such former holder of such transferred Harvest Shares shall cease to be the holder of such Harvest Share and to have any rights as a holder of such Harvest Share other than the rights of such former holder under this Section Section 3.2(i), and such former holder shall be removed from Harvest’s central securities register for the Harvest Shares in respect of the Harvest Shares transferred by such former holder;

(ii)	the Resulting Issuer shall be, and shall be deemed to be, the transferee of such Harvest Share;

(iii)	Harvest shall make the appropriate entries in its central securities register for the Harvest Shares, showing the Resulting Issuer as the legal and beneficial owner of such transferred Harvest Shares; and

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(iv)	each such former Participating Harvest Shareholder shall, subject to Article 5, be entered in the Resulting Issuer’s central securities register for the Resulting Issuer Shares in respect of the Resulting Issuer Exchange Shares issued to such former Participating Harvest Shareholder pursuant to this Section 3.2(i);

(j)	concurrently with the exchange of the Harvest Shares in Section 3.2(i), there shall be added to the stated capital of the Resulting Issuer Shares, in respect of the Resulting Issuer Shares issued by the Resulting Issuer to the former Participating Harvest Shareholders:

(v)	in the case of the Resulting Issuer Subordinate Voting Shares, an amount equal to the aggregate paid-up capital of the Harvest Subordinate Voting Shares (other than the Harvest Subordinate Voting Shares held by any Dissenting Harvest Shareholders) immediately prior to such exchange;

(vi)	in the case of the Resulting Issuer Multiple Voting Shares, an amount equal to the aggregate paid-up capital of the Harvest Multiple Voting Shares (other than the Harvest Multiple Voting Shares held by any Dissenting Harvest Shareholders) immediately prior to such exchange; and

(vii)	in the case of the Resulting Issuer Super Voting Shares, an amount equal to the aggregate paid-up capital of the Harvest Super Voting Shares (other than the Harvest Super Voting Shares held by any Dissenting Harvest Shareholders) immediately prior to such exchange;

(k)	each Harvest Option outstanding immediately prior to the Effective Time, whether or not vested, shall be, and shall be deemed to be, terminated and cancelled in its entirety and in exchange therefor each holder of such Harvest Option shall be entitled to receive an option (each a “Replacement Option”) to acquire from the Resulting Issuer the number of Resulting Issuer Subordinate Voting Shares equal to the number of Harvest Subordinate Voting Shares subject to such Harvest Option immediately prior to the Effective Time. The exercise price per Resulting Issuer Subordinate Voting Share subject to a Replacement Option shall be an amount equal to the exercise price per Harvest Subordinate Voting Share subject to each such Harvest Option immediately before the Effective Time. It is intended that sections 1.424-1(a)(5) and 1.409A-1(b)(5)(v)(D) of the U.S. Treasury Regulations, as applicable, apply to such exchange of Harvest Options. Accordingly, and notwithstanding the foregoing, if required, the exercise price of a Replacement Option will be increased such that the Replacement Option In-The-Money Amount immediately after the application of this Section 3.2(k) does not exceed the Harvest Option In-The-Money Amount of the Harvest Option (or a fraction thereof) exchanged for such Replacement Option immediately before the exchange, so that on a share-by-share basis the ratio of the exercise price to the fair market value of such Harvest Option shall not be less favourable to the Harvest Optionholder than the ratio of the exercise price to the fair market value of such Replacement Option immediately following the exchange; and

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(l)	each Harvest Compensation Option outstanding immediately before the Effective Time shall be, and shall be deemed to be, terminated and cancelled in its entirety and in exchange therefore each holder of such Harvest Compensation Option shall be entitled to receive an option (each, a “Replacement Compensation Option”) to acquire from the Resulting Issuer the number of Resulting Issuer Subordinate Voting Shares equal to the number of Harvest Subordinate Voting Shares subject to such Harvest Compensation Option immediately prior to the Effective Time. The exercise price per Resulting Issuer Subordinate Voting Share subject to a Replacement Compensation Option shall be an amount equal to the exercise price per Harvest Subordinate Voting Share subject to each such Harvest Compensation Option immediately before the Effective Time. Except as provided herein, all terms and conditions of a Replacement Compensation Option, including the term to expiry, conditions to and manner of exercising, will be the same as the Harvest Compensation Option for which it was exchanged, and the exchange shall not provide any optionee with any additional benefits as compared to those under his, her or its original Harvest Compensation Option.

ARTICLE 4

DISSENT RIGHTS

4.1	Harvest Rights of Dissent.

Pursuant to the Interim Order, a registered holder of Harvest Shares may exercise dissent rights with respect to the Harvest Shares held by such holder (“Harvest Dissent Rights”) in connection with the Arrangement pursuant to and in accordance with Division 2 of Part 8 of the BCBCA, all as the same may be modified by the Interim Order, the Final Order and this Section 4.1; provided that the written notice of dissent to the Harvest Arrangement Resolution contemplated by Section 242 of the BCBCA must be sent to and received by Harvest not later than 5:00 p.m. (Toronto time) on the Business Day that is two (2) Business Days before the Harvest Meeting. Harvest Shareholders who exercise Harvest Dissent Rights and who:

(a)	are ultimately determined to be entitled to be paid fair value from Harvest for the Harvest Shares in respect of which they have exercised Harvest Dissent Rights, will, notwithstanding anything to the contrary contained in Section 245 of the BCBCA, be deemed to have irrevocably transferred such Harvest Shares to Harvest pursuant to Section 3.2(c) in consideration of such fair value, and in no case will Harvest or the Resulting Issuer or any other Person be required to recognize such holders as holders of Harvest Shares after the Effective Time, and each Harvest Dissenting Shareholder will cease to be entitled to the rights of a Harvest Shareholder in respect of the Harvest Shares in relation to which such Harvest Dissenting Shareholder has exercised Harvest Dissent Rights and the central securities register of Harvest will be amended to reflect that such former holder is no longer the holder of such Harvest Shares as at and from the Effective Time; or

(b)	are ultimately not entitled, for any reason, to be paid fair value for the Harvest Shares in respect of which they have exercised Harvest Dissent Rights, will be deemed to have participated in the Arrangement on the same basis as a Harvest Shareholder who has not exercised Harvest Dissent Rights.

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In addition to any other restrictions set forth in the BCBCA or the Interim Order, none of the following Persons shall be entitled to exercise Harvest Dissent Rights: (i) Harvest Optionholders (with respect to any Harvest Options); (ii) Harvest Compensation Option Holders (with respect to any Harvest Compensation Options); and (iii) Harvest Shareholders who vote in favour of, or who have instructed a proxyholder to vote in favour of, the Harvest Arrangement Resolution.

4.2	ParentCo Rights of Dissent.

Pursuant to the Interim Order, a ParentCo Prospective Shareholder may exercise ParentCo Dissent Rights in connection with the Arrangement pursuant to and in accordance with Division 2 of Part 8 of the BCBCA, all as the same may be modified by the Interim Order, the Final Order and this Section 4.2; provided that the written notice of dissent to the ParentCo Arrangement Resolution contemplated by Section 242 of the BCBCA must be sent to and received by ParentCo not later than 5:00 p.m. (Toronto time) on the Business Day that is two (2) Business Days before the ParentCo Meeting. ParentCo Prospective Shareholders who exercise ParentCo Dissent Rights and who:

(a)	are ultimately determined to be entitled to be paid fair value from ParentCo for the ParentCo Shares in respect of which they have exercised ParentCo Dissent Rights, will, notwithstanding anything to the contrary contained in Section 245 of the BCBCA, be deemed to have irrevocably transferred such ParentCo Shares to ParentCo pursuant to Section 3.2(a) in consideration of such fair value, and in no case will ParentCo or the Resulting Issuer or any other Person be required to recognize such holders as holders of ParentCo Shares after the Effective Time, and each ParentCo Dissenting Shareholder will cease to be entitled to the rights of a ParentCo Shareholder in respect of the ParentCo Shares in relation to which such ParentCo Dissenting Shareholder has exercised ParentCo Dissent Rights and the central securities register of ParentCo will be amended to reflect that such former holder is no longer the holder of such ParentCo Shares as at and from the Effective Time; or

(b)	are ultimately not entitled, for any reason, to be paid fair value for the ParentCo Shares in respect of which they have exercised ParentCo Dissent Rights, will be deemed to have participated in the Arrangement on the same basis as a ParentCo Shareholder who has not exercised ParentCo Dissent Rights.

In addition to any other restrictions set forth in the BCBCA or the Interim Order, none of the following Persons shall be entitled to exercise ParentCo Dissent Rights: (i) any Electing Qualified Holdco or Electing Qualified Holdco Shareholders; (ii) any ParentCo Shareholders with respect to ParentCo Shares acquired by them pursuant to the Qualified Pipeline Exchange; and (ii) any ParentCo Shareholders who vote in favour of, or who have instructed a proxyholder to vote in favour of, the ParentCo Arrangement Resolution.

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ARTICLE 5

DELIVERY AND PAYMENT

5.1	Deposit of Arrangement Consideration Shares by ParentCo.

Following the receipt of the Final Order and no later than one Business Day before the Effective Date, ParentCo shall deliver or arrange to be delivered to the Depositary certificates representing the aggregate Arrangement Consideration Shares required to be issued to all Arrangement Consideration Shares Recipients in accordance with the provisions of Section 3.2, which certificates shall be held by the Depositary as agent and nominee for the Arrangement Consideration Shares Recipients for distribution to such Arrangement Consideration Shares Recipients in accordance with the provisions of this Article 5.

5.2	Delivery and Payment of Arrangement Consideration Shares to Participating ParentCo Shareholders.

(a)	Forthwith upon the Arrangement becoming effective, the Depositary shall deliver, or cause to be delivered, the Escrow Shares to the Escrow Agent, which Escrow Shares shall be held by the Escrow Agent pursuant to, and in accordance with the terms and conditions of, the Escrow Agreement.

(b)	Upon delivery by a Participating ParentCo Shareholder to the Depositary of (i) a duly completed and executed ParentCo Letter of Transmittal in respect of outstanding ParentCo Shares which were exchanged for Resulting Issuer Shares pursuant to the ParentCo Amalgamation in Section 3.2(f), and (ii) such additional documents and instruments as the Depositary may reasonably require, such former holder of such ParentCo Shares shall be entitled to receive in exchange therefor, and the Depositary shall, subject to Section 5.5, deliver to such Participating ParentCo Shareholder, a certificate representing the aggregate Resulting Issuer Amalgamation Shares (or, if such Participating ParentCo Shareholder is entitled to receive Resulting Issuer Shares of more than one class, certificates representing the aggregate Resulting Issuer Shares of each such class), after first deducting any Escrow Shares that are allocated to such Participating ParentCo Shareholder pursuant to the Payment Allocation Schedule, which such holder is entitled to receive. Such Resulting Issuer Shares will be registered in such name or names and either (A) delivered to the address or addresses as such Participating ParentCo Shareholder directed in their ParentCo Letter of Transmittal; or (B) made available for pick up at the office of the Depositary in accordance with the instructions of the Participating ParentCo Shareholder in the ParentCo Letter of Transmittal.

(c)	A Participating ParentCo Shareholder who fails to deliver to the Depositary a ParentCo Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require in accordance with Section 5.2(b) on or before the second anniversary of the Effective Date (the “Proscription Date”) shall, following such Proscription Date, cease to have any claim or interest of any kind or nature against or in Harvest or the Resulting Issuer, and following such Proscription Date all Resulting Issuer Amalgamation Shares (and any dividends and other distributions on such Resulting Issuer Amalgamation Shares) to which such former Participating ParentCo Shareholder was entitled shall be deemed to have been surrendered to the Resulting Issuer and shall be paid over by the Depositary to the Resulting Issuer or as directed by the Resulting Issuer.

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(d)	No dividends or other distributions declared or made after the Effective Date with respect to Resulting Issuer Shares with a record date on or after the Effective Date will be payable or paid to any Participating ParentCo Holder unless such Participating ParentCo Holder delivers to the Depositary a ParentCo Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require in accordance with Section 5.2(b). Subject to applicable Law and to Section 5.2(c) and Section 5.5, at the time of such delivery there shall, in addition to the delivery of the Resulting Issuer Amalgamation Shares to which such former Participating ParentCo Shareholder is entitled in accordance with Section 5.2(b), be delivered to such holder, without interest, the amount of the dividends and other distributions with a record date after the Effective Time theretofore paid with respect to such Resulting Issuer Amalgamation Shares.

(e)	No Participating ParentCo Shareholder shall be entitled to receive any consideration or entitlement with respect to such holder’s ParentCo Shares in connection with the transactions or events contemplated by this Plan of Arrangement other than any consideration or entitlement to which such holder is entitled to receive in accordance with Section 3.2, this Section 5.2 and the other terms of this Plan of Arrangement.

5.3	Delivery and Payment of Arrangement Consideration Shares to Participating Harvest Shareholders.

(a)	Upon surrender to the Depositary for cancellation of a certificate(s) which immediately prior to the Effective Time represented outstanding Harvest Shares which were exchanged for Resulting Issuer Shares pursuant to the Harvest Exchange in Section 3.2(i), together with a duly completed and executed Harvest Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate(s) shall be entitled to receive in exchange therefor, and the Depositary shall, subject to Section 5.5, deliver to such Participating Harvest Shareholder a certificate representing the aggregate Resulting Issuer Exchange Shares (or, if such Participating Harvest Shareholder is entitled to receive Resulting Issuer Shares of more than one class, certificates representing the aggregate Resulting Issuer Shares of each such class) which such holder is entitled to receive, which Resulting Issuer Shares will be registered in such name or names and either (A) delivered to the address or addresses as such Participating Harvest Shareholder directed in their Harvest Letter of Transmittal; or (B) made available for pick up at the office of the Depositary in accordance with the instructions of the Participating Harvest Shareholder in the Harvest Letter of Transmittal, and any certificate representing Harvest Shares so surrendered shall forthwith thereafter be cancelled.

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(b)	Until surrendered as contemplated by Section 5.3(a), each certificate that immediately prior to the Effective Time represented Harvest Shares of a Participating Harvest Shareholder shall be deemed after the Effective Time to represent only the right to receive, upon surrender of such certificate, the Resulting Issuer Exchange Shares in lieu of such certificate as contemplated in Section 5.3(a), less any amounts withheld pursuant to Section 5.5. Any such certificate formerly representing Harvest Shares not duly surrendered on or before the Proscription Date shall, following the Proscription Date, cease to represent a claim by or interest of any former Participating Harvest Shareholder of any kind or nature against or in Harvest or the Resulting Issuer, and all Resulting Issuer Exchange Shares (and any dividends and other distributions on such Resulting Issuer Exchange Shares) to which such former Participating Harvest Shareholder was entitled shall be deemed to have been surrendered to the Resulting Issuer and shall be paid over by the Depositary to the Resulting Issuer or as directed by the Resulting Issuer.

(c)	No dividends or other distributions declared or made after the Effective Date with respect to Resulting Issuer Shares with a record date on or after the Effective Date will be payable or paid to the holder of any unsurrendered certificate or certificates for Harvest Shares which, immediately prior to the Effective Date, represented outstanding Harvest Shares, until the surrender of such certificates to the Depositary. Subject to applicable Law and to Section 5.3(b) and Section 5.5, at the time of such surrender, there shall, in addition to the delivery of the Resulting Issuer Exchange Shares to which such former Participating Harvest Shareholder is thereby entitled, be delivered to such holder, without interest, the amount of the dividends and other distributions with a record date after the Effective Time theretofore paid with respect to such Resulting Issuer Exchange Shares.

(d)	No Participating Harvest Shareholder shall be entitled to receive any consideration or entitlement with respect to such holder’s Harvest Shares in connection with the transactions or events contemplated by this Plan of Arrangement other than any consideration or entitlement to which such holder is entitled to receive in accordance with Section 3.2, this Section 5.3 and the other terms of this Plan of Arrangement.

5.4	Lost Certificates.

In the event that any certificate which immediately prior to the Effective Time represented one or more outstanding Harvest Shares which were exchanged or transferred in accordance with Section 3.2 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, the consideration which such person is entitled to receive in accordance with Section 3.2, provided that, as a condition precedent to any such delivery by the Depositary, such person shall have provided a bond satisfactory to the Resulting Issuer and the Depositary in such amount as the Resulting Issuer and the Depositary may direct, or otherwise have indemnified the Resulting Issuer and the Depositary in a manner satisfactory to the Resulting Issuer and the Depositary, against any claim that may be made against the Resulting Issuer or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise have taken such actions as may be required by the articles of Harvest.

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5.5	Withholding Rights.

ParentCo, the Resulting Issuer, Harvest, the Depositary or the Escrow shall be entitled to deduct and withhold from any amount payable to any Person under this Plan of Arrangement (including, without limitation, any amounts payable pursuant to Section 4.1 or Section 4.2), such amounts as ParentCo, the Resulting Issuer, Harvest, the Depositary or the Escrow Agent determines, acting reasonably, are required or permitted to be deducted and withheld with respect to such payment under the Tax Act, the U.S. Tax Code or any provision of any other Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such withholding was made, provided that such amounts are actually remitted to the appropriate Governmental Entity.

5.6	U.S. Securities Laws Exemption.

Notwithstanding any provision herein to the contrary, Harvest, ParentCo and Newco agree that this Plan of Arrangement will be carried out with the intention that all Arrangement Issued Securities issued on completion of this Plan of Arrangement will be issued by the Resulting Issuer in reliance on the exemption from the registration requirements of the U.S. Securities Act, as provided by Section 3(a)(10) thereof.

ARTICLE 6

AMENDMENTS

6.1	Amendments to Plan of Arrangement.

(a)	Harvest and ParentCo may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by Harvest and Verano, each acting reasonably, (iii) filed with the Court and, if made following the Harvest Meeting and/or the ParentCo Meeting, approved by the Court, and (iv) communicated to or approved by the Harvest Shareholders and ParentCo Prospective Shareholders if and as required by the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Harvest or Verano at any time prior to the Harvest Meeting and ParentCo Meeting (subject to the Business Combination Agreement), and if so proposed and accepted by the Persons voting at the Harvest Meeting and ParentCo Meeting (other than as may be required under the Interim Order), such amendment, modification or supplement shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Harvest Meeting and/or ParentCo Meeting shall be effective only if (i) it is consented to in writing by each of Harvest and ParentCo (in each case, acting reasonably), and (ii) if required by the Court, it is consented to by some or all of the Harvest Shareholders and/or ParentCo Prospective Shareholders voting in the manner directed by the Court.

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date by ParentCo and Harvest, provided that it concerns a matter which, in the reasonable opinion of ParentCo and Harvest, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any Participating Harvest Shareholder or Participating ParentCo Shareholder.

ARTICLE 7

FURTHER ASSURANCES

7.1	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out in this Plan of Arrangement.

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SCHEDULE “B”

VOTING SUPPORT AGREEMENT

THIS AGREEMENT is made as of April , 2019

BETWEEN:

[SHAREHOLDER] (the “Shareholder”)

- and -

VERANO HOLDINGS, LLC, a Delaware limited liability company (“Verano”);

- and -

1204899 B.C. Ltd., a British Columbia company (“ParentCo”, and together with Verano, the “Verano Parties”).

RECITALS:

WHEREAS pursuant to a Business Combination Agreement dated April , 2019 (the “Business Combination Agreement”), among Harvest Health & Recreation Inc., a British Columbia company (“Harvest”), ParentCo, 1204599 B.C. Ltd., a British Columbia company (“Newco”), and Verano, pursuant to which Harvest and Verano desire to combine their businesses (the “Combination”),

AND WHEREAS pursuant to the Business Combination Agreement, which, among other things, provides for the exchange of all of the issued and outstanding shares in the capital of Harvest (the “Exchanged Securities”) held by shareholders of Harvest (the “Harvest Shareholders”) for shares in the capital of the Resulting Issuer, as more particularly described in the Business Combination Agreement;

AND WHEREAS in connection with the Combination, Harvest shall hold a meeting of the Harvest Shareholders to consider a proposed statutory plan of arrangement (the “Arrangement”) under Section 288 of the Business Corporations Act (British Columbia), to be completed pursuant to the terms of the Business Combination Agreement;

AND WHEREAS, the Shareholder is the beneficial owner, directly or indirectly, of the Subject Securities listed in Schedule “A” hereto;

AND WHEREAS, the Shareholder believes it will derive benefit for the Arrangement and wishes to confirm its support for the Arrangement;

AND WHEREAS, this Agreement sets out the terms and conditions of the agreement of the Shareholder to abide by the covenants in respect of the Subject Securities and the other restrictions and covenants set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereto agree as follows:

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ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, including the recitals, the following terms have the following meanings:

“affiliate” of any Person means, at the time such determination is being made, any other Person controlling, controlled by or under common control with such first Person, in each case, whether directly or indirectly, and “control” and any derivation thereof means the holding of voting securities of another entity sufficient to elect a majority of the board of directors (or the equivalent) of such entity;

“Agreement” means this voting support agreement dated as of the date hereof between the Shareholder and the Verano Parties, as it may be amended, modified or supplemented from time to time in accordance with its terms;

“Arrangement” has the meaning ascribed thereto in the recitals hereof;

“Business Combination Agreement” has the meaning ascribed thereto in the recitals hereof;

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in any of Chicago, Illinois, Phoenix, Arizona or Vancouver, British Columbia are authorized or required by Law to be closed for business.

“Combination” has the meaning ascribed thereto in the recitals hereof;

“Exchanged Securities” has the meaning ascribed thereto in the recitals hereof;

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, ministry, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing or (iv) any stock exchange;

“Harvest” has the meaning ascribed thereto in the recitals hereof;

“Harvest Acquisition Proposal” has the meaning ascribed thereto in the Business Combination Agreement;

“Harvest Shareholders” has the meaning ascribed thereto in the recitals hereof;

“Notice” has the meaning ascribed thereto in Section 4.8;

“Newco” has the meaning ascribed thereto in the recitals hereof;

“ParentCo” has the meaning ascribed thereto in the recitals hereof;

“Parties” means the Shareholder and the Verano Parties and “Party” means any one of them;

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“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.

“Shareholder” has the meaning ascribed thereto in the preamble hereof;

“Subject Securities” means the Exchanged Securities and other securities listed on Schedule “A” hereto and any Exchanged Securities acquired by the Shareholder or any of its affiliates subsequent to the date hereof, and includes all securities which such Subject Securities may be converted into, exchanged for or otherwise changed into;

“Verano” has the meaning ascribed thereto in the recitals hereof; and,

“Verano Parties” has the meaning ascribed thereto in the recitals hereof;

Terms used but not otherwise defined shall have the meaning ascribed thereto in the Business Combination Agreement.

1.2	Gender and Number

Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

1.3	Currency

All references to dollars or to $ are references to Canadian dollars.

1.4	Headings.

The division of this Agreement into Articles, Sections and Schedules and the insertion of the recitals and headings are for convenient reference only and do not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or in the Schedules hereto to Articles, Sections and Schedules refer to Articles, Sections and Schedules of and to this Agreement or of the Schedules in which such reference is made, as applicable.

1.5	Date for any Action

A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. (Vancouver time) on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. (Vancouver time) on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding Business Day.

1.6	Governing Law

This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Province of Ontario and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

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1.7	Incorporation of Schedules

Schedule “A”, attached hereto, for all purposes hereof, forms an integral part of this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1	Representations and Warranties of the Shareholder

The Shareholder represents and warrants to the Verano Parties (and acknowledges that the Verano Parties are relying on these representations and warranties in completing the transactions contemplated hereby and by the Business Combination Agreement) that:

(a)	The Shareholder, if the Shareholder is not a natural Person, is a corporation or other entity validly existing under the laws of the jurisdiction of its incorporation, formation or organization.

(b)	The Shareholder, if the Shareholder is not a natural Person, has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Shareholder and constitutes a legal, valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other applicable laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(c)	The Shareholder exercises control or direction over all of the Subject Securities set forth opposite its name in Schedule “A” hereto. At and immediately prior to the Harvest Meeting, and at all times between the date hereof and the Harvest Meeting, the Shareholder will control or direct, directly or indirectly, all of the Subject Securities. Other than the Subject Securities, the Shareholder does not beneficially own, or exercise control or direction over any additional securities, or any securities convertible or exchangeable into any additional securities, of Harvest or any of its affiliates.

(d)	As at the date hereof, the Shareholder is, and immediately prior to the time at which any of the Subject Securities then held by the Shareholder are exchanged under the Arrangement, the Shareholder will be, the sole beneficial owner of the Subject Securities, with good and marketable title thereto, free and clear of all liens and other encumbrances.

(e)	The Shareholder has the sole right to sell and vote or direct the sale and voting of the Subject Securities, to the extent such Subject Securities carry a right to vote.

(f)	No Person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the Subject Securities or any interest therein or right thereto, except pursuant to the Business Combination Agreement.

(g)	No material consent, approval, order or authorization of, or declaration or filing with, any Person is required to be obtained by the Shareholder in connection with the execution and delivery of this Agreement by the Shareholder and the performance by it of its obligations under this Agreement, other than those that are contemplated by the Business Combination Agreement.

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(h)	None of the Subject Securities is subject to any proxy, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of any of Harvest’s securityholders or give consents or approvals of any kind, except this Agreement or as will be contemplated by the Business Combination Agreement.

(i)	None of the execution and delivery by the Shareholder of this Agreement or the completion of the transactions contemplated hereby or the compliance by the Shareholder with its obligations hereunder will violate, contravene, result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of: (i) any constating documents of the Shareholder (if the Shareholder is not a natural Person); (ii) any contract to which the Shareholder is a party or by which the Shareholder is bound; (iii) any judgment, decree, order or award of any Governmental Entity; or (iv) any applicable law.

2.2	Representations and Warranties of the Verano Parties

The Verano Parties represent and warrant to the Shareholder (and acknowledges that the Shareholder is relying on these representations and warranties in completing the transactions contemplated hereby and by the Business Combination Agreement) that:

(a)	The Verano Parties are duly incorporated, formed or organized and validly existing under the laws of their respective jurisdictions of incorporation, formation or organization and have the requisite corporate power and authority to enter into and perform their obligations under this Agreement. This Agreement has been duly executed and delivered by the Verano Parties and constitutes a legal, valid and binding agreement of the Verano Parties enforceable against the Verano Parties in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other applicable laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(b)	None of the execution and delivery by the Verano Parties of this Agreement or the compliance by the Verano Parties with the Verano Parties’ obligations hereunder will violate, contravene, result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of: (i) any constating documents of the Verano Parties; (ii) any contract to which the Verano Parties are a party or by which the Verano Parties are bound; (iii) any judgment, decree, order or award of any Governmental Entity; or (iv) any applicable law.

(c)	No material consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by the Verano Parties in connection with the execution and delivery of this Agreement, the performance by it of its obligations under this Agreement and the consummation by the Verano Parties of the Arrangement, other than those which are contemplated by the Business Combination Agreement.

(d)	There are no claims, actions, suits, audits, proceedings, investigations or other actions pending against, or, to the knowledge of the Verano Parties, threatened against or affecting the Verano Parties or any of their respective properties that, individually or in the aggregate, could reasonably be expected to have a material and adverse effect on the Verano Parties’ ability to execute and deliver this Agreement and to perform its obligations contemplated by this Agreement or the Business Combination Agreement.

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ARTICLE 3

COVENANTS

3.1	Covenants of the Shareholder

(a)	The Shareholder hereby covenants with the Verano Parties that the Shareholder will not, from the date of this Agreement until the Harvest Meeting, without having first obtained the prior written consent of the Verano Parties:

(i)	sell, transfer, gift, assign, convey, pledge, hypothecate, encumber, option or otherwise dispose of any right or interest in any of the Subject Securities or tender any of the Subject Securities to a take-over bid or enter into any agreement, arrangement, commitment or understanding in connection therewith, other than (A) pursuant to the Arrangement, (B) any exercise of warrants or options exercisable for Exchanged Securities in accordance with their terms, or (C) to one or more of a parent, spouse, child or grandchild of, or a corporation, partnership, limited liability company or other entity controlled by, the Shareholder or a trust or account existing for the benefit of such Person or entity, provided that in such case and for greater certainty, any Subject Securities acquired as a result thereof shall remain Subject Securities and subject to the terms and conditions of this Agreement and, in the case of a corporation, partnership, limited liability company or other entity controlled by, the Shareholder, provided that such entity remains controlled by the Shareholder;

(ii)	other than as set forth herein, grant or agree to grant any proxies or powers of attorney, deliver any voting instruction form, deposit any Subject Securities into a voting trust or pooling agreement, or enter into a voting agreement, commitment, understanding or arrangement, oral or written, with respect to the voting of any Subject Securities; or

(iii)	requisition or join in the requisition of any meeting of any of the securityholders of Harvest for the purpose of considering any resolution.

(b)	The Shareholder hereby covenants, undertakes and agrees from time to time to cause to be counted as present for purposes of establishing quorum and to vote (or cause to be voted) all of the Subject Securities (to the extent they carry a right to vote):

(i)	at any meeting of any of the securityholders of Harvest at which the Shareholder or any registered or beneficial owner of the Subject Securities are entitled to vote, including the meeting of Harvest Shareholders to be called to approve the Arrangement; and

(ii)	in any action by written consent of the securityholders of Harvest, in favour of the approval, consent, ratification and adoption of the resolution approving the Arrangement and the transactions contemplated by the Business Combination Agreement (and any actions required for the consummation of the transactions contemplated by the Business Combination Agreement). In connection with the foregoing, subject to this Section 3.1(b), the Shareholder hereby agrees to deposit a proxy, or voting instruction form, as the case may be, duly completed and executed in respect of all of its Subject Securities (to the extent that they carry the right to vote) as soon as practicable following the mailing of the Harvest Circular and in any event at least 5 Business Days prior to the meeting of shareholders to be called to approve the Arrangement and as far in advance as practicable of every adjournment or postponement thereof, voting all such Subject Securities (to the extent that they carry the right to vote) in favour of the resolution approving the Arrangement. The Shareholder hereby agrees that it will not take, nor permit any Person on its behalf to take, any action to withdraw, revoke, change, amend or invalidate any proxy or voting instruction form deposited pursuant to this Agreement notwithstanding any statutory or other rights or otherwise which the Shareholder might have unless this Agreement has at such time been previously terminated in accordance with Section 4.1. The Shareholder will provide copies of each such proxy or voting instruction form (or screen shots evidencing electronic voting thereof) referred to above to the Verano Parties at the address below concurrently with its delivery as provided for above.

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(c)	The Shareholder hereby covenants, undertakes and agrees from time to time to cause to be counted as present for purposes of establishing quorum and to vote (or cause to be voted) all of the Subject Securities (to the extent that they carry the right to vote) against any proposed action by Harvest, any Harvest Shareholder, any of Harvest’s subsidiaries or any other Person (or group of Persons) other than the Verano Parties: (i) in respect of a Harvest Acquisition Proposal, or (ii) which would reasonably be regarded as being directed towards or likely to prevent or delay the successful completion of the Arrangement, including without limitation any amendment to the articles or by-laws of Harvest or any of its subsidiaries or their respective corporate structures or capitalization.

(d)	The Shareholder hereby covenants, undertakes and agrees, in the event that any transaction for the proposed acquisition of at least a majority of the Exchanged Securities of Harvest, where such transaction requires the approval of Harvest Shareholders under applicable law, other than the Arrangement, is presented prior to the Effective Time of the Arrangement for approval of, or acceptance by, Harvest Shareholders, whether or not it may be recommended by the board of directors of Harvest, not to directly or indirectly, accept, assist or otherwise further the successful completion of such transaction or purport to tender or deposit into any such transaction any of the Subject Securities.

(e)	Subject to Section 4.5 the Shareholder will not, and will ensure that its affiliates do not, directly or indirectly, through any officer, director, employee, representative or agent or otherwise:

(i)	solicit proxies or become a participant in a solicitation in opposition to or competition with ParentCo’s proposed acquisition of the Exchanged Securities as contemplated by the Arrangement;

(ii)	assist any Person in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit ParentCo’s proposed purchase of the Exchanged Securities as contemplated by the Arrangement;

(iii)	act jointly or in concert with others with respect to voting securities of Harvest for the purpose of opposing or competing with ParentCo’s proposed acquisition of the Exchanged Securities as contemplated by the Arrangement;

(iv)	solicit, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of Harvest or any subsidiary or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, a Harvest Acquisition Proposal;

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(v)	participate in any discussions or negotiations with any Person (other than the Verano Parties) regarding any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to a Harvest Acquisition Proposal;

(vi)	accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement, arrangement or understanding regarding any Harvest Acquisition Proposal; or

(vii)	cooperate in any way with, assist or participate in, knowingly encourage or otherwise facilitate or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing.

(f)	The Shareholder will not: (i) exercise any dissent rights in respect of the Arrangement; (ii) contest in any way the approval of the Arrangement by any Governmental Entity; or (iii) take any other action of any kind, in each case which would reasonably be regarded as likely to reduce the success of, or materially delay or interfere with the completion of, the transactions contemplated by the Business Combination Agreement.

(g)	The Shareholder will, and will cause each of its affiliates and will instruct each of its representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiations, or other activities commenced prior to the date of this Agreement with any Person (other than the Verano Parties or an affiliate thereof) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, a Harvest Acquisition Proposal.

(h)	The Shareholder hereby consents to:

(i)	details of this Agreement being set out in any press release, information circular, including the Harvest Circular, ParentCo Circular, and court documents produced by Harvest, the Verano Parties or any of their respective affiliates in connection with the transactions contemplated by this Agreement and the Business Combination Agreement; and

(ii)	this Agreement being made publicly available, including by filing on the System for Electronic Document Analysis and Retrieval (SEDAR) operated on behalf of the Canadian provincial securities regulators.

(i)	Except as required by applicable law or stock exchange requirements, the Shareholder will not, and will ensure that their affiliates and representatives do not, make any public announcement with respect to the transactions contemplated herein or pursuant to the Business Combination Agreement without the prior written approval of the Verano Parties.

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3.2	Covenants of the Verano Parties

Subject to Section 4.1, the Verano Parties will take all steps required of them under the Business Combination Agreement to cause the Arrangement to occur in accordance with the terms of and subject to the conditions set forth in the Business Combination Agreement.

ARTICLE 4

GENERAL

4.1	Termination

This Agreement will terminate and be of no further force or effect upon the earliest to occur of:

(a)	the mutual agreement in writing of the Shareholder and the Verano Parties;

(b)	the termination of the Business Combination Agreement in accordance with its terms; and

(c)	the completion of the Arrangement.

4.2	Time of the Essence

Time is of the essence in this Agreement.

4.3	Effect of Termination

If this Agreement is terminated in accordance with the provisions of Section 4.1, no Party will have any further liability to perform its obligations under this Agreement except as expressly contemplated by this Agreement, and provided that neither the termination of this Agreement nor anything contained in Section 4.1 will relieve any Party from any liability for any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein.

4.4	Equitable Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunctive and other equitable relief to prevent breaches of this Agreement, and to enforce compliance with the terms of this Agreement without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at law or in equity.

4.5	Fiduciary Duty

Notwithstanding anything to the contrary herein, nothing herein shall restrict or limit any director or officer of Harvest from taking any action required to be taken in the discharge of his or her fiduciary duty as a director or officer of Harvest that is otherwise permitted by, and done in compliance with, the terms of the Business Combination Agreement. The Verano Parties further hereby agree that the Shareholder is not making any agreement or understanding herein in any capacity other than in the capacity as beneficial owner of the Subject Securities.

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4.6	Waiver; Amendment

Each party hereto agrees and confirms that any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all of the Parties or in the case of a waiver, by the Party against whom the waiver is to be effective. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right. No waiver of any of the provisions of this Agreement will be deemed to constitute a waiver of any other provision (whether or not similar).

4.7	Entire Agreement

This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the Parties with respect thereto. For greater certainty, the transaction non-disclosure letter agreement entered into in anticipation of entering into this Agreement remains in full force and effect.

4.8	Notices

Any notice, direction or other communication given regarding the matters contemplated by this Agreement (each a “Notice”) (must be in writing, sent by personal delivery, courier or facsimile or electronic mail and addressed:

(a)	if to the Verano Parties at:

Verano Holdings, LLC
214 West Ohio Street
Chicago, IL 60654

E-mail:
Attention: George Archos

(b)	to the Shareholder, at the address set out at Schedule “B” hereto.

Any Notice is deemed to be given and received: (i) if sent by personal delivery or same day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:30 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent by overnight courier, on the next Business Day, (iii) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile or (iv) if sent by email, on the same Business Day that it was sent if the recipient acknowledged receipt prior to 4:30 p.m. (Toronto time), and otherwise, the next Business Day. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a Notice will be assumed not to be changed. Sending a copy of a Notice to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that Party. The failure to send a copy of a Notice to a Party’s legal counsel does not invalidate delivery of that Notice to such Party.

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4.9	Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.10	Successors and Assigns

The provisions of this Agreement will be binding upon and enure to the benefit of the parties hereto and their respective heirs, administrators, executors, legal representatives, successors and permitted assigns, provided that no Party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other Party hereto, provided that the Verano Parties may assign all or part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, any of its affiliates, provided that if such assignment and/or assumption takes place, the Verano Parties shall continue to be liable joint and severally with such affiliate for all of its obligations hereunder.

4.11	Independent Legal Advice

Each of the Parties hereby acknowledges that it has been afforded the opportunity to obtain independent legal advice and confirms by the execution and delivery of this Agreement that they have either done so or waived their right to do so in connection with the entering into of this Agreement.

4.12	Further Assurances

The parties hereto will, with reasonable diligence, do all things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party will provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Effective Time.

4.13	Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[The remainder of this page has been intentionally left blank.]

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IN WITNESS OF WHICH the Parties have executed this Agreement as at the date first above written.

[SHAREHOLDER]

Per:
Name:
Title:

VERANO HOLDINGS, LLC

Per:
Name:
Title:

1204899 B.C. LTD.

Per:
Name:
Title:

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SCHEDULE A

Exchanged Securities

Owner	Number of Exchanged Securities	Number of Options	Number of Warrants

B-13

SCHEDULE B

Shareholder Address for Notice

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SCHEDULE “C”

COMPANY SUPPORT AGREEMENT

THIS AGREEMENT is made as of April , 2019

BETWEEN:

[SECURITYHOLDER] (the “Securityholder”)

- and -

HARVEST HEALTH & RECREATION INC., a British Columbia company (“Harvest”);

- and -

1204599 B.C. LTD., a British Columbia company (“NewCo”, and together with Harvest, the “Harvest Parties”).

RECITALS:

WHEREAS pursuant to a Business Combination Agreement dated April , 2019 (the “Business Combination Agreement”) among Harvest, Verano Holdings, LLC, a Delaware limited liability company (“Verano”), 1204899 B.C. Ltd. (“ParentCo”), and NewCo, Harvest and Verano desire to combine their businesses (the “Combination”);

AND WHEREAS pursuant to the Business Combination Agreement, which, among other things, provides for the exchange of all of the issued and outstanding units in the capital of Verano (the “Exchanged Securities”) held by the unitholders of Verano (the “Verano Unitholders”), for shares in the capital of ParentCo, which has been formed for the purpose of giving effect to the Combination, all as more particularly described in the Business Combination Agreement;

AND WHEREAS in connection with the Combination, ParentCo shall hold a meeting of the Verano Unitholders and Qualified Holdco Shareholders (as such term is defined in the Business Combination Agreement, and together with the Verano Unitholders, the “Prospective Shareholders”) to consider a proposed statutory plan of arrangement (the “Arrangement”) under Section 288 of the Business Corporations Act (British Columbia), to be completed pursuant to the terms of the Business Combination Agreement;

AND WHEREAS, the Securityholder is the beneficial owner, directly or indirectly, of the Subject Securities listed in Schedule “A” hereto;

AND WHEREAS, the Securityholder believes it will derive benefit for the Arrangement and wishes to confirm its support for the Arrangement;

AND WHEREAS, this Agreement sets out the terms and conditions of the agreement of the Securityholder to abide by the covenants in respect of the Subject Securities and the other restrictions and covenants set forth herein;

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NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, including the recitals, the following terms have the following meanings:

“affiliate” of any Person means, at the time such determination is being made, any other Person controlling, controlled by or under common control with such first Person, in each case, whether directly or indirectly, and “control” and any derivation thereof means the holding of voting securities of another entity sufficient to elect a majority of the board of directors (or the equivalent) of such entity;

“Agreement” means this voting support agreement dated as of the date hereof between the Securityholder and the Harvest Parties, as it may be amended, modified or supplemented from time to time in accordance with its terms;

“Arrangement” has the meaning ascribed thereto in the recitals hereof;

“Business Combination Agreement” has the meaning ascribed thereto in the recitals hereof;

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in any of Chicago, Illinois, Phoenix, Arizona or Vancouver, British Columbia are authorized or required by Law to be closed for business.

“Combination” has the meaning ascribed thereto in the recitals hereof;

“Company Acquisition Proposal” has the meaning ascribed thereto in the Business Combination Agreement;

“Exchanged Securities” has the meaning ascribed thereto in the recitals hereof;

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, ministry, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing or (iv) any stock exchange;

“Harvest” has the meaning ascribed thereto in the recitals hereof;

“Harvest Parties” has the meaning ascribed thereto in the recitals hereof;

“Newco” has the meaning ascribed thereto in the recitals hereof;

“Notice” has the meaning ascribed thereto in Section 4.8;

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“ParentCo” has the meaning ascribed thereto in the recitals hereof;

“Parties” means the Securityholder and the Harvest Parties and “Party” means any one of them;

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.

“Prospective Shareholders” has the meaning ascribed thereto in the recitals hereof;

“Securityholder” has the meaning ascribed thereto in the preamble hereof;

“Subject Securities” means the Exchanged Securities and other securities listed on Schedule “A” hereto and any Exchanged Securities acquired by the Securityholder or any of its affiliates subsequent to the date hereof, and includes all securities which such Subject Securities may be converted into, exchanged for or otherwise changed into;

“Verano” has the meaning ascribed thereto in the recitals hereof;

“Verano Unitholders” has the meaning ascribed thereto in the recitals hereof;

Terms used but not otherwise defined shall have the meaning ascribed thereto in the Business Combination Agreement.

1.2	Gender and Number

Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

1.3	Currency

All references to dollars or to $ are references to Canadian dollars.

1.4	Headings.

The division of this Agreement into Articles, Sections and Schedules and the insertion of the recitals and headings are for convenient reference only and do not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or in the Schedules hereto to Articles, Sections and Schedules refer to Articles, Sections and Schedules of and to this Agreement or of the Schedules in which such reference is made, as applicable.

1.5	Date for any Action

A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. (Vancouver time) on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. (Vancouver time) on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding Business Day.

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1.6	Governing Law

This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Province of Ontario and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

1.7	Incorporation of Schedules

Schedule “A”, attached hereto, for all purposes hereof, forms an integral part of this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1	Representations and Warranties of the Securityholder

The Securityholder represents and warrants to the Harvest Parties (and acknowledges that the Harvest Parties are relying on these representations and warranties in completing the transactions contemplated hereby and by the Business Combination Agreement) that:

(a)	The Securityholder, if the Securityholder is not a natural Person, is a corporation or other entity validly existing under the laws of the jurisdiction of its incorporation, formation or organization.

(b)	The Securityholder, if the Securityholder is not a natural Person, has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Securityholder and constitutes a legal, valid and binding agreement of the Securityholder enforceable against the Securityholder in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other applicable laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(c)	The Securityholder exercises control or direction over all of the Subject Securities set forth opposite its name in Schedule “A” hereto. At and immediately prior to the Effective Time of the Arrangement and at all times between the date hereof and the Effective Time of the Arrangement, the Securityholder will control or direct, directly or indirectly, all of the Subject Securities. Other than the Subject Securities, the Securityholder does not beneficially own, or exercise control or direction over any additional securities, or any securities convertible or exchangeable into any additional securities, of Verano or any of its affiliates.

(d)	As at the date hereof, the Securityholder is, and immediately prior to the time at which the Subject Securities are exchanged under the Arrangement, the Securityholder will be, the sole beneficial owner of the Subject Securities, with good and marketable title thereto, free and clear of all liens and other encumbrances, except as set forth in the Operating Agreement.

(e)	The Securityholder has the sole right to sell and vote or direct the sale and voting of the Subject Securities, to the extent such Subject Securities carry a right to vote, except as set forth in the Operating Agreement.

(f)	No Person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the Subject Securities or any interest therein or right thereto, except ParentCo pursuant to the Business Combination Agreement.

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(g)	No material consent, approval, order or authorization of, or declaration or filing with, any Person is required to be obtained by the Securityholder in connection with the execution and delivery of this Agreement by the Securityholder and the performance by it of its obligations under this Agreement, other than those that are contemplated by the Business Combination Agreement and as set forth in the Operating Agreement.

(h)	None of the Subject Securities is subject to any proxy, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of any of Verano’s securityholders or give consents or approvals of any kind, except this Agreement and as set forth in the Operating Agreement, or as will be contemplated by the Business Combination Agreement.

(i)	None of the execution and delivery by the Securityholder of this Agreement or the completion of the transactions contemplated hereby or the compliance by the Securityholder with its obligations hereunder will violate, contravene, result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of: (i) any constating documents of the Securityholder (if the Securityholder is not a natural Person); (ii) any contract to which the Securityholder is a party or by which the Securityholder is bound; (iii) any judgment, decree, order or award of any Governmental Entity; or (iv) any applicable law.

2.2	Representations and Warranties of the Harvest Parties

The Harvest Parties represent and warrant to the Securityholder (and acknowledges that the Securityholder is relying on these representations and warranties in completing the transactions contemplated hereby and by the Business Combination Agreement) that:

(a)	The Harvest Parties are duly incorporated and validly existing under the laws of their respective jurisdictions of incorporation and have the requisite corporate power and authority to enter into and perform their obligations under this Agreement. This Agreement has been duly executed and delivered by the Harvest Parties and constitutes a legal, valid and binding agreement of the Harvest Parties enforceable against the Harvest Parties in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other applicable laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(b)	None of the execution and delivery by the Harvest Parties of this Agreement or the compliance by the Harvest Parties with the Harvest Parties’ obligations hereunder will violate, contravene, result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of: (i) any constating documents of the Harvest Parties; (ii) any contract to which the Harvest Parties are a party or by which the Harvest Parties are bound; (iii) any judgment, decree, order or award of any Governmental Entity; or (iv) any applicable law.

(c)	No material consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by the Harvest Parties in connection with the execution and delivery of this Agreement, the performance by it of its obligations under this Agreement and the consummation by the Harvest Parties of the Arrangement, other than those which are contemplated by the Business Combination Agreement.

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(d)	There are no claims, actions, suits, audits, proceedings, investigations or other actions pending against, or, to the knowledge of the Harvest Parties, threatened against or affecting the Harvest Parties or any of their respective properties that, individually or in the aggregate, could reasonably be expected to have a material and adverse effect on the Harvest Parties’ ability to execute and deliver this Agreement and to perform its obligations contemplated by this Agreement or the Business Combination Agreement.

ARTICLE 3

COVENANTS

3.1	Covenants of the Securityholder

(a)	The Securityholder hereby covenants with the Harvest Parties that the Securityholder will not, without having first obtained the prior written consent of the Harvest Parties:

(i)	sell, transfer, gift, assign, convey, pledge, hypothecate, encumber, option or otherwise dispose of any right or interest in any of the Subject Securities or tender any of the Subject Securities to a take-over bid or enter into any agreement, arrangement, commitment or understanding in connection therewith, other than (A) pursuant to the Arrangement, (B) any exercise of warrants or options exercisable for Exchanged Securities in accordance with their terms, or (C) to one or more of a parent, spouse, child or grandchild of, or a corporation, partnership, limited liability company or other entity controlled by, the Securityholder or a trust or account existing for the benefit of such Person or entity, provided that in such case and for greater certainty, any Subject Securities acquired as a result thereof shall remain Subject Securities and subject to the terms and conditions of this Agreement and, in the case of a corporation, partnership, limited liability company or other entity controlled by, the Securityholder, provided that such entity remains controlled by the Securityholder;

(ii)	other than as set forth herein, grant or agree to grant any proxies or powers of attorney, deliver any voting instruction form, deposit any Subject Securities into a voting trust or pooling agreement, or enter into a voting agreement, commitment, understanding or arrangement, oral or written, with respect to the voting of any Subject Securities; or

(iii)	requisition or join in the requisition of any meeting of any of the securityholders of Harvest for the purpose of considering any resolution.

(b)	The Securityholder hereby covenants, undertakes and agrees from time to time to cause to be counted as present for purposes of establishing quorum and to vote (or cause to be voted) all of the Subject Securities (to the extent they carry a right to vote):

(i)	at any meeting of any of the securityholders of ParentCo or Verano at which the Securityholder or any registered or beneficial owner of the Subject Securities are entitled to vote, including the meeting of Prospective Shareholders to be called to approve the Arrangement; and

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(ii)	in any action by written consent of the securityholders of ParentCo or Verano, in favour of the approval, consent, ratification and adoption of the resolution approving the Arrangement and the transactions contemplated by the Business Combination Agreement (and any actions required for the consummation of the transactions contemplated by the Business Combination Agreement). In connection with the foregoing, subject to this Section 3.1(b), the Securityholder hereby agrees to deposit a proxy, or voting instruction form, as the case may be, duly completed and executed in respect of all of its Subject Securities (to the extent that they carry the right to vote) as soon as practicable following the mailing of the ParentCo Circular and in any event at least 5 Business Days prior to the meeting of securityholders to be called to approve the Arrangement and as far in advance as practicable of every adjournment or postponement thereof, voting all such Subject Securities (to the extent that they carry the right to vote) in favour of the resolution approving the Arrangement. The Securityholder hereby agrees that it will not take, nor permit any Person on its behalf to take, any action to withdraw, revoke, change, amend or invalidate any proxy or voting instruction form deposited pursuant to this Agreement notwithstanding any statutory or other rights or otherwise which the Securityholder might have unless this Agreement has at such time been previously terminated in accordance with Section 4.1. The Securityholder will provide copies of each such proxy or voting instruction form (or screen shots evidencing electronic voting thereof) referred to above to the Harvest Parties at the address below concurrently with its delivery as provided for above.

(c)	The Securityholder hereby covenants, undertakes and agrees from time to time to cause to be counted as present for purposes of establishing quorum and to vote (or cause to be voted) all of the Subject Securities (to the extent that they carry the right to vote) against any proposed action by ParentCo or Verano, any Prospective Shareholder, any of ParentCo or Verano’s subsidiaries or any other Person (or group of Persons) other than the Harvest Parties, in respect of: (i) a Company Acquisition Proposal or Company Superior Proposal, or (ii) which would reasonably be regarded as being directed towards or likely to prevent or delay the successful completion of the Arrangement, including without limitation any amendment to the articles or by-laws of ParentCo, Verano or any of their subsidiaries or their respective corporate structures or capitalization.

(d)	The Securityholder hereby covenants, undertakes and agrees, in the event that any transaction for the proposed acquisition of at least a majority of the Exchanged Securities of ParentCo or Verano, where such transaction requires the approval of Prospective Shareholders under applicable law, other than the Arrangement, is presented prior to the Effective Time of the Arrangement for approval of, or acceptance by, Prospective Shareholders, whether or not it may be recommended by the board of directors of ParentCo or Verano, not to directly or indirectly, accept, assist or otherwise further the successful completion of such transaction or purport to tender or deposit into any such transaction any of the Subject Securities.

(e)	Subject to Section 4.5 the Securityholder will not, and will ensure that its affiliates do not, directly or indirectly, through any officer, director, employee, representative or agent or otherwise:

(i)	solicit proxies or become a participant in a solicitation in opposition to or competition with ParentCo’s proposed acquisition of the Exchanged Securities as contemplated by the Arrangement;

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(ii)	assist any Person in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit ParentCo’s proposed purchase of the Exchanged Securities as contemplated by the Arrangement;

(iii)	act jointly or in concert with others with respect to voting securities of ParentCo or Verano for the purpose of opposing or competing with ParentCo’s proposed acquisition of the Exchanged Securities as contemplated by the Arrangement;

(iv)	solicit, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of ParentCo or Verano or any subsidiary or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, a Company Acquisition Proposal;

(v)	participate in any discussions or negotiations with any Person (other than the Harvest Parties) regarding any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to a Company Acquisition Proposal;

(vi)	accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement, arrangement or understanding regarding any Company Acquisition Proposal; or

(vii)	cooperate in any way with, assist or participate in, knowingly encourage or otherwise facilitate or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing.

(f)	The Securityholder will not: (i) exercise any dissent rights in respect of the Arrangement; (ii) contest in any way the approval of the Arrangement by any Governmental Entity; or (iii) take any other action of any kind, in each case which would reasonably be regarded as likely to reduce the success of, or materially delay or interfere with the completion of, the transactions contemplated by the Business Combination Agreement.

(g)	The Securityholder will, and will cause each of its affiliates and will instruct each of its representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiations, or other activities commenced prior to the date of this Agreement with any Person (other than the Harvest Parties or an affiliate thereof) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, a Company Acquisition Proposal.

(h)	The Securityholder hereby consents to:

(i)	details of this Agreement being set out in any press release, information circular, including the ParentCo Circular, the Harvest Circular, and court documents produced by Harvest, the Harvest Parties or any of their respective affiliates in connection with the transactions contemplated by this Agreement and the Business Combination Agreement; and

(ii)	this Agreement being made publicly available, including by filing on the System for Electronic Document Analysis and Retrieval (SEDAR) operated on behalf of the Canadian provincial securities regulators.

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(i)	Except as required by applicable law or stock exchange requirements, the Securityholder will not, and will ensure that their affiliates and representatives do not, make any public announcement with respect to the transactions contemplated herein or pursuant to the Business Combination Agreement without the prior written approval of the Harvest Parties.

3.2	Covenants of the Harvest Parties

Subject to Section 4.1, the Harvest Parties will take all steps required of them under the Business Combination Agreement to cause the Arrangement to occur in accordance with the terms of and subject to the conditions set forth in the Business Combination Agreement.

ARTICLE 4

GENERAL

4.1	Termination

This Agreement will terminate and be of no further force or effect upon the earliest to occur of:

(a)	the mutual agreement in writing of the Securityholder and the Harvest Parties;

(b)	written notice by the Securityholder to the Harvest Parties if without the prior written consent of the Securityholder, there is any decrease in the MVS Exchange Ratio or the SVS Exchange Ratio, as applicable;

(c)	the termination of the Business Combination Agreement in accordance with its terms; and

(d)	the completion of the Arrangement.

4.2	Time of the Essence

Time is of the essence in this Agreement.

4.3	Effect of Termination

If this Agreement is terminated in accordance with the provisions of Section 4.1, no Party will have any further liability to perform its obligations under this Agreement except as expressly contemplated by this Agreement, and provided that neither the termination of this Agreement nor anything contained in Section 4.1 will relieve any Party from any liability for any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein.

4.4	Equitable Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunctive and other equitable relief to prevent breaches of this Agreement, and to enforce compliance with the terms of this Agreement without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at law or in equity.

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4.5	Fiduciary Duty

Notwithstanding anything to the contrary herein, nothing herein shall restrict or limit any director or officer of Verano from taking any action required to be taken in the discharge of his or her fiduciary duty as a director or officer of Verano that is otherwise permitted by, and done in compliance with, the terms of the Business Combination Agreement. The Harvest Parties further agree that the Securityholder is not making any agreement or understanding herein in any capacity other than in the capacity as beneficial owner of the Subject Securities.

4.6	Waiver; Amendment

Each party hereto agrees and confirms that any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all of the Parties or in the case of a waiver, by the Party against whom the waiver is to be effective. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right. No waiver of any of the provisions of this Agreement will be deemed to constitute a waiver of any other provision (whether or not similar).

4.7	Entire Agreement

This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the Parties with respect thereto. For greater certainty, the transaction non-disclosure letter agreement entered into in anticipation of entering into this Agreement remains in full force and effect.

4.8	Notices

Any notice, direction or other communication given regarding the matters contemplated by this Agreement (each a “Notice”) (must be in writing, sent by personal delivery, courier or facsimile or electronic mail and addressed:

(a)

if to the Harvest Parties at:

Harvest Health & Recreation Inc.

Suite 201, 1155 West Rio Salado Parkway

Tempe, Arizona 85281

E-mail: [***]

Attention: Jason Vedadi

with a copy (which shall not constitute notice) to:

Bennett Jones LLP

Suite 3400, 100 King Street West Suite

Toronto, Ontario

M5X 1A4

Attention: Sander Grieve

Email:[***]

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(b)	to the Securityholder, at the address set out at Schedule “B” hereto.

Any Notice is deemed to be given and received: (i) if sent by personal delivery or same day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:30 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent by overnight courier, on the next Business Day, (iii) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile or (iv) if sent by email, on the same Business Day that it was sent if the recipient acknowledged receipt prior to 4:30 p.m. (Toronto time), and otherwise, the next Business Day. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a Notice will be assumed not to be changed. Sending a copy of a Notice to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that Party. The failure to send a copy of a Notice to a Party’s legal counsel does not invalidate delivery of that Notice to such Party.

4.9	Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.10	Successors and Assigns

The provisions of this Agreement will be binding upon and enure to the benefit of the parties hereto and their respective heirs, administrators, executors, legal representatives, successors and permitted assigns, provided that no Party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other Party hereto, provided that the Harvest Parties may assign all or part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, any of its affiliates, provided that if such assignment and/or assumption takes place, the Harvest Parties shall continue to be liable joint and severally with such affiliate for all of its obligations hereunder.

4.11	Independent Legal Advice

Each of the Parties hereby acknowledges that it has been afforded the opportunity to obtain independent legal advice and confirms by the execution and delivery of this Agreement that they have either done so or waived their right to do so in connection with the entering into of this Agreement.

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4.12	Further Assurances

The parties hereto will, with reasonable diligence, do all things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party will provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Effective Time.

4.13	Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[The remainder of this page has been intentionally left blank.]

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IN WITNESS OF WHICH the Parties have executed this Agreement as at the date first above written.

[SECURITYHOLDER]

Per:
Name:
Title:

HARVEST HEALTH & RECREATION INC.

Per:
Name:
Title:

1204599 B.C. LTD.

Per:
Name:
Title:

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SCHEDULE A

Exchanged Securities

Owner	Number of Exchanged Securities	Number of Options	Number of Warrants

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SCHEDULE B

Securityholder Address for Notice

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SCHEDULE “D”

HARVEST ARRANGEMENT RESOLUTION

BE IT RESOLVED, AS A SPECIAL RESOLUTION, THAT:

1.	The arrangement (the “Arrangement”) under section 288 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving 1204899 B.C. Ltd. (“ParentCo”), 1204599 B.C. Ltd. (“Newco”) and Harvest Health & Recreation Inc. (“Harvest”), as more particularly described and set forth in the management information circular of Harvest dated ●, 2019 accompanying the notice of this meeting, as the Arrangement may be modified or amended in accordance with its terms, is hereby authorized, approved and adopted.

2.	The plan of arrangement (the “Plan of Arrangement”) involving Harvest, the full text of which is set out as Schedule “A” to the Business Combination Agreement made as of April ●, 2019, among Verano Holdings, LLC, ParentCo, Newco, and Harvest (the “Business Combination Agreement”), as the Plan of Arrangement may be modified or amended in accordance with its terms, is hereby authorized, approved and adopted.

3.	The Business Combination Agreement, the actions of the directors of Harvest in approving the Business Combination Agreement and the actions of the directors and officers of Harvest in executing and delivering the Business Combination Agreement and any amendments thereto in accordance with its terms are hereby ratified and approved.

4.	Notwithstanding that this resolution has been passed (and the Plan of Arrangement adopted) by the shareholders of Harvest or that the Arrangement has been approved by the Supreme Court of British Columbia (the “Court”), the directors of Harvest are hereby authorized and empowered without further notice to or approval of the shareholders of Harvest (i) to amend the Business Combination Agreement or the Plan of Arrangement, to the extent permitted by the Business Combination Agreement or the Plan of Arrangement, and (ii) subject to the terms of the Business Combination Agreement, not to proceed with the Arrangement.

5.	Any one director or officer of Harvest be and is hereby authorized and directed for and on behalf of Harvest to make an application to the Court for an order approving the Arrangement, to execute, under the corporate seal of Harvest or otherwise, and to deliver or file such other documents as are necessary or desirable to give effect to the Arrangement and the Plan of Arrangement in accordance with the Business Combination Agreement.

6.	Any one director or officer of Harvest be and is hereby authorized and directed for and on behalf of Harvest to execute or cause to be executed, under the corporate seal of Harvest or otherwise, and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

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SCHEDULE “E”

PARENTCO ARRANGEMENT RESOLUTION

1204899 B.C. LTD. (the “Company”)

BUSINESS COMBINATION AGREEMENT AND PLAN OF ARRANGEMENT

WHEREAS:

A.	The Company proposes to enter into a business combination agreement (the “Business Combination Agreement”) with and among Harvest Health & Recreation Inc. (“Harvest”), 1204599 B.C. Ltd (“Newco”) and Verano Holdings, LLC (“Verano” and collectively with the Company, Harvest and Newco, the “Parties”) which contemplates an arrangement (the “Arrangement”) under Section 288 of the Business Corporations Act (British Columbia) (the “BCBCA”), whereby the Parties seek to combine their respective companies, all to be owned by the Resulting Issuer, as such term is defined in the Business Combination Agreement;

B.	The Arrangement will be implemented pursuant to, and in accordance with the provisions of a plan of arrangement (the “Plan of Arrangement”) attached as Schedule “A” to the Business Combination Agreement;

C.	The transactions contemplated by the Business Combination Agreement (the “Transactions”), namely the Arrangement, are subject to, among other things, approval by the Supreme Court of British Columbia (the “Court”), and by special resolution of the shareholders, passed either (i) at a meeting of shareholders where at least 66⅔% of the votes cast by the Company’s shareholders holding shares that carry the right to vote are in favour of such resolution, or (ii) in writing by all the shareholders carrying the right to vote at general meetings of the Company;

D.	The sole director of the Company, having reviewed all aspects of the Business Combination Agreement and the Arrangement, has determined that the Business Combination Agreement and the Transactions, including the Arrangement, are in the best interest of the Company and are fair to all of the holders of securities of the Company; and

E.	Accordingly, the sole director wishes to approve the Business Combination Agreement and the Transactions, including the Arrangement, and recommend that the shareholders of the Company vote in favour of the Arrangement and the Transactions.

NOW THEREFORE IT IS RESOLVED THAT:

1.	The Business Combination Agreement, in substantially the form of the draft circulated to the sole director of the Company and the Transactions, are fair to the Company and to the holders of securities of the Company, are in the best interest of the Company, and are hereby approved.

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2.	The sole director of the Company hereby recommends that shareholders of the Company approve the Business Combination Agreement and the Transactions.

3.	The Company be and is hereby authorized to enter into, execute and deliver, and to perform its obligations under, the Business Combination Agreement, in substantially the form of the draft circulated to the sole director of the Company, and the sole director of the Company is hereby authorized and directed to execute and deliver the Business Combination Agreement for and on behalf of the Company, with any and all such amendments thereto as may be approved by the sole director of the Company executing the Business Combination Agreement, such approval to be conclusively evidenced by his or her execution thereof.

4.	The Plan of Arrangement, as the same may be amended, modified or supplemented pursuant to the provisions thereof, is hereby approved and authorized.

5.	The applications, as necessary, to the Court for approval of the Arrangement, and the Transactions be and are hereby ratified, confirmed and approved and the sole director of the Company is hereby authorized to file with the Court all documents, certificates, declarations and other documents as may be necessary or advisable in connection with the Arrangement.

6.	All agreements, documents, deeds, instruments, writings, acts or proceedings connected with or pertaining to the Arrangement which may heretofore have been executed, made, done or performed by the Company or by any one of the director or the officer of the Company, be and are hereby authorized, approved, ratified and confirmed.

7.	Notwithstanding that the resolutions have been passed (and the Arrangement adopted) by the shareholders of the Company in accordance with the interim order of the Court, or that the Arrangement has been approved by the Court, the sole director of the Company is hereby authorized, without further notice to or approval of the shareholders of the Company: (i) to amend the Plan of Arrangement to the extent permitted by the Business Combination Agreement and the Plan of Arrangement; and (ii) subject to the terms of the Business Combination Agreement, not to proceed with the Arrangement or to otherwise give effect to these resolutions.

8.	The sole director of the Company is hereby authorized, for and on behalf and in the name of the Company, to execute and deliver all such agreements, forms, waivers, notices, certificate, confirmations and other documents and instruments, and to do or cause to be done all such other acts and things, as in the opinion of such director may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Business Combination Agreement and the completion of the Plan of Arrangement in accordance with the terms of the Business Combination Agreement, including:

(a)	all actions required to be taken by or on behalf of the Company, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and

(b)	the signing of the certificates, consents and other documents or declarations required under the Business Combination Agreement or otherwise to be entered into by the Company,

such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

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SCHEDULE “F”

LOCKED-UP SHAREHOLDERS

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SCHEDULE “G”

KEY LICENSES

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SCHEDULE “H”

ACQUISITION TARGETS

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SCHEDULE “I”

PIPELINE CONTINGENT ACQUISITIONS

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